UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PERRIGO COMPANY PLC

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NOTICE OF 2019 ANNUAL GENERAL MEETING

Friday, April 26, 2019

8:00 a.m. (GMT)

The 2019 Annual General Meeting (the “AGM”) of Shareholders of Perrigo Company plc (“the Company” or “Perrigo”) will be held on Friday, April 26, 2019 at 8:00 a.m. (GMT) at The Westin Dublin, College Green, Westmoreland Street, Dublin 2, Ireland, The Guinea Room, to:

1.	Elect, by separate resolutions, ten director nominees to serve until the 2020 Annual General Meeting of Shareholders;
2.

Ratify, in a non-binding advisory vote, the appointment of Ernst & Young LLP as the Company’s independent auditor, and authorize, in a binding vote, the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor;

3.	Provide advisory approval of the Company’s executive compensation;
4.	Renew and restate the Company’s Long-Term Incentive Plan;
5.	Approve the creation of distributable reserves by reducing some or all of the Company’s share premium;
6.	Renew the Board’s authority to issue shares under Irish law;
7.	Renew the Board’s authority to opt-out of statutory pre-emption rights under Irish law; and
8.	Transact any other business that may properly come before the meeting.

Proposals 1 – 4 and 6 are ordinary resolutions requiring the approval of a simple majority of the votes cast at the meeting. Proposals 5 and 7 are special resolutions requiring the approval of not less than 75% of the votes cast. All proposals are more fully described in this Proxy Statement.

In addition to the above proposals, the business of the AGM shall include the consideration of the Company’s Irish Statutory Financial Statements for the fiscal year ended December 31, 2018, along with the related directors’ and auditor’s reports and a review of the Company’s affairs.

If you plan on attending the meeting, you may obtain admission tickets at the registration desk immediately prior to the meeting. Shareholders whose shares are registered in the name of a broker, bank or other nominee should bring proof or certificate of ownership to the meeting.

While all shareholders are invited to attend the meeting, only shareholders of record on February 26, 2019 may vote on the matters to be acted upon at the meeting.

Your vote is important. Please consider the issues presented in this Proxy Statement and vote your shares as soon as possible. To do so, you should promptly sign, date and return the enclosed proxy card or proxy voting instruction form or vote by telephone or Internet following the instructions on the proxy card or instruction form.

A shareholder entitled to attend and vote at the AGM is entitled, using the form provided (or the form in section 184 of the Irish Companies Act 2014), to appoint one or more proxies to attend, speak and vote instead of him or her at the AGM. A proxy need not be a shareholder of record.

By order of the Board of Directors

Todd W. Kingma

Executive Vice President, General Counsel

and Company Secretary

March     , 2019

We are once again pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. This e-proxy process expedites shareholders’ receipt of proxy materials while reducing the costs and the environmental impact of our annual meeting. On or about March     , 2019, we mailed to our beneficial owners and consenting shareholders of record a notice of internet availability of proxy materials containing instructions on how to access our proxy statement and Annual Report and how to vote online. All other shareholders will receive a paper copy of the proxy statement, proxy card and Annual Report by mail unless otherwise notified by us or our transfer agent. The notice of internet availability contains instructions on how you can (i) receive a paper copy of the proxy statement, proxy card and Annual Report if you only received a notice by mail or (ii) elect to receive your proxy statement and Annual Report over the Internet if you received them by mail this year.

This Proxy Statement, the Annual Report on Form 10-K and Irish Statutory Financial Statements for the fiscal year ended December 31, 2018, are available at http://www.viewproxy.com/perrigo/2019.

Perrigo Company plc

Proxy Statement

Page

Proxy Summary	i

Corporate Governance	1

Board of Directors and Committees	5

Certain Relationships and Related-Party Transactions	9

Director Compensation	10

Ownership of Perrigo Ordinary Shares	11

Section 16(a) Beneficial Ownership Reporting Compliance	14

Executive Compensation	14

Potential Payments Upon Termination or Change in Control	36

Remuneration Committee Report	43

Equity Compensation Plan Information	44

CEO Pay Ratio	44

Audit Committee Report	45

Proposals to be Voted on:

(1) Election of Directors	46

(2) Ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company and the authorization to fix the remuneration of the auditor	52

(3) Advisory vote on the Company’s executive compensation	54

(4) Renew and restate the Company’s Long-Term Incentive Plan	55

(5) Approve the creation of distributable reserves	65

(6) Renew the Board’s authority to issue shares under Irish law	67

(7) Renew the Board’s authority to opt-out of statutory pre-emption rights under Irish law	68

Presentation of Irish Statutory Financial Statements	69

Annual Report on Form 10-K	70

Questions and Answers and Voting Information	71

Exhibit A	77

Annex A	79

The proxy statement, form of proxy and voting instructions are being mailed to shareholders starting on or about March     , 2019.

Proxy Summary

Here are highlights of important information you will find in this proxy statement. As this is only a summary, we encourage you to review the complete proxy statement before you vote.

Our Annual Meeting

Logistics

Date and Time April 26, 2019 at 8:00 a.m. (GMT)	The Westin Dublin, College Green, Westmoreland Street, Dublin 2, Ireland, The Guinea Room
Record Date February 26, 2019	Shareholders on the close of business on the record date may vote on all matters.

Proposals

Resolutions Proposed for Shareholder Vote	Board Vote Recommendation	Page Reference for Additional Details
1. Election of directors	FOR each nominee	46
2. Ratify, in a non-binding advisory vote, the appointment of Ernst & Young LLP as the Company’s independent auditor, and authorize, in a binding vote, the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor	FOR	52
3. Advisory vote on executive compensation	FOR	54
4. Renew and restate the Company’s Long-Term Incentive Plan	FOR	55
5. Approve the creation of distributable reserves by reducing some or all of the Company’s share premium	FOR	65
6. Renew the Board’s authority to issue shares under Irish law	FOR	67
7. Renew the Board’s authority to opt-out of statutory pre-emption rights under Irish law	FOR	68

Governance

•	Annual director elections
•	9 of 10 director nominees are independent
•	All committee members are independent
•	Board of Directors is diverse in gender, ethnicity, experience and skills
•	Regular Board refreshment
•	Independent directors regularly meet in executive session
•	Separate independent Chair and CEO roles
•	Annual Board and committee assessments
•	Robust stock ownership guidelines
•	Majority voting for directors
•	No shareholder rights plan
•	Board level risk oversight
•	Anti-hedging and anti-pledging policies
•	Regular shareholder engagement

i

Board Refreshment

•	Geoffrey M. Parker and Theodore R. Samuels were appointed to the Board in 2016, with Mr. Samuels beginning his service on January 4, 2017.
•	Bradley A. Alford, Rolf A. Classon, Adriana Karaboutis, Jeffrey B. Kindler and Jeffrey C. Smith were appointed to the Board in 2017.
•	Erica Mann is being recommended for election at this year’s AGM, and after fifteen years of distinguished service, Laurie Brlas and Gary Cohen are coming off the Board.
•	Average tenure: approximately 1.8 years as of the date of the AGM.

Executive Transition/Succession Planning

The Board appointed Murray S. Kessler as President and Chief Executive Officer and a member of our Board in October 2018, following the resignation of Uwe Roehrhoff, who had served in those roles since January 2018, following the retirement of John T. Hendrickson.

2018 Performance Update1

•	Fiscal year 2018 was a year of transition as management and the Board of Directors took decisive action to improve our performance. Specifically, we:

○	Announced the appointment of Uwe Roehrhoff as President and CEO to evaluate the corporate portfolio;
○	Announced the appointment of Ronald L. Winowiecki as CFO, from acting CFO;
○	Announced the appointment of Rolf A. Classon as Chairman of the Board;
○	Announced that the Board of Directors unanimously approved the separation of the Rx business, pivoting Perrigo back to its consumer focus;
○	Expanded our growth strategy with Rx-to-OTC switches through a licensing deal for the OTC version of Nasonex®;
○

Announced the appointment of Murray S. Kessler as President and CEO to design and implement the strategy to transform the Company to a consumer-focused strategy and the evolution from a healthcare company to a self-care company; Mr. Kessler has over 30 years of experience in growing consumer products companies and managing businesses in regulated environments; and

○	Enhanced leadership with the addition of innovation and business intelligence leaders.

•	Delivered net sales of $4.7 billion and adjusted operating profit of $0.9 billion.
•

Increased investments in research and development (“R&D”) to enhance our new product pipeline as well as in advertising and promotion to drive net sales, which were up nearly 5% year-over-year; additional investments were made to address supply constraints.

•	Consumer Healthcare International improved its adjusted operating margin to an annual record of 16% through new products and better selling, general & administrative (“SG&A”) efficiencies.
•	Consumer Healthcare Americas delivered net sales growth of 1.4% year-over-year[2] driven by new products and net sales in the analgesics and dermatological categories.
•	Prescription Pharmaceuticals increased R&D investments by 18% as the team continued to identify attractive opportunities for new products.

[1]	See Exhibit A for reconciliation of Adjusted (non-GAAP) to Reported (GAAP).
[2]	On a constant currency basis and excluding animal health.

•	Achieved 102% operating cash flow conversion to adjusted net income and cash from operations of $643 million.[3]
•	Used balance sheet strength to repurchase approximately 5.1 million shares and pay approximately $105 million in dividends.

Compensation

Executive Compensation Principles

•

Perrigo’s executive compensation program is designed to attract, motivate and retain our executives, including our named executive officers, who are critical to our long-term success, and to ensure that pay is significantly performance-based.

•	Highlights:

What We Do	What We Do Not Do
✓ Place a significant emphasis on variable, at-risk, performance-based pay	☒ Permit hedging or pledging of Perrigo stock ☒ Provide significant perquisites ☒ Reprice options ☒ Provide “single trigger” change in control cash severance benefits
✓ Directly align total reward with shareholder returns through long-term performance
✓ Include clawback provisions in our incentive agreements
✓ Have rigorous stock ownership guidelines
✓ Use an independent compensation consultant
✓ Conduct independent annual risk assessments

Program Design

•	Primary elements include base salary, annual cash incentive and long-term incentive compensation.
•	A substantial portion (greater than 70%, on average) of our executive compensation is performance-based and at-risk.
•	Program is weighted toward long-term equity awards rather than short-term cash compensation to further align interests of executives and shareholders.

[3]	Cash flow conversion to adjusted net income and cash from operations excludes a $50 million payment for Nasonex® OTC.

2018 Compensation

•	For 2018, base salaries for named executive officers were increased for the first time since 2016, following a solid financial performance in 2017.
•

While the performance of the Company in 2018 was disappointing and not where we expected it to be, our pay-for-performance model reflected that reality – both our annual incentive bonus and long-term incentive payouts were below target and well below historic levels:

○	Consistent with our pay-for-performance model, and aligned with the performance of the Company in 2018, the Corporate bonus formulaic payout was at 64.7% of target.
○

Based on our 2018 ROTC of 33.7%, the 2018 tranche of ROTC performance-based equity compensation vested at 0% of target. The ROTC-PSUs are operating as intended and, aligned with the interests of shareholders, provided zero vesting credit for both 2016 and 2018. This resulted in a total three-year payout for the 2016-2018 ROTC PSUs at 58% of target shares, just above threshold.

•

In 2018, named executive officers were granted annual long-term incentive (“LTI”) awards, which were allocated 50% to PSUs that may be earned based on achievement of return on tangible capital (“ROTC”) goals over three years, 20% to PSUs that may be earned based on our relative rTSR performance versus peers over three years, and 30% to stock options vesting over three years.

•	Executive officers received a one-time special retention LTI award in 2018 upon the transition of Murray S. Kessler as CEO.

Questions and Answers and Voting Information

Please see the Questions and Answers and Voting Information section beginning on page 71 for important information about voting, the proxy materials, and deadlines for submitting shareholder proposals and director nominees for the 2020 Annual General Meeting of Shareholders. Additional questions may be directed to Perrigo Company plc, Attn: General Counsel, Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland or GeneralMeeting@perrigo.com.

Corporate Governance

General

We manage our business under the direction of our Board of Directors. The Chief Executive Officer (“CEO”) is a member of, and reports directly to, our Board, and members of our executive management team regularly advise our Board on those business segments for which each executive has management responsibility. Our Board is kept informed through discussions with our CEO and other officers, by reviewing materials provided to them, by visiting our offices and by participating in Board and committee meetings.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that are available on our website (http://www.perrigo.com) under the heading Investors – Corporate Governance – Governance Guidelines. The Board may amend these guidelines from time to time. We will mail a copy of these guidelines to any shareholder upon written request to our Company Secretary, Todd W. Kingma, at Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland or by email at GeneralMeeting@perrigo.com. As part of our ongoing commitment to corporate governance, we periodically review our corporate governance policies and practices for compliance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of both the U.S. Securities and Exchange Commission (“SEC”) and the NYSE.

Code of Conduct

Our Code of Conduct acknowledges that a reputation for ethical, moral and legal business conduct is one of Perrigo’s most valuable assets. In addition to acknowledging special ethical and legal obligations for financial reporting, the Code requires that our employees, officers and directors comply with laws and other legal requirements, adhere to our policies and procedures, avoid conflicts of interest, protect corporate opportunities and confidential information, conduct business in an honest and ethical manner and otherwise act with integrity and in Perrigo’s best interest. Our Code of Conduct is available on our website (http://www.perrigo.com) under the heading Investors – Corporate Governance – Code of Conduct, and we will promptly post any amendments to or waivers of the Code on our website. We will mail a copy of our Code of Conduct to any shareholder upon request to our Company Secretary, Todd W. Kingma, at Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland, or at GeneralMeeting@perrigo.com.

Director Independence

Our Corporate Governance Guidelines provide that a substantial majority of our directors should meet NYSE independence requirements. A director will not be considered independent unless the Board of Directors determines that the director meets the NYSE independence requirements and has no relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based on its most recent annual review of director independence, the Board of Directors has determined that ten of our current eleven directors are independent, including Bradley A. Alford, Laurie Brlas, Rolf A. Classon, Gary M. Cohen, Adriana Karaboutis, Jeffrey B. Kindler, Donal O’Connor, Geoffrey M. Parker, Theodore R. Samuels and Jeffrey C. Smith. The Board has also determined that director nominee Erica L. Mann is independent. Murray S. Kessler is not independent under these standards because he is currently serving as an officer of Perrigo.

In making its independence determination, the Board of Directors has broadly considered all relevant facts and circumstances and concluded that there are no material relationships that would impair these directors’ independence.

Board Oversight of Risk

While management is responsible for day-to-day risk management, the Board of Directors is responsible for the overall risk oversight, and the Audit Committee is responsible for the overall framework for the risk assessment and enterprise risk management process for the Company. The Board’s committees take the lead in discrete areas of risk oversight when appropriate. For example, the Audit Committee is primarily responsible for risk oversight relating to financial statements, the Remuneration Committee is primarily responsible for risk oversight relating to executive compensation and the Company’s compensation policies and practices, along with corporate culture and diversity, and the Nominating & Governance Committee is primarily responsible for risk oversight relating to corporate governance and cybersecurity, along with sustainability and environmental matters. These committees report to the Board of Directors on risk management matters.

Management periodically presents to the Board of Directors its view of the major risks facing the Company, which may include a dedicated “enterprise risk management” presentation. Matters such as risk appetite and management of risk are also discussed at this meeting. In addition, risk is regularly addressed in a wide range of Board discussions, including those related to segment or business unit activities, specific corporate functions (such as treasury, intellectual property, capital allocation and taxation matters), acquisitions, divestitures and consideration of other extraordinary transactions. As part of these discussions, our directors ask questions, offer insights and challenge management to continually improve its risk assessment and management. The Board has full access to management as well as the ability to engage advisors to assist the Board in its risk oversight role.

The following chart provides a summary overview of key areas of risk oversight for the Board and management.

Board of Directors

Oversees Major Risks

Strategic and Competitive – Financial – Brand and Reputational – Legal and Regulatory

Operational – Cybersecurity – CEO Succession Planning

Management Key Risk Responsibilities
• Business units identify and manage business risks	• Central functions design risk framework, including setting boundaries and monitoring risk appetite	• Internal audit provides independent assurance on design and effectiveness of internal controls and governance practices

Board Leadership

Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareholders.

Our current leadership structure consists of a separate Chairman of the Board and Chief Executive Officer, and strong, active independent directors. The Board believes that the Company and its shareholders are well-served by this leadership structure at this time. In addition, having three independent Board Committees chaired by independent directors provides a formal structure for strong, independent oversight of the President and Chief Executive Officer and the rest of the Company’s management team.

Chairman of the Board

In May 2018, the Board appointed Rolf Classon as Chairman of the Board. Previously, between August 2003 and April 2016, the Board of Directors appointed an independent director to serve as lead independent director. In April 2016, the Board decided to separate the roles of the Chairman of the Board and Chief Executive Officer and appointed Laurie Brlas as Chairman of the Board, which eliminated the need for a lead independent director. Ms. Brlas served as Chairman of the Board until May 2018.

The role of the Chairman includes:

•	presiding at all Board meetings, including executive sessions of the independent directors;
•

serving as a liaison between the CEO and the independent directors, including being responsible for communicating with the CEO regarding CEO performance evaluations and providing feedback from the independent director sessions;

•	having the authority to call meetings of the independent directors; and
•	approving Board meeting agendas and schedules to assure there is sufficient time for discussion of all agenda items.

The Chairman is selected from those Perrigo directors who are independent and who have not been a former executive officer of Perrigo. The Chairman position is for an initial term of three years, subject to annual reviews by our Nominating & Governance Committee, annual re-election of that director at the intervening AGMs, and an annual appointment by the independent directors.

Shareholder Engagement

We believe that ongoing, transparent communication with our shareholders is critical to our long-term success. We have a robust shareholder engagement program, and we regularly communicate with our shareholders through a number of forums, including quarterly earnings presentations, investor conferences, securities filings, phone calls, plant tours and individual meetings. During 2018, we engaged in meaningful dialogue with many of our top shareholders, as well as numerous other current and prospective shareholders, on topics such as our business performance and overall corporate strategy, capital allocation, industry and market trends, corporate governance, M&A strategy and executive compensation. Our shareholders have provided us with valuable feedback and external viewpoints that inform the way we think about our business and strategy, and we are committed to a continuing dialogue.

Anti-Hedging and Anti-Pledging Policies

Our insider trading policy prohibits executive officers and directors of the Company from trading in options, warrants, puts and calls or similar instruments on Company securities and holding Company securities in margin accounts, as well as from pledging Company securities as collateral for a loan. In addition, the policy prohibits Company directors and all employees, including executive officers, from selling Company securities “short”, engaging in “short sales against the box”, and entering into hedging or monetization transactions or similar arrangements with respect to Company securities.

Corporate Social Responsibility

We are committed to doing business in a responsible and ethical manner. We have a long history of environmentally sound and efficient operations, safe and healthy working conditions, active engagement in the communities where we are located and strong corporate governance. As reflected in our Corporate Social Responsibility (CSR) Commitment Statement, we remain committed to:

•	Making lives better by bringing quality, affordable self-care products that consumers trust everywhere they are sold;
•	Strong corporate governance;
•	Complying with regulatory and legal requirements;
•	Demonstrating environmental stewardship;
•	Continuously improving packaging sustainability;
•	Protecting human rights of our global employees and challenging our partners to do the same;
•	Diversity of thought, experience and perspective;
•	Providing a safe and healthy work environment for our employees; and
•	Establishing effective community partnerships.

Through these efforts, we strive to minimize our impact on the environment, drive responsible business practices, and ensure the welfare of our employees and the communities in which we operate. To view our annual progress on these commitments, or for more information regarding our CSR program please visit our website and/or download our annual CSR report at https://www.perrigo.com/believe/responsibility.aspx.

Board of Directors and Committees

Perrigo’s Board of Directors met 15 times during 2018. The Board of Directors has standing Audit, Remuneration and Nominating & Governance Committees, and there were a total of 30 committee meetings during 2018. Each director attended at least 75% of the regularly scheduled and special meetings of the Board and Board committees on which he or she served during 2018.

We encourage all of our directors to attend our annual general meetings, and all directors then serving participated in the AGM in 2018.

The Board has adopted a charter for each of the Audit, Remuneration and Nominating & Governance Committees that specifies the composition and responsibilities of each committee. Copies of the charters are available on our website (http://www.perrigo.com) under Investors – Corporate Governance – Committees and are available in print to shareholders upon request to our Company Secretary, Todd W. Kingma, Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland, or GeneralMeeting@perrigo.com.

Audit Committee

During 2018, the Audit Committee met 17 times. The Audit Committee currently consists of the following independent directors: Donal O’Connor (Chair), Laurie Brlas and Geoffrey M. Parker.

The Audit Committee monitors our accounting and financial reporting principles and policies and our internal controls and procedures. It is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm in the preparation and issuance of audit reports and related work, including the resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting. It is also responsible for overseeing the work of our internal audit function. Additional information on the committee and its activities is set forth in the Audit Committee Report on page 45.

As noted above, one of the Audit Committee’s responsibilities is to oversee the Company’s internal control over financial reporting. During 2016, management identified several material weaknesses in our internal controls over financial reporting and, as discussed in our Annual Report on Form 10-K for fiscal 2017, determined the weaknesses related to our income tax accounting processes continued to exist as of December 31, 2017. Since identifying these control deficiencies in 2016, with oversight from the Audit Committee, we took significant steps to remediate our internal control deficiencies in income taxes by redesigning our controls, many of which operated for the first time at December 31, 2017. Our efforts consisted primarily of strengthening our tax organization and designing a suite of controls related to the components of our income tax process, including valuation allowances, uncertain tax positions and non-routine events and transactions, to enhance our management review controls over income taxes. The key remediation actions taken included:

•	Reviewing our income tax processes and controls and enhanced the overall design and procedures performed in calculating our income tax provision on an interim and annual basis;
•	Significantly strengthening our tax capabilities through a combination of key new hires and providing additional resources;
•	Re-designing our management review controls and enhanced the precision of review around the key income tax areas; and
•	Demonstrating consistent operating effectiveness of our management review controls over income taxes over a number of quarterly periods.

We believe our remediation efforts have strengthened our internal control over financial reporting. As described in our Annual Report on Form 10-K for fiscal 2018, the weaknesses have been remediated and our internal controls over financial reporting are effective as of December 31, 2018.

The Board of Directors has determined that each member of the Audit Committee (1) meets the audit committee independence requirements of the NYSE listing standards and the rules and regulations of the SEC and (2) is able to read and understand fundamental financial statements, as required by the NYSE listing standards. The Board has also determined that Donal O’Connor, Laurie Brlas and Geoffrey M. Parker have the requisite attributes of an “audit committee financial expert” under the SEC’s rules and that such attributes were acquired through relevant education and work experience.

Remuneration Committee

During 2018, the Remuneration Committee met 7 times. The Remuneration Committee currently consists of the following independent directors: Jeffrey B. Kindler (Chair), Bradley A. Alford and Theodore R. Samuels.

The Remuneration Committee reviews and recommends to the Board compensation arrangements for the CEO and non-employee directors. It also reviews and approves the annual compensation for executive officers, including salaries, bonuses and incentive and equity compensation, and administers Perrigo’s incentive and other long-term employee compensation plans. The Remuneration Committee also reviews and makes recommendations to the Board regarding corporate culture and diversity initiatives and issues.

The Remuneration Committee engaged FW Cook & Company, Inc. (“FW Cook”) as its independent consultant to provide independent, outside perspective and consulting services on Perrigo’s executive compensation program. Additionally, FW Cook assists the Committee in considering and analyzing market practices and trends as well as management’s compensation recommendations. Perrigo did not retain FW Cook to perform any other compensation-related or consulting services for the Company. Interactions between FW Cook and management were generally limited to discussions on behalf of the Committee or as required to compile information at the Committee’s direction. Based on these factors, its own evaluation of FW Cook’s independence pursuant to the requirements approved and adopted by the SEC and the NYSE, and information provided by FW Cook, the Committee has determined that the work performed by FW Cook did not raise any conflicts of interest.

Additional information regarding the processes and procedures of the Remuneration Committee is presented in the Compensation Discussion and Analysis, beginning on page 14.

Nominating & Governance Committee

During 2018, the Nominating & Governance Committee met 6 times. The Nominating & Governance Committee currently consists of the following independent directors: Jeffrey C. Smith (Chair), Gary M. Cohen and Adriana Karaboutis.

The Nominating & Governance Committee identifies and recommends to the Board qualified director nominees. This committee also develops and recommends to the Board the Corporate Governance Guidelines applicable to Perrigo, leads the Board in its annual review of Board performance and makes recommendations to the Board with respect to the assignment of individual directors to various committees as well as succession planning. The Nominating & Governance Committee also oversees and makes recommendations to the Board regarding Perrigo’s cybersecurity policies and practices as well as sustainability and environmental efforts.

Executive Sessions of Independent Directors

The independent members of the Board of Directors hold regularly scheduled meetings in executive session without management and also meet in executive session with the CEO on a regular basis.

Board and Committee Self-Assessments

The Board and the Audit, Remuneration and Nominating & Governance Committees have historically conducted annual self-assessments. In recent years, the Board has relied on third parties to conduct the annual self-assessments. Through this process, directors evaluate the composition, effectiveness, processes and skills of the Board and individual Committees and identify areas that merit further focus or consideration. The results of the assessments are reviewed and discussed by the Nominating & Governance Committee, which then reports to and leads a discussion with the full Board.

Shareholder Communications with Directors

Shareholders and other interested parties may communicate with any of our directors or with the independent directors as a group by writing to them in care of our Company Secretary, Todd W. Kingma, at Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland. Relevant communications will be distributed to the appropriate directors depending on the facts and circumstances outlined in the communication. In accordance with the policy adopted by our independent directors, any communications that allege or report significant or material fiscal improprieties or complaints about internal accounting controls or other accounting or auditing matters will be immediately sent to the Chair of the Audit Committee and, after consultation with the Chair, may be sent to the other members of the Audit Committee. In addition, the Chairman of the Board will be advised promptly of any communications that allege misconduct on the part of Perrigo management or that raise legal or ethical concerns about Perrigo’s practices or compliance concerns about Perrigo’s policies. The General Counsel maintains a log of all such communications, which is available for review by any Board member upon his or her request.

Director Nominations

The Nominating & Governance Committee is responsible for screening and recommending candidates for service as a director and considering recommendations offered by shareholders in accordance with our Articles of Association. The Board as a whole is responsible for approving nominees. The Nominating & Governance Committee recommends individuals as director nominees based on various criteria, including their business and professional background, integrity, diversity, understanding of our business, demonstrated ability to make independent analytical inquiries and the willingness and ability to devote the necessary time to Board and committee duties. A director’s qualifications in meeting these criteria are considered at least each time the director is recommended for Board membership. Should a new director be needed to satisfy specific criteria or to fill a vacancy, the Nominating & Governance Committee will initiate a search for potential director nominees, and it will seek input from other Board members, including the CEO and Chairman of the Board, senior management and any outside advisers retained to assist in identifying and evaluating candidates.

Shareholders may nominate candidates for consideration at an annual general meeting by following the process described in the Articles of Association and summarized in this proxy statement under “Voting Information – How do I submit a shareholder proposal or director nomination for the next AGM?”

Upon a change in a director’s job responsibility, including retirement, our Corporate Governance Guidelines require the director to tender his or her resignation from the Board. The Nominating & Governance Committee will consider the change in circumstance and make a recommendation to the Board to accept or reject the offer of resignation.

Proxy Access

In July 2017, upon the recommendation of our Board, our shareholders overwhelmingly approved amending our Articles of Association to implement proxy access. Proxy access allows eligible shareholders to include their own director nominees in Perrigo’s proxy materials along with the candidates nominated by the Board. This right is summarized in this proxy statement under “Voting Information – How do I use proxy access to nominate a director candidate for the next AGM?”

Board Refreshment

The Board is committed to thoughtful board refreshment and ongoing board succession planning. During 2016 and 2017, seven new independent directors were added to our Board. Mr. Kessler was appointed as a director upon his appointment as our President and CEO in October 2018, following Uwe Roehrhoff’s resignation from these positions in October 2018.

At this AGM, the Board is recommending that our shareholders elect Erica Mann as a new director. Ms. Mann was identified as a nominee by the Nominating and Governance Committee. In addition, after fifteen years of distinguished service, Laurie Brlas and Gary Cohen are coming off the Board. The Board thanks both Laurie and Gary for their many years of valuable service on the Board and to the Company

As of the date of the AGM, the average tenure of our non-employee directors will be approximately 1.8 years.

Stock Ownership

Under our Corporate Governance Guidelines, each director who is not a Perrigo employee is required to attain stock ownership at a level equal to six times his or her annual cash retainer. Non-employee directors are subject to the same definition of stock ownership and retention requirements as executive officers, the details of which are described in the Compensation Discussion and Analysis – Other Policies, Practices and Guidelines – Executive Stock Ownership Guidelines section, on page 26. All of our non-employee directors and named executive officers are in compliance with these guidelines, either by satisfying applicable ownership levels or complying with the retention requirements.

Certain Relationships and Related-Party Transactions

Our Code of Conduct precludes our directors, officers and employees from engaging in any type of activity, such as related-party transactions, that might create an actual or perceived conflict of interest. In addition, our Board of Directors adopted a Related-Party Transaction Policy that requires that all covered related-party transactions be approved or ratified by the Nominating & Governance Committee. Under that policy, each executive officer, director or director nominee must promptly notify the Chair of the Nominating & Governance Committee and our General Counsel in writing of any actual or prospective related-party transaction covered by the policy. The Nominating & Governance Committee, with input from our Legal Department, reviews the relevant facts and approves or disapproves the transaction. In reaching its decision, the Nominating & Governance Committee considers the factors outlined in the policy, a copy of which is available on our website (http://www.perrigo.com) under the heading Investors – Corporate Governance – Related-Party Transaction Policy.

In addition, on an annual basis, each director and executive officer completes a directors’ and officers’ questionnaire that requires disclosure of any transactions with Perrigo in which he or she, or any member of his or her immediate family, has a direct or indirect material interest in Perrigo. The Nominating & Governance Committee reviews the information provided in response to these questionnaires.

Agreement with Starboard Value LP

On February 6, 2017, we entered into an agreement with Starboard (the “Starboard Agreement”), which was intended to define the ongoing relationship between Perrigo and Starboard in its capacity as a significant shareholder. The Starboard Agreement was reviewed and approved by our Board of Directors in accordance with the terms of our Related-Party Transaction Policy.

As of February 6, 2017, Starboard beneficially owned approximately 6.7% of Perrigo’s outstanding ordinary shares. Pursuant to the Starboard Agreement, we (i) accepted the resignation of Michael J. Jandernoa, Gerald K. Kunkle, Jr., Herman Morris, Jr. and Shlomo Yanai from the Perrigo Board of Directors, and (ii) appointed Jeffrey C. Smith of Starboard and two other independent directors, Bradley A. Alford and Jeffrey B. Kindler, to the Board to fill three of the resultant vacancies. Pursuant to the Starboard Agreement, Starboard had the right to recommend to the Board two additional nominees to serve as independent directors. Upon Starboard’s recommendation, on May 2, 2017, the Board appointed Adriana Karaboutis and Rolf A. Classon as directors and accepted the resignation of Ellen R. Hoffing effective upon Ms. Karaboutis’ and Mr. Classon’s appointments.

With respect to the 2017 AGM, Starboard agreed to, among other things, vote in favor of Perrigo’s director nominees and, subject to certain conditions, vote in accordance with the Board’s recommendation on all other proposals. Starboard also agreed not to submit director nominations or proposals at the 2017 AGM. In addition, we agreed to nominate Messrs. Alford, Kindler, Smith, and Classon and Ms. Karaboutis for re-election at the AGM.

Under the terms of the Starboard Agreement, until the earlier of (i) 15 business days prior to the deadline for the submission of shareholder nominations for the 2018 AGM and (ii) the date that is 100 days prior to the first anniversary of the AGM, Starboard agreed not to, among other things: (a) solicit proxies; (b) join any “group” or voting arrangement; (c) propose certain extraordinary transactions or encourage third parties to do so; (d) call or seek to call an extraordinary general meeting of Perrigo’s shareholders; (e) seek board representation other than as provided in the Starboard Agreement; or (f) influence third parties with respect to the voting or disposition of Perrigo ordinary shares. Starboard also agreed to customary confidentiality restrictions.

The Starboard Agreement expired in February 2018.

Director Compensation

The Remuneration Committee reviews and makes a recommendation to the Board regarding non-employee director compensation. In determining the level and mix of compensation for non-employee directors, the Remuneration Committee considers peer and other market data, practices and trends as well as information and analyses provided by FW Cook, its independent consultant.

In 2018, all of our non-employee directors were paid an annual cash retainer, and a supplemental annual cash retainer was also paid to committee chairs, the Chairman, and non-chair committee members all as described below.

Chairman Annual Cash Retainer:	$150,000
(in lieu of director retainer)

Director Annual Cash Retainer	$75,000

Committee Member Retainer:
Audit	$12,500
Remuneration	$12,500
Nominating & Governance	$ 8,000

Committee Chair Retainer:
(in lieu of member retainer)
Audit	$25,000
Remuneration	$25,000
Nominating & Governance	$16,000

For 2018, our Chairman of the Board and other non-employee directors received annual equity awards in the form of restricted stock units having a value of approximately $375,000 and $300,000, respectively. These awards vest on the earlier of one year from the grant date or the date of the next AGM, and are intended to directly link an element of director compensation to shareholders’ interests.

Directors who are Perrigo employees receive no compensation for their services as directors.

The following table summarizes the 2018 compensation of our non-employee directors who served during the year.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1]	Total ($)

Bradley A. Alford	87,500	300,000	387,500

Laurie Brlas	109,452	300,000	409,452

Rolf A. Classon	127,988	375,000	502,988

Gary M. Cohen	83,000	300,000	383,000

Adriana Karaboutis	83,000	300,000	383,000

Jeffrey B. Kindler	100,000	300,000	400,000

Donal O’Connor	100,000	300,000	400,000

Geoffrey Parker	87,500	300,000	387,500

Theodore R. Samuels	87,500	300,000	387,500

Jeffrey C. Smith	91,000	300,000	391,000

1) Represents the grant date fair value of 3,971 service-based restricted stock units granted to each non-employee director on May 15, 2018 calculated in accordance with U.S. GAAP. As Chair of the Board, Rolf Classon received 4,964 service-based restricted stock units. The shares vest on the earlier of one year after the grant date or the date of the next AGM. The grant date fair value is based on $75.55 per share, the closing price of Perrigo Company plc ordinary shares on the NYSE on the grant date. During 2018, no stock options were granted to non-employee directors. No other unvested stock awards were outstanding as of December 31, 2018.

Ownership of Perrigo Ordinary Shares

Directors, Nominees and Executive Officers

The following table shows how many Perrigo ordinary shares the directors, nominees, and named executive officers, individually and collectively, beneficially owned as of February 26, 2019. The percent of class owned is based on 135,873,069 Perrigo ordinary shares outstanding as of that date. The named executive officers are the individuals listed in the Summary Compensation table on page 31.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a shareholder can vote or transfer and stock options and restricted stock units that are vested currently or become vested within 60 days. Except as otherwise noted, the shareholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

	Ordinary Shares Beneficially Owned	Shares Acquirable Within 60 Days of Record Date (1)	Total	Percent of Class

Directors
Bradley A. Alford	2,748	-	2,748	*

Laurie Brlas	15,329	7,225	22,554	*

Rolf A. Classon	2,217	-	2,217	*

Gary M. Cohen	20,317	7,225	27,542	*

Adriana Karaboutis	2,217	-	2,217	*

Jeffrey B. Kindler	2,745	-	2,745	*

Donal O’Connor (2)	6,423	-	6,423	*

Geoffrey M. Parker (3)	8,879	-	8,879	*

Theodore R. Samuels (4)	11,883	-	11,883	*

Jeffrey C. Smith (5)	10,044,170	-	10,044,170	7.4%

Murray S. Kessler	15,683	-	15,683	*

Named Executive Officers Other Than Directors
Todd W. Kingma (6)	25,587	66,858	92,445	*

Ron Winowiecki	5,663	14,949	20,612	*

Jeffrey R. Needham	11,044	30,376	41,420	*

Svend Andersen (7)	7,200	8,251	15,451	*

Uwe Roehrhoff	8,679	24,050	32,729	*

John T. Hendrickson (8)	11,885	150,731	162,616	*

Directors and Executive Officers as a Group (22 Persons) (9)	10,214,905	242,758	10,457,663	7.7%

* Less than 1%.

(1) Includes stock options that are exercisable within 60 days of the record date as well as restricted stock units that will vest within 60 days of the record date.

(2) Shares owned include 1,198 shares in a retirement fund.

(3) Shares owned include 150 shares in a revocable trust, of which Mr. Parker and his spouse are the trustees, and 5,500 shares in the Geoffrey Parker Roth IRA.

(4) Shares owned include 7,618 shares in the Ted and Lori Samuels Family Trust, of which Mr. Samuels and his spouse are the trustees.

(5) Includes 10,041,425 shares held by certain funds and managed accounts for which Starboard Value LP serves as manager or investment manager. Mr. Smith serves as a Managing Member, Chief Executive Officer, and Chief Investment Officer of Starboard Value LP. Mr. Smith has shared voting and shared dispositive power over Starboard’s shares.

(6) Shares owned include 2,000 shares in Mr. Kingma’s Charitable Remainder Uni-Trust.

(7) All 7,200 shares are owned indirectly via the Panel ApS, an entity wholly-owned by Mr. Andersen.

(8) Shares owned include 9,879 shares owned by the John T. Hendrickson Trust, of which Mr. Hendrickson is the trustee.

(9) See footnotes 1 through 7. Includes directors and executive officers as of February 26, 2019. Of these shares, 10,041,425 are beneficially owned indirectly by Mr. Smith.

Other Principal Shareholders

The following table shows all shareholders other than directors, nominees and named executive officers that we know to be beneficial owners of more than 5% of Perrigo’s ordinary shares. The percent of class owned is based on 135,873,069 Perrigo ordinary shares outstanding as of February 26, 2019.

Name and Address of Beneficial Owner	Ordinary Shares Beneficially Owned	Percent of Class
T. Rowe Price Associates, Inc. (1) 100 E. Pratt Street Baltimore, MD 21202	16,068,975	11.8%

The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	14,936,268	11.0%

Starboard Value LP (3) 777 Third Avenue, 18th Floor New York, NY 10055	10,044,170	7.4%

BlackRock Inc. (4) 55 East 52nd Street New York, NY 10055	8,613,825	6.3%

Franklin Resources, Inc. (5) One Franklin Parkway San Mateo, CA 94403	8,491,469	6.2%

FMR LLC(6) 245 Summer Street Boston, MA 02210	8,091,799	6.0%

1)

T. Rowe Price Associates, Inc. has sole voting power with respect to 5,709,852 of the shares and sole dispositive power with respect to all of the shares. This information is based on a Schedule 13G/A filed with the SEC on February 14, 2019.

2)

The Vanguard Group, Inc. has sole voting power with respect to 149,266 of the shares, shared voting power with respect to 36,721 of the shares, shared dispositive power with respect to 215,329 of the shares and sole dispositive power with respect to 14,195,308 shares. This information is based on a Schedule 13G filed with the SEC on February 11, 2019.

3)

Based on information provided by the shareholder as of February 22, 2019, pursuant to which (a) each of Starboard Value LP, Starboard Value GP LLC, Starboard Principal Co LP and Starboard Principal Co GP LLC has sole voting and dispositive power with respect to 10,041,425 shares; (b) Starboard Value and Opportunity Master Fund Ltd has sole voting and dispositive power with respect to 3,123,464 shares; (c) each of Starboard Value A LP and Starboard Value A GP LLC has sole voting and dispositive power with respect 2,386,757 shares; (d) each of Starboard Leaders Kilo LLC and Starboard Leaders Fund LP has sole voting and dispositive power with respect to 2,018,065 shares; (e) Starboard Value and Opportunity S LLC has sole voting and dispositive power with respect to 446,645 shares; (f) each of Starboard Leaders Select III LP and Starboard Leaders Select III GP LLC Value has sole voting and dispositive power with respect 368,692 shares; (g) each of Starboard Value and Opportunity C LP and Starboard Value R LP has sole voting and dispositive power with respect to 257,947 shares; (h) each of Starboard Value and Opportunity Master Fund L LP and Starboard Value L LP has sole voting and dispositive power with respect to 164,392 shares; (i) Starboard Value R GP LLC has sole voting and dispositive power with respect to 422,339 shares; and (j) each of Jeffrey C. Smith and Peter A. Feld has shared voting and dispositive power with respect to 10,041,425 shares. In addition, Jeffrey C. Smith has sole voting and dispositive power with respect to 2,745 shares he owns directly.

4)

BlackRock Inc. has sole voting power with respect to 7,409,719 of the shares and sole dispositive power with respect to 8,491,469 shares. This information is based on a Schedule 13G/A filed with the SEC on February 6, 2019.

5)

Based on a Schedule 13G filed with the SEC on January 28, 2019 by Franklin Resources, Inc. (“FRI”), Charles B. Johnson and Rupert H. Johnson, Jr. These securities are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of FRI. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Stockholders”) each own in excess of 10% of the outstanding common stock of FRI and are the Principal Stockholders of FRI. FRI and the Principal Stockholders may be deemed to be, for purposes of Rule 13d-3 under the Exchange Act, the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services. However, FRI and the Principal Stockholders disclaim any pecuniary interest in and beneficial ownership of any of such securities. Pursuant to the Schedule 13G, (a) Templeton Global Advisors Limited has sole voting power over 4,823,259 shares, shared voting power over 2,059 shares, and sole dispositive power over 4,852,058 shares, (b) Franklin Advisers, Inc. has sole voting and dispositive power over 1,973,052 shares, (c) Franklin Templeton Investments Corp. has sole voting and dispositive power over 384,530 shares, (d) Franklin Templeton Investment Management Limited has sole voting power over 324,105 shares and sole dispositive power over 324,105 shares, (e) Templeton Investment Counsel, LLC has sole voting power over 320,752 shares and sole dispositive power over 434,515 shares, (f) Franklin Templeton Investments Australia Limited has sole voting power over 23,225 shares and sole dispositive power over 77,080 shares, (g) K2/D&S Management Co., L.L.C. has sole voting and dispositive power over 15,509 shares, (h) Templeton Asset Management Ltd has sole voting power over 13,788 shares, shared voting power over 34,310 shares, sole dispositive power over 184,198 shares, and shared dispositive power over 34,310 shares, and (i) Franklin Templeton Investments (Asia) Limited has sole voting and dispositive power over 11,520 shares.

6)

Based on a Schedule 13G filed with the SEC on February 13, 2019 by FMR LLC (“FMR”) and Abigail P. Johnson. FMR LLC has the sole voting power with respect to 306,564 of the shares and sole dispositive power with respect to 8,091,799 of the shares. The filing reports that Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Board of Trustees.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that Perrigo’s executive officers, directors and 10% shareholders file reports of ownership and changes of ownership of Perrigo ordinary shares with the SEC. Based on a review of copies of these reports provided to us and written representations from executive officers and directors, we believe that all filing requirements were met during 2018, with the exception of one transaction for Mr. Needham occurring on April 2, 2018, that was filed on April 27, 2018, as the result of an administrative error.

Executive Compensation

Compensation Discussion and Analysis

Introduction

Fiscal 2018 was a year of transition at Perrigo. We kicked off a number of initiatives to position the business for long-term growth, while maintaining our focus on operational execution.

A key initiative during 2018 was a comprehensive portfolio evaluation led by former CEO Uwe Roehrhoff. That process generated other initiatives to improve the Company’s performance, including the Board’s decision to separate the Rx business, which will empower the Company to commit its resources to its consumer core and enable both businesses to flourish.

As that decision pivots Perrigo back to its consumer focus and requires a growth strategy to support it, the Board appointed consumer packaged goods veteran Murray S. Kessler as President and CEO. Mr. Kessler has over 30 years of experience in growing consumer products companies and managing businesses in regulated environments. Murray has already begun refocusing our strategy and energizing and inspiring our organization and the Company transitions from a healthcare company to a consumer self-care company.

2018 Performance Highlights4

•	Delivered net sales of $4.7 billion and adjusted operating profit of $0.9 billion.
•

Increased investments in R&D to enhance our new product pipeline as well as in advertising and promotion to drive net sales, which were up nearly 5% year-over-year; additional investments were made to address supply constraints.

•	Consumer Healthcare International improved its adjusted operating margin to an annual record of 16% through new products and better SG&A efficiencies.
•	Consumer Healthcare Americas delivered net sales growth of 1.4% year-over-year[5] driven by new products and net sales in the analgesics and dermatological categories.
•	Prescription Pharmaceuticals increased R&D investments by 18% as the team continued to identify attractive opportunities for new products.
•	Achieved 102% operating cash flow conversion to adjusted net income and cash from operations of $643 million.[6]
•	Used balance sheet strength to repurchase approximately 5.1 million shares and pay approximately $105 million in dividends.

Above all else, we continue to actively listen to our shareholders and take action to respond to their valuable input. Further, we continue to engage with shareholders on a regular basis in order to maintain an open line of communication on executive compensation issues.

Our Named Executive Officers for 2018

In January 2018, John T. Hendrickson stepped down as Chief Executive Officer following the Board’s appointment of Uwe F. Roehrhoff as President and Chief Executive Officer. In February 2018, the Board appointed Ronald L. Winowiecki as Chief Financial Officer, formerly the Senior Vice President of Business Finance and Acting CFO. In October 2018, Uwe F. Roehrhoff stepped down as President and Chief Executive Officer upon the Board’s appointment of Murray S. Kessler as President and Chief Executive Officer.

[4]	See Exhibit A for reconciliation of Adjusted (non-GAAP) to Reported GAAP.
[5]	On a constant currency basis and excluding animal health.
[6]	Cash flow conversion to adjusted net income and cash from operations excludes a $50 million payment for Nasonex® OTC.

Perrigo’s named executive officers for 2018 are:

Named Executive Officer	Position

Murray S. Kessler	President and Chief Executive Officer

Ronald L. Winowiecki	Executive Vice President, Chief Financial Officer

Todd W. Kingma	Executive Vice President, General Counsel and Secretary

Jeffrey R. Needham	Executive Vice President and President, Consumer Healthcare Americas

Svend Andersen	Executive Vice President and President, Consumer Healthcare International

Uwe F. Roehrhoff	Former Chief Executive Officer

John T. Hendrickson	Former Chief Executive Officer

This Compensation Discussion and Analysis provides information about our executive compensation program, the factors that were considered in making compensation decisions for our named executive officers and how we have modified our programs to meet Perrigo’s needs for the future.

Executive Summary

2018 Year in Review

2018 was a year in which the Company underwent a number of leadership changes. In January 2018, Uwe Roehrhoff, an experienced pharmaceutical executive, was appointed President and CEO of Perrigo, replacing, John Hendrickson, who stepped down after more than 30 years of service to Perrigo. Mr. Roehrhoff initiated a strategic roadmap process to evaluate the entire Perrigo portfolio and accelerate growth, however, in August 2018, the Board modified the Company’s strategy and approved a plan to separate the Rx Segment to better enable this unique asset to capitalize on its platform of differentiated generic pharmaceutical products and allow Perrigo to focus on expanding its leading consumer businesses. Soon after this decision, on October 8, 2018, Murray S. Kessler, who has a proven track record with over 30 years in leadership positions among multiple consumer products goods companies, joined Perrigo as President and CEO and as a director to drive Perrigo’s new consumer-focused strategy, following the resignation of Mr. Roehrhoff from those positions on the same day.

2018 Say-on-Pay Voting Results

At the 2018 AGM, our shareholders strongly approved our executive compensation, with over 92% of the votes cast voting in favor of the say-on-pay proposal.

Best Compensation Governance and Practices

Our executive compensation program continues to be grounded in the following policies and practices, promoting sound compensation governance, enhancing alignment of our pay-for-performance philosophy and furthering our named executive officers’ interests with those of our shareholders:

What We Do	What We Do Not Do
✓ Place a significant emphasis on variable, performance-based, and at-risk pay	☒ Permit hedging or pledging of Perrigo stock ☒ Provide significant perquisites ☒ Reprice options ☒ Provide “single trigger” change in control cash severance benefits
✓ Directly align total reward with shareholder returns through long-term corporate, financial, and share price performance
✓ Include clawback provisions in our incentive agreements
✓ Have rigorous stock ownership guidelines
✓ Use an independent compensation consultant
✓ Conduct annual risk assessments

2018 Compensation Decisions

The Committee’s key compensation decisions, based on the Company’s results in 2018, were aligned with actual performance in the year:

Program Element	Committee Decisions
Annual Base Salary	Based on the Committee’s review of the compensation market data and assessment of individual performance in the prior year, as well as Perrigo’s business priorities and strategy, all executive officers received an increase in base pay for 2018 that was in line with other employees, except our former CEOs, John Hendrickson and Uwe Roehrhoff, and our current CEO, Murray Kessler, whose base salaries were determined as part of their respective employment contracts.

MIB Plan	The then-serving named executive officers received annual incentive awards based on corporate, segment, and individual performance under the MIB Plan, which ranged from at 64.7% to 100% of target.

LTI Plan	In 2018, all of the then-serving named executive officers were granted annual LTI awards, which were allocated 50% to PSUs that may be earned based on achievement of ROTC goals over three years, 20% to PSUs that may be earned based on our rTSR performance versus peers over three years, and 30% to stock options vesting over three years.

Program Element	Committee Decisions

Based on 2018 ROTC performance, there was 0% of target vesting credit for the 2018 tranche of the ROTC performance-based equity incentive, which will apply to the full three-year vesting credit for the PSUs granted in the periods ended December 31, 2016, 2017, and 2018. 2018 was the third and final year for the 2016 ROTC PSUs; in combination with ROTC performance in the prior two years, the total payout for 2016 ROTC PSUs was 58% of target.

What Guides Our Executive Compensation Program

Our Executive Compensation Principles

Perrigo’s executive compensation program is designed to attract, motivate and retain our entire executive team, including our named executive offers, who are critical to the long-term success of the company. Perrigo’s executive compensation program reflects our core principles:

•	Pay is linked to performance: A significant portion of total compensation should be variable, performance-based (“at-risk”), and linked to the attainment of specific, measurable objectives.
•

Pay is shareholder-aligned: Compensation should be provided through multiple pay elements (base salaries, annual and long-term incentives) designed to drive sustainable business performance, build a strong internal culture of company ownership, and create long-term value for all our shareholders.

•

Pay opportunities are market-competitive: Provide compensation at levels that will attract, motivate, and retain highly qualified executives who are focused on the long-term best interests of our shareholders.

The core elements of our executive compensation program are summarized in the table below.

Element	Form	What It Does
Base Salary	Cash (Fixed)	Provides a competitive rate of compensation relative to similar positions in pharmaceutical industry and consumer-goods peer companies that enables us to attract and retain critical executive talent.

MIB Plan	Cash (Variable)	Focuses executives on achieving measurable, annual financial and operational goals that drive long-term, sustainable shareholder value.

LTI Plan	Equity (Variable)	Provides incentives for executives to execute on long-term financial/strategic growth goals that drive shareholder value creation and support our long-range talent development and retention strategy.

The charts below show the target compensation of our current Chief Executive Officer in 2019 and our other named executive officers for fiscal 2018. Mr. Kessler did not receive an annual LTI award in 2018, but received a grant of options when he joined Perrigo in October 2018. These charts illustrate that a majority of named executive officer compensation is performance-based and variable (89% for our Chief Executive Officer and an average of 74% for our other named executive officers). The weighting of these pay elements is consistent with the market and best practices and puts a large majority of the named executive officers’ total direct compensation at risk if performance goals are not achieved or if Perrigo performance declines.

The Decision-Making Process

The Role of the Remuneration Committee. The Committee, which is composed entirely of independent directors, oversees our executive compensation program. The Committee works very closely with FW Cook, its independent executive remuneration consultant, and management to examine the efficacy of Perrigo’s executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in the Committee’s charter, which may be accessed at http://perrigo.investorroom.com/corporate-governance.

Each year, the Committee reviews and approves the elements of compensation for all executive officers, including the named executive officers. The Committee submits its recommendations regarding the Chief Executive Officer’s compensation to the independent directors of the Board for approval.

To assist it in making compensation decisions, the Committee annually reviews compensation tally sheets that contain comprehensive historical, current and projected data on the total compensation and benefits package for each of our named executive officers. These tally sheets also include analyses for various termination events (including terminations with and without cause and for death, disability, retirement or following a change of control) so that the Committee can consider and understand the nature and magnitude of potential payouts and obligations under the various circumstances. These tally sheets, which are prepared by management and reviewed by FW Cook, generally contain data that are substantially similar to the data contained in the tables presented below.

The Role of Management. The Chief Executive Officer makes recommendations to the Committee regarding the compensation of all other executive officers for the Committee’s approval. The Chief Executive Officer does not participate in the deliberations of the Committee regarding his own compensation. Management is responsible for implementing the executive compensation program as approved by the Committee and the Board.

The Role of the Independent Consultant. For 2018, the Committee continued to engage FW Cook as its independent remuneration consultant to provide advice on various aspects of our executive and non-employee director compensation programs. Other than the support that it provided to the Committee, FW Cook provided no other services to the Company or Perrigo management.

The Role of Market Comparison Data. The Committee uses information provided by FW Cook regarding the compensation practices of select companies (the “Peer Group”) as one of the factors in evaluating both the structure of our executive compensation program and target levels of compensation. Management also reviews data periodically from Mercer Human Resource Consulting, Willis Towers Watson, Aon Hewitt, the Korn Ferry Hay Group, and others regarding the market positioning for base salary, annual, and long-term incentive target levels for all employees, including executives. The Committee considers this information, together with the factors described above under “Our Executive Compensation Principles”, in determining executive compensation.

For fiscal 2018, the Committee undertook a review of the existing Peer Group. The Committee continued to focus on comparably sized pharmaceutical and consumer goods companies, taking into account continued consolidation in the pharmaceutical industry, as well as Perrigo’s changing strategy and business focus. With the assistance of its independent consultant and management, the Committee considered additions and deletions to the existing Peer Group, and approved the below Peer Group for fiscal 2018 pay decisions, including their use as the rTSR-PSU Peers for the 2018 grants. The Peer Group consists of 16 publicly-traded companies that are similarly sized with comparable customer and/or strategic business profiles:

Baxter International Inc.	Church & Dwight Co., Inc.	Conagra Brands, Inc.

The Clorox Company	Endo International plc	Henry Schein, Inc.

Jazz Pharmaceuticals plc	Mallinckrodt plc	Mylan N.V.

Patterson Companies, Inc.	Prestige Brands Holdings, Inc.	Reckitt Benckiser Group plc

Shire plc	Spectrum Brands Holdings, Inc.	TreeHouse Foods, Inc.

Zoetis Inc.

In establishing compensation levels for the named executive officers, the Committee does not focus exclusively on market comparison data for positions with comparable responsibilities. Instead, that market data is one of many contributing factors that the Committee uses when determining appropriate compensation levels for each element of our program (salary, target annual cash incentives, and equity-based incentives) and for the combined sum of these elements. Although Perrigo does not specifically target a stated pay percentile objective, the Committee considers the 50th percentile of market data to be a valuable indication of what is competitive in the market.

In addition to market comparison data, the Committee also considers an individual’s competencies, experience, and performance against measurable objectives; Company and division financial performance; and the aggregate cost to Perrigo. Ultimately, consideration of market comparison data in setting compensation levels is intended to ensure that our compensation practices are competitive in terms of attracting, rewarding and retaining executives.

2018 Executive Compensation Program in Detail

Base Salaries

Name	FY2017 Base Salary	FY2018 Base Salary
Murray S. Kessler	N/A	$1,200,000
Ronald L. Winowiecki*	$400,000	$625,000
Todd W. Kingma	$526,330	$545,000
Jeffrey R. Needham	$507,500	$600,000
Svend Andersen**	$500,000	$540,000
Uwe R. Roehrhoff***	N/A	$1,000,000
John T. Hendrickson***	$900,000	$900,000
*	Appointed to CFO in February 2018, FY2018 value represents promotional base salary.

**	Amounts paid in pounds sterling were converted to U.S. dollars based on foreign exchange rates on the last day of the respective fiscal year.

***	Mr. Roehrhoff left the Company on October 8, 2018, and Mr. Hendrickson left the Company on March 15, 2018.

The Committee approves base salaries for the named executive officers other than the CEO. For the CEO, the Committee submits its recommendation for the CEO base salary to the independent directors of the Board for approval. In approving a named executive officers’ base salary, the Committee may consider comparisons among positions internally and externally, proxy and survey data, performance against measurable objectives, job experience and unique role responsibilities. To assist the Committee in this process, each year the CEO provides the Committee with base salary recommendations for each of the other named executive officers, as well as summaries of such named executive officers’ individual performance.

The named executive officers are eligible for annual salary increases based on an evaluation of individual performance and the market level of pay for comparable positions at other companies in the Peer Group. Named executive officers are also eligible for salary adjustments in the event of promotions or other changes/increases in role responsibilities.

For 2018, at the recommendation of the CEO, the Committee approved increases in base salaries for the named executive officers that were in line with other employees.

Annual Incentive Award Opportunities

The Management Incentive Bonus Plan (“MIB Plan”) is designed to motivate and reward the named executive officers for achieving and exceeding specific, measurable financial goals that support our objective of sustainably increasing long-term shareholder value. Participants in the MIB Plan include our named executive officers, other management-level personnel, and other eligible employees. Substantially all other employees participate in other annual incentive plans. MIB Plan awards are paid in cash.

Near the beginning of each annual performance period, the Board approves the financial plan for that year, from which the Committee determines and approves the performance target goals and payout schedules for the MIB Plan. These goals and individual bonus targets, which are stated as a percentage of salary, are then communicated to the participants. The payout schedules reflect a range of potential award opportunities that are set around the targets.

Individual performance goals were not a formulaic input for determining the bonus opportunity in 2018. However, to ensure that awards reflect a named executive officer’s contribution to our results, the Committee has, or, in the case of the CEO, the independent directors have, the discretion to adjust any named executive officer’s actual award up by as much as 50%, or down to as low as 0% payout based on individual performance, provided that, in the case of any upward adjustment, the maximum incentive award payout for any individual executive is capped at 200% of the target award opportunity.

Target Award Opportunity. The 2018 target MIB Plan award opportunities for the named executive officers are shown in the table below. The range of award opportunities is listed in the Grants of Plan-Based Awards for 2018 table on page 33.

Named Executive Officer	2018 Target Bonus (as % of Salary)
Mr. Kessler	125%

Mr. Winowiecki	80%

Mr. Kingma	65%

Mr. Needham	65%

Mr. Andersen	65%

Mr. Roehrhoff*	125%

Mr. Hendrickson*	120%
*	Mr. Roehrhoff left the Company on October 8, 2018, and Mr. Hendrickson left the Company on March 15, 2018.

MIB Plan Design. Near the beginning of 2018, the Board approved the 2018 financial plan, from which the Committee determined and approved the performance target goals and payout schedules for the 2018 Corporate and Segment MIB Plans. All Named Executive Officers participate in the Corporate MIB Plan, except for Business Segment Leaders who participate in their respective Segment plans. Operating Income (“OI”) and Days Working Capital (“DWC”) performance are weighted, for Corporate MIB, 80% OI and 20% DWC, and for Segment MIB, 40% Corporate OI, 40% Segment OI, and 20% DWC.

Perrigo Company plc

CY 2018 MIB Plan Targets and Actual Results

		Threshold*	Target	Maximum	Actual
		(50% Payout)	(100% Payout)	(200% Payout)
Corporate	OI ($mil.)	$863.1	$1,078.9	$1,294.7	$900.8
	DWC	131.9 days	109.9 days	87.9 days	114.9
CHC Americas	OI ($mil.)	$432.6	$540.8	$648.9	$475.4
	DWC	136.7 days	113.9 days	91.1 days	114.1
CHC Intl.	OI ($mil.)	$197.7	$247.1	$296.5	$242.1
	DWC	126.7 days	105.6 days	84.5 days	105.6

* Performance below the threshold level on each metric would result in no payout for that metric.

Under the MIB Plan, the Committee may adjust performance measures to prevent dilution or enlargement of awards by excluding the effects of, among other things, extraordinary, unusual or non-recurring items, asset impairments, and non-cash items. Perrigo’s adjusted MIB OI performance for 2018 was $900.8 million, which consisted of a $236.5 million profit from operations as reported in our financial statements, plus $664.3 million of net, non-operational adjustments reviewed and approved by the Committee. These adjustments included $224.4 million of asset impairments and $338.6 million of amortization expense, as well as charges related to acquisitions and divestitures not included in Perrigo’s original plan for 2018, restructuring charges, separation and reorganization expense, and unusual litigation charges.

The independent directors in the case of the CEO, and the Committee in the case of the other named executive officers, have the ability to adjust individual MIB payouts based on personal performance. Individual adjustments may be based on the assessment of personal performance, segment performance, contributions to business success and, in some cases, overall Company performance.

Messrs. Roehrhoff, Hendrickson, Winowiecki, and Kingma received the full payouts for which they were eligible based solely on overall corporate results, which were 64.7% of target, with Messrs. Roehrhoff and Hendrickson’s payouts prorated for the time they worked during the year. Payouts for Messrs. Needham and Andersen were 85% and 88% of target, respectively, reflecting the personal and business unit performance versus each of the goals. Payout for Mr. Kessler was 100% of target, prorated for the time worked during the year, reflecting the RemCo’s evaluation of his performance since being hired.

On February 13, 2019, the Company amended and restated the MIB Plan to (i) provide for increased flexibility in plan administration due to the elimination of the performance-based compensation exception under Section 162(m) of the Internal Revenue Code, (ii) provide the CEO the authority to grant incentive bonuses to non-executive employees, and (iii) authorize the Remuneration Committee to approve amendments to the plan.

Long-Term Incentive Award Opportunities

Long-term stock-based compensation, awarded under our shareholder-approved LTI plan, is intended to motivate and reward executives for creating sustainable shareholder value as reflected in the total shareholder return of Perrigo’s ordinary shares. Awards under the LTI Plan may be in the form of incentive stock options, non-statutory stock options, stock appreciation rights or stock awards, including restricted shares or restricted share units, or performance shares or performance units. We provide long-term incentive opportunities solely through stock-based awards.

As a variable component of compensation, the amount realized from stock-based compensation will vary based on the market price of Perrigo’s ordinary shares. In addition, performance-based restricted stock units are only earned if specific, measurable financial and/or market-based performance goals are achieved.

The Committee sets stock-based grant levels based on consideration of a named executive officers’ position, review of market competitive practices and the aggregate expense impact to Perrigo. Grants to named executive officers are subject to the approval of the Committee and, in the case of the CEO, the independent directors.

During our regularly scheduled meetings in the first quarter of the calendar year, the independent directors approve all regular annual stock-based awards for the CEO, and the Committee approves all stock-based awards for the other named executive officers, as well as the maximum potential total grants for other employee levels. All regular annual stock-based awards are granted on, and priced at, the closing price of Perrigo’s stock on the fifth trading day after Perrigo publicly releases its year-end earnings for the previous fiscal year.

Off-cycle stock-based awards may be granted at various times during the year to new hires or to existing non-executive employees under special circumstances (e.g. promotions, retention, performance, etc.) through the shareholder-approved LTI Plan. Off-cycle stock-based awards may also be granted during the year to the executive officers other than the CEO with the approval of the Committee and to the CEO with the approval of the independent directors as permitted under the LTI Plan. Such awards are priced at the closing price of Perrigo’s shares on the day the awards are granted.

2018 LTI Plan Grants. All of the named executive officers, with the exception of Messrs. Kessler and Hendrickson, received their target annual LTI Plan award grant for 2018, which consisted of 50% ROTC-PSUs that may be earned based on achievement of ROTC goals over three years, 20% rTSR-PSUs that may be earned based on our rTSR performance versus peers over three years, and 30% stock options vesting over three years. In addition to the annual LTI plan awards provided in 2018, named executive officers received a retention award upon the hire of Murray Kessler as CEO. Mr. Kessler was given a sign-on grant of stock options upon becoming CEO in October 2018, in order to align his compensation with the achievement of Perrigo’s strategic transformation. The table below shows the LTI Plan award values granted in fiscal 2018 for each of the named executive officers.

Named Executive Officer	ROTC PSUs At Target*	rTSR PSUs At Target*	Stock Options**	RSUs***	Target Total Grant Value

Mr. Kessler	-	-	110,074	-	2,500,000

Mr. Winowiecki	8,817	3,527	17,084	8,585	2,125,000

Mr. Kingma	8,229	3,292	15,945	7,486	1,945,000

Mr. Needham	7,054	2,822	13,667	14,411	2,300,000

Mr. Andersen	6,025	2,410	11,674	7,527	1,572,952

Mr. Roehrhoff	37,237	14,895	72,149	5,721	6,854,485

Mr. Hendrickson	-	-	-	-
*	Award amounts for PSUs were determined based on the closing price of Perrigo ordinary shares on the date of grant.

**	Award amounts were calculated based on Black-Scholes values.

***	RSU retention grant awarded on October 8, 2018; for Mr. Roehrhoff the value represents his award granted to him upon joining Perrigo in January 2018.

ROTC PSUs

Fifty percent of each executive’s target annual grant value is in the form of ROTC-PSUs. The number of ROTC-PSUs to be earned for the 2018 grant is dependent on Perrigo’s performance during three distinct performance periods (for which a separate ROTC goal is established) as follows:

•	January 1, 2018 through December 31, 2018;
•	January 1, 2019 through December 31, 2019; and
•	January 1, 2020 through December 31, 2020.

The Board sets challenging target ROTC goals based on each year’s financial plan. Earned awards, if any, can range from 0% to 200% of the target number of shares granted and will become 100% vested on March 8, 2021 (three years from the grant date).

The Committee selected ROTC as the performance measure for these PSUs because it measures our ability to generate profits from the effective use of all tangible capital invested in the business. Tangible capital is defined as Perrigo’s operating assets and liabilities excluding all acquisition-related intangible assets and goodwill. ROTC is calculated by dividing Perrigo’s net operating profit after tax (“NOPAT”) by its tangible capital. Both management and the Board of Directors regularly review both ROTC and return on invested capital (“ROIC”) to measure Perrigo’s ability to provide a return on all assets greater than its cost of capital. The ROIC calculation includes goodwill as well as intangible assets from acquisitions.

CY2018 Budget ROTC1		CY2018 Actual ROTC[1]
NOPAT	852.0	NOPAT	711.6
Tangible Capital	2,206.9	Tangible Capital	2,112.5
ROTC	38.6%	ROTC	33.7%

	CY2016	CY2017	CY2018

Maximum (200% Vesting)	81.3%	40.1%	42.5%

		39.2%

Target (Plan—100% Vesting)	73.9%	36.5%	38.6%

Minimum (50% Vesting)	66.5%	32.8%	34.7%

	62.3%		33.7%

Performance Period Vesting Credit	0%	173%	0%

	a	b	c

Performance Vesting Credit for CY16 Grant2 (a+b+c)/3 =		58%

1. Return on Tangible Capital = ROIC, excluding impact of goodwill, intangibles and related amortization and non-operating results, consistent with prior year's metric.

2018 ROTC performance of 33.7% resulted in an actual vesting credit of 0% of target for 2018, which will be relevant for any performance period that includes 2018.

With respect to the ROTC-PSUs that vested following fiscal 2018, the vesting credits for fiscal 2018, fiscal 2017, and fiscal 2016 were 0%, 173%, and 0%, respectively, based on Perrigo’s financial performance. Given these percentages, the full three-year vesting credit for the PSUs granted in fiscal 2016 was 58% of target. Information regarding fiscal 2016 grant is included in footnote 4 to the Outstanding Equity Awards at 2018 Year End table on page 34. The actual number of restricted stock units that vested in 2018 for each of our named executive officers is listed under Number of Shares Acquired on Vesting in the Option Exercises and Stock Vested in 2018 table on page 35.

The per-share accounting cost of the ROTC PSUs is based on the stock price on the grant date. The ultimate expense for the ROTC-PSUs is based on the number of shares actually earned and is accrued over the three-year performance period.

The grant date fair value, as calculated under the applicable accounting standard (FASB ASC Topic 718), for 2018 stock-based grants is presented in the Grants of Plan-Based Awards for 2018 table on page 33.

rTSR PSUs

The Committee approved the continued use of rTSR as the performance metric with a three-year measurement period in the performance-based equity mix to continue alignment of executive compensation with long-term Company performance. The rTSR-PSUs account for 20% of each executive’s target and grant value. The Committee believes the rTSR PSUs in the LTI mix further aligns executive interests with that of shareholders. The inclusion of rTSR elevates the percentage of each executive’s LTI grant that is subject to measurable performance achievement, and provides for a relative external performance metric to balance the internal performance metric of ROTC.

The number of rTSR PSUs that may be earned is based on our relative total shareholder return versus peer companies, measured cumulatively over the three-year performance period. Total shareholder return for Perrigo and the peer companies is calculated using an average of adjusted closing prices for the 30-trading day periods starting on the first and ending on the last day of the performance period (January 1, 2018 and December 31, 2020, respectively, for the 2018-2020 rTSR PSUs). Earned shares can range from 0 to 200% of the target number of rTSR PSUs, as outlined in the following table.

2018-2020 Relative TSR Percentile Rank	Payout (% of Target Shares)

>= 80th Percentile	200%

55th Percentile	100%

30th Percentile	50%

<30th Percentile	0%

Payout for performance between levels is linearly interpolated. If our absolute TSR is negative, the maximum number of shares that may be earned is 100% of target, regardless of our relative performance. In addition, the overall earned value is capped at 500% of the target value.

Other Policies, Practices and Guidelines

Executive Stock Ownership Guidelines

Consistent with our compensation philosophy of tying a significant portion of the total compensation to performance, our executive compensation program facilitates and encourages long-term ownership of Perrigo stock. Our stock ownership guidelines reinforce that philosophy by requiring executive officers to maintain specific levels of stock ownership.

Each executive officer is required to attain certain target levels of stock ownership. These ownership guidelines are expressed in terms of a multiple of base salary. The current ownership guidelines are as follows:

•	Chief Executive Officer: 6 times base salary
•	Executive Vice President: 3 times base salary
•	Senior Vice President: 2 times base salary

For purposes of determining an executive officer’s stock ownership, at least fifty percent (50%) must consist of (i) shares purchased on the open market, (ii) shares owned jointly with a spouse and/or children, (iii) shares acquired through the exercise of stock options or vesting of restricted shares or restricted stock units, or (iv) shares held through the Perrigo Company Profit-Sharing and Investment Plan. The balance of an executive officer’s stock ownership may be satisfied through (a) unvested but earned performance-based restricted stock shares or restricted share units that have not been forfeited, and (b) unvested service-based restricted shares or restricted share units that have not been forfeited.

Until each executive officer attains the applicable target stock ownership level, he or she is required to retain a stated percentage of shares received through our incentive plans, including shares obtained through the exercise of stock options, vesting of restricted shares, payout of performance shares and any other vehicle through which the individual acquires shares. At any time that an executive’s direct stock ownership is below the required levels set forth above, (i) with respect to restricted shares and units, he or she is restricted from selling more than 50% of the net shares received following the vesting of any service-based or performance-based restricted shares or restricted share units under any of the Company’s compensation plans, and (ii) with respect to stock options, he or she is restricted from selling more than 50% of the net value received upon the exercise of any stock option (i.e. after the cost of the option and taxes are remitted), such that at least 50% of the net value received upon the exercise of any stock option must be converted to directly owned shares. In these cases, however, the participants must still adhere to the retention requirements with respect to the remaining shares.

As of the end of 2018, all of our executive officers, including our named executive officers, were in compliance with these guidelines, either by satisfying applicable ownership levels or complying with the retention requirements.

Clawback Policy

Our MIB Plan and the grant documents for the LTI Plan include claw-back provisions that allow Perrigo to recover incentive compensation paid to an executive if Perrigo’s financial results are later restated due to the individual’s misconduct, including, without limitation, fraud or knowing illegal conduct.

Anti-Hedging and Anti-Pledging Policy

Our insider trading policy prohibits executive officers and directors from trading in options, warrants, puts and calls or similar instruments on Perrigo securities and holding Perrigo securities in margin accounts, as well as from pledging Perrigo securities as collateral for a loan. In addition, the policy prohibits our directors and all employees, including executive officers, from selling Perrigo securities “short,” engaging in “short sales against the box,” and entering into hedging or monetization transactions or similar arrangements with respect to Perrigo securities.

Compensation Risk Assessment

At the Committee’s request, FW Cook, the Committee’s independent consultant, conducted an assessment of Perrigo’s compensation policies and practices for 2018 to determine whether any practices might encourage excessive risk taking on the part of executives. This assessment included a review of Perrigo’s pay philosophy, competitive position, annual incentive arrangements (including broad-based incentive plans, based on an inventory of such plans that management provided to FW Cook) and long-term incentive arrangements (including stock option, restricted stock unit and performance share unit design, as well as potential mitigating factors such as stock ownership requirements, caps on incentive plan payouts, and recoupment policies).

After considering FW Cook’s assessment, the Committee concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and are not designed in such a way to encourage executives and employees to take unnecessary risks that would be reasonably likely to have a material adverse effect on Perrigo.

Benefits and Perquisites

Retirement Benefits. We offer retirement benefit plans to provide financial security and to facilitate employees’ saving for their retirement. We make annual contributions under our Profit Sharing Plan for employees, including the executive officers. We also make matching contributions up to the limits as defined in the applicable regulations under our 401(k) Plan to certain of our employees, including the named executive officers.

Executive Perquisites. We provide a limited number of perquisites to our named executive officers. Benefits and perquisites may include supplemental long-term disability insurance premiums, executive physical exams, relocation benefits, pension emolument benefits and financial counseling/tax advice.

Non-Qualified Deferred Compensation Plan. We maintain a Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) that allows certain executives, including the named executive officers, and other management level personnel to voluntarily elect to defer base salary and earned annual incentive awards. Under that plan, we provide annual profit-sharing contributions and matching contributions that cannot be provided under Perrigo’s Profit-Sharing and Investment Plan (the “Tax-Qualified Plan”) because of the limitations of Sections 415 and 401(a)(17) of the Code. Code Section 415 limits the total annual additions to a participant’s account under the Tax-Qualified Plan to a specified dollar amount, which was $55,000 for 2018. Code Section 401(a)(17) limits total compensation that can be considered under the Tax-Qualified Plan. This limit is currently $275,000. Due to these limits, certain Perrigo employees would not receive profit-sharing contributions and matching contributions under the Tax-Qualified Plan on their full compensation. Therefore, we provide affected employees who contribute to the Deferred Compensation Plan, including the named executive officers, a company match and a profit sharing contribution under the Deferred Compensation Plan that they would have been eligible for under the Tax-Qualified Plan but for the limitations under the Code.

Employment Agreements (Severance Benefits)

We typically do not enter into employment agreements with our executives other than our CEO. We entered into an employment agreement with Mr. Kessler when he was appointed as President and CEO in October 2018. The key compensation terms of this agreement are summarized below. Post-employment payments under the CEO’s employment agreement are presented in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 36.

In January 2018, we entered into an employment agreement with Uwe Roehrhoff in connection with his appointment as President and CEO.

Additionally, in January 2018, based on Svend Andersen’s move to the United Kingdom during 2018, and based on U.K. law, we entered into an employment contract with him. The key compensation terms of Mr. Andersen’s agreement are summarized below.

All other named executive officers are subject to our Executive Committee Severance Policy in the event of termination other than for cause and not in connection with a change in control. Under this policy, executives terminated without cause or who resign for good reason would receive severance pay over 18 months in an amount equal to the one and a half times the sum of the eligible executive’s base salary and target bonus. This policy also provides for career transition assistance (capped at $25,000), an 18-month waiver of COBRA premiums, and a pro rata bonus payment for the year in which the termination occurs. The Executive Committee Severance Policy will terminate on January 15, 2020, after which time executive officers will be subject to our general severance policy.

Mr. Kessler

Mr. Kessler’s employment agreement became effective on October 8, 2018. Consistent with our emphasis on performance-based pay, the majority of Mr. Kessler’s annual compensation is stock-based with the ultimate value realized based on Perrigo’s stock price performance. In accordance with his employment agreement, Mr. Kessler’s compensation includes: a base salary; participation in the MIB Plan; annual grants of equity under the LTI Plan; and participation in Perrigo’s other employee benefit plans.

The employment agreement provides for an initial term of three years, subject to automatic renewal thereafter for one-year periods unless either party provides 180 days’ prior notice of non-renewal. The agreement contains customary confidentiality obligations, non-competition restrictions for two years from the date of termination of employment and non-solicitation restrictions for two years from the date of termination of employment.

If Mr. Kessler were involuntarily terminated by us without cause or voluntarily terminated for good reason (as defined in the agreement), he would receive cash severance benefits and continued vesting of certain stock-based awards. The circumstances under which severance benefits are triggered and the resulting payouts are generally consistent with market practices.

On February 13, 2019, Mr. Kessler’s employment agreement was amended to avoid the unintended forfeiture of equity compensation if he were to retire after the initial three-year term of his contract. It now provides for accelerated vesting of awards granted under the LTIP (other than PSUs, which will vest or be forfeited based on the attainment of performance goals) so long as Mr. Kessler attains age 62 prior to his termination from employment.

Mr. Roehrhoff

Mr. Roehrhoff’s employment agreement became effective on January 15, 2018. Consistent with our emphasis on performance-based pay, the majority of Mr. Roehrhoff’s annual compensation was stock-based with the ultimate value realized based on Perrigo’s stock price performance. In accordance with his employment agreement, Mr. Roehrhoff’s compensation included: a base salary; participation in the MIB Plan; annual grants of equity under the LTI Plan; and participation in Perrigo’s other employee benefit plans.

The employment agreement provided for an initial term of three years, subject to automatic renewal thereafter for one-year periods unless either party provided 180 days’ prior notice of non-renewal. The agreement contained customary confidentiality obligations, non-competition restrictions for two years from the date of termination of employment and non-solicitation restrictions for two years from the date of termination of employment.

If Mr. Roehrhoff were involuntarily terminated by us without cause or voluntarily terminated for good reason (as defined in the agreement), he would have received cash severance benefits and continued vesting of certain stock-based awards. The circumstances under which severance benefits would have been triggered and the resulting payouts were generally consistent with market practices.

Mr. Hendrickson

Mr. Hendrickson’s employment agreement became effective on August 3, 2016. Consistent with our emphasis on performance-based pay, the majority of Mr. Hendrickson’s annual compensation is stock-based with the ultimate value realized based on Perrigo’s stock price performance. In accordance with his employment agreement, Mr. Hendrickson’s compensation included: a base salary; participation in the MIB Plan; annual grants of equity under the LTI Plan; and participation in Perrigo’s other employee benefit plans.

The employment agreement provided for an initial term of three years, subject to automatic renewal thereafter for one-year periods unless either party provides 180 days’ prior notice of non-renewal. The agreement contained customary confidentiality obligations, non-competition restrictions for two years from the date of termination of his employment and non-solicitation restrictions for two years from the date of termination of his employment.

If Mr. Hendrickson were involuntarily terminated by us without cause or voluntarily terminated for good reason (as defined in the agreement), he would have received cash severance benefits and continued vesting of certain stock-based awards. The circumstances under which severance benefits would have been triggered and the resulting payouts are generally consistent with market practices.

In connection with the announcement that Mr. Hendrickson would be stepping down as CEO, we entered into an amendment to Mr. Hendrickson’s employment agreement on June 5, 2017 to ensure management continuity in a critical turnaround year. Mr. Hendrickson agreed to remain with the Company until his successor commenced employment, and for up to 60 days thereafter to assist in the transition (the “Transition Date”). The amendment provided that if Mr. Hendrickson remained employed through the Transition Date, he would be deemed to have been terminated without cause and would receive the separation payments and benefits to which he was otherwise entitled, which remained unchanged from his prior agreement.

Mr. Andersen

Mr. Andersen’s employment agreement became effective on January 17, 2018. In accordance with his employment agreement, Mr. Andersen’s compensation includes a base salary; participation in the MIB Plan; annual grants of equity under the LTI Plan; and certain travel and relocation benefits.

The employment agreement has an indefinite term and will continue unless either party provides six months’ prior notice of termination. The agreement contains confidentiality provisions as well as non-competition and non-solicitation provisions for ranging from six months to one year from the date of termination of his employment.

Summary Compensation Table

The following table summarizes the compensation of our named executive officers for 2018, 2017, and 2016.

Name and Principal Position	Fiscal Year	Salary($)	Bonus($)(1)	Stock Awards($)(2)	Option Awards($)(3)	Non-Equity Incentive Plan Compensation($)(4)	All Other Compensation($)(5)	Total($)
Murray Kessler	2018	277,692	950,000	-	2,500,001	349,315	25,822	4,102,830
Chief Executive Officer,
President(6)

Uwe Roehrhoff	2018	425,000	527,383	4,954,158	1,900,405	619,122	3,504,268	11,930,336
Chief Executive Officer,
President(7)

John T. Hendrickson Chief	2018	211,731	-	-	-	143,630	4,014,196	4,369,557
Executive Officer(8)	2017	900,000	-	4,200,001	1,799,990	1,322,676	99,561	8,322,229
	2016	810,521	-	3,437,040	1,473,024	-	79,312	5,799,896

Ronald L. Winowiecki	2018	621,875	250,000	1,674,969	449,993	323,500	39,520	3,359,857
Executive Vice President, Chief	2017	479,137	116,698	735,074	164,995	509,444	27,699	2,033,047
Financial Officer

Todd W. Kingma	2018	540,333	-	1,524,957	419,991	229,038	53,535	2,767,854
Executive Vice President, General	2017	526,330	-	918,781	393,746	418,988	67,458	2,325,303
Counsel and Secretary	2016	522,498	-	875,016	374,989	-	92,434	1,864,937

Jeffrey R. Needham	2018	576,875	-	1,940,068	359,989	331,500	47,794	3,256,225
Executive Vice President,	2017	507,500	-	639,391	274,056	403,998	45,324	1,870,269
Consumer Healthcare	2016	505,625	-	608,932	260,998	170,000	52,869	1,598,424

Svend Andersen	2018	534,124	-	1,265,447	307,493	308,880	30,622	2,446,566
Executive Vice President, President Consumer Healthcare International(9)

1) Represents any cash bonus with the exception of the Annual Bonus (captured in the column “Non-Equity Incentive Plan Compensation”): for Mr. Kessler, a sign-on bonus of $950,000 in 2018; for Mr. Roehrhoff, a sign-on bonus of €425,000 in 2018 (converted using a foreign currency exchange rate on February 19, 2018); for Mr. Winowiecki, a retention award of $66,968 and a promotion award of $50,000 in 2017 and a bonus of $250,000 in 2018, six months after he was appointed Chief Financial Officer.

2) Represents the full grant date fair value of stock awards granted in the years shown, calculated in accordance with U.S. GAAP. Stock awards include service-based restricted stock units and performance-based restricted stock units. For the performance-based stock awards, the amounts reported were valued using the closing market price of our ordinary shares on the date of grant assuming payout at target performance of 100% (the probable outcome of the relevant performance conditions as of the grant date). See the Grants of Plan-Based Awards for 2018 table for additional information regarding the full grant date fair value for all stock awards. Additional weighted average valuation assumptions related to stock awards are included in the stockholders’ equity note of the audited financial statements included in our Annual Report on Form 10-K for the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016.

3) Represents the full grant date fair value of stock options granted in the fiscal years shown, calculated in accordance with U.S. GAAP. Stock options were valued using the Black-Scholes model. Additional weighted average valuation assumptions related to option awards are included in the stockholders’ equity note of the audited financial statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016.

4) The compensation amounts set forth in the “Non-Equity Incentive Plan Compensation” column represent the Management Incentive Bonus earned for the relevant fiscal year period as described in the Compensation Discussion and Analysis section entitled 2018 Executive Compensation Program in Detail – Annual Incentive Award Opportunities.

5) The following table discloses the compensation amounts set forth in the “All Other Compensation” column of the Summary Compensation Table:

Name	Perquisites and Other Personal Benefits ($)(1)	Registrant Contributions to Defined Contribution Plans ($ )(2)	Registrant Contributions to Non-Qualified Plans	Executive Long-Term Disability ($)(3)	Payments in Regard to Termination of Employment ($)(4)	Total ($)
Murray Kessler	$19,822	$6,000	-	$-		$25,822
Uwe Roehrhoff	$118,232	$8,250	-	$2,786	$3,375,000	$3,504,268
John T. Hendrickson	-	$14,730	$38,158	$1,307	$3,960,000	$4,014,196
Ronald Winowiecki	-	$16,503	$18,784	$4,233		$39,520
Todd W. Kingma	$15,772	$16,503	$15,526	$5,734		$53,535
Jeffrey R. Needham	-	$16,503	$24,682	$6,609		$47,794
Svend Andersen(5)	$12,762	$17,860	-	$-		$30,622

1) For Mr. Kingma, represents an allowance for tax/financial planning services. For Mr. Kessler and Mr. Roehrhoff, represents a relocation reimbursement. For Mr. Andersen, represents a car allowance.

2) Represents the Company’s contributions to 401(k) and Profit-Sharing Plans. For Mr. Andersen represents a monthly tapered pension emolument of £1,166.25.

3) Represents executive long-term disability plan premiums paid by the Company.

4) Represents executive severance payment.

5) Amounts paid to Mr. Andersen were converted from pounds sterling to U.S. dollars based on foreign currency exchange rates on December 31, 2018.

6) Mr. Kessler was appointed on October 8, 2018.

7) Mr. Roehrhoff served as Chief Executive Officer from January 15, 2018 through October 18, 2018.

8) Mr. Hendrickson ceased to be the Chief Executive Officer on January 15, 2018 and left the Company on March 15, 2018.

9) Amounts paid to Mr. Andersen were converted from pounds sterling to U.S. dollars based on the foreign currency exchange rate on December 31, 2018.

Grants of Plan-Based Awards for 2018

The following table provides information regarding equity and non-equity awards granted to the named executive officers during 2018.

				Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (3)			Estimated Possible Payouts Under Equity Incentive Plans (4)			All Other Stock Awards (#) (5)	All Other Option Awards: Number of Securities Underlying Options(#) (6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($) (7)
Name	Grant Date (1)		Award Date (2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Murray Kessler	10/8/2018		-	750,000	1,500,000	3,000,000	-	-	-	-	-	-	-
	10/8/2018		10/4/2018	-	-	-	-	-	-	-	110,074	72.80	2,500,001

Uwe Roehrhoff	3/8/2018		-	625,000	1,250,000	2,500,000	-	-	-	-	-	-	-
	1/16/2018		1/15/2018	-	-	-	-	-	-	5,721	-	-	519,810
	3/8/2018	(8)	2/14/2018	-	-	-	7,448	14,895	29,790	-	-	-	1,266,969
	3/8/2018	(9)	2/14/2018	-	-	-	18,619	37,237	74,474	-	-	-	3,167,379
	3/8/2018		2/14/2018	-	-	-	-	-	-	-	72,149	85.06	1,900,621

John T. Hendrickson	3/8/2018		-	540,000	1,080,000	2,160,000	-	-	-	-	-	-	-

Ronald L. Winowiecki	3/8/2018		-	250,000	500,000	1,000,000	-	-	-	-	-	-	-
	3/8/2018	(8)	2/14/2018	-	-	-	1,764	3,527	7,054	-	-	-	300,007
	3/8/2018	(9)	2/14/2018	-	-	-	4,409	8,817	17,634	-	-	-	749,974
	3/8/2018		2/14/2018	-	-	-	-	-	-		17,084	85.06	450,044
	10/8/2018		10/4/2018	-	-	-	-	-	-	8,585	-	-	624,988

Todd W. Kingma	3/8/2018		-	177,125	354,250	708,500	-	-	-	-	-	-	-
	3/8/2018	(8)	2/14/2018	-	-	-	1,317	3,292	6,584	-	-	-	280,018
	3/8/2018	(9)	2/14/2018	-	-	-	3,292	8,229	16,458	-	-	-	699,959
	3/8/2018		2/14/2018	-	-	-	-	-	-		15,945	85.06	420,039
	10/8/2018		10/4/2018	-	-	-	-	-	-	7,486	-	-	544,981

Jeffrey R. Needham	3/8/2018		-	195,000	390,000	780,000	-	-	-	-	-	-	-
	3/8/2018	(8)	2/14/2018	-	-	-	1,411	2,822	5,644	-	-	-	240,039
	3/8/2018	(9)	2/14/2018	-	-	-	3,527	7,054	14,108	-	-	-	600,013
	3/8/2018		2/14/2018	-	-	-	-	-	-	-	13,667	85.06	360,030
	4/2/2018		2/14/2018	-	-	-	-	-	-	6,169	-	-	499,997
	10/8/2018		10/4/2018	-	-	-	-	-	-	8,242	-	-	600,018

Svend Andersen	3/8/2018		-	173,590	347,181	694,361	-	-	-	-	-	-	-
	3/8/2018	(8)	2/14/2018	-	-	-	1,205	2,410	4,820	-	-	-	204,995
	3/8/2018	(9)	2/14/2018	-	-	-	3,013	6,025	12,050	-	-	-	512,487
	3/8/2018		2/14/2018	-	-	-	-	-	-		11,674	85.06	307,528
	10/8/2018		10/4/2018	-	-	-	-	-	-	7,527	-	-	547,966

1) Actual date of grant.

2) Date on which the Remuneration Committee approved the award.

3) These columns show the dollar range of potential payout for fiscal 2018 performance under the Management Incentive Bonus Plan as described in the section titled 2018 Executive Compensation Program in Detail in the Compensation Discussion and Analysis. The target values are based on a percentage of each executive’s salary. The maximum incentive award opportunity for any individual participant was 200% of the target award. In addition, the Remuneration Committee, or the Board in the case of the CEO, had the discretion to adjust any named executive officer’s award up by as much as 50% or down by as much as 100% based on individual performance. The actual payments for fiscal 2018 non-equity incentive awards are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

4) These columns show the range of performance-based restricted stock units that were granted in fiscal 2018 and that could be earned in fiscal 2021 under the LTIP, depending on whether specific performance goals are achieved in each of the three applicable performance periods, as described in the section titled 2018 Executive Compensation Program in Detail-Long-term Incentive Award Opportunities in the Compensation Discussion and Analysis. Earned awards, if any, can range from 0% to 200% of the target grant. The U.S. GAAP value of the 2018 fiscal performance-based restricted stock units granted on March 8, 2018 was $85.06 per share. These awards, to the extent earned, vest three years from the grant date.

5) This column shows the service-based restricted stock units granted during 2018. Mr. Winowiecki, Mr. Kingma, Mr. Needham and Mr. Andersen each received a retention equity award on October 8, 2018. Each of these awards vest fully one year from the grant date. Mr. Needham received an additional award on April 2, 2018, which vests on December 31, 2019. Also, Mr. Roherhoff received a sign-on award on January 16, 2018 that vested, prorated, upon his departure.

6) This column shows the non-qualified stock options granted during 2018 under the LTIP as described in the section titled 2018 Executive Compensation Program in Detail-Long-term Incentive Award Opportunities in the Compensation Discussion and Analysis. The Black- Scholes value of the 2018 fiscal year non-qualified stock options granted on March 8, 2018 was $26.343 per option. Annual awards vest ratably over three years beginning on the first anniversary of the grant date. On October 8, 2018, Mr. Kessler received a sign-on bonus of stock options that becomes fully vested and exercisable on the third anniversary of the grant date. The Black-Scholes value of this award was $22.712 per option.

7) Amounts are computed in accordance with U.S. GAAP and are included in the Summary Compensation Table in the applicable columns titled “Stock Awards” and “Option Awards.” For performance-based restricted stock units, the amounts disclosed are computed based on a target performance of 100%, which is the probable outcome of the relevant performance conditions as of the grant date.

8) Grant of rTSR performance-based restricted stock units.

9) Grant of ROTC performance-based restricted stock units.

Outstanding Equity Awards at 2018 Year End

The following table sets forth information detailing the outstanding equity awards held at December 31, 2018 by each of our named executive officers.

		Option Awards				Stock Awards
Name	Option / Stock Award Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($) (3)
Murray Kessler	10/8/2018	-	110,074	72.80	10/8/2028	-	-	-	-

Uwe Roehrhoff	3/8/2018	-	72,149	85.06	3/8/2028	-	-	-	-

John T. Hendrickson	8/22/2013	2,394	-	119.78	8/22/2023	-	-	-	-
	8/21/2014	7,133	-	147.75	8/21/2024	-	-	-	-
	2/26/2016	21,943	-	129.23	2/26/2026	-	-	5,610	217,401
	6/21/2016	26,968	-	96.45	6/21/2026	-	-	7,247	280,803
	6/6/2017	92,293	-	70.34	06/06/2027	-	-	55,872	2,165,021

Ronald L. Winowiecki	8/23/2012	902	-	108.62	8/23/2022	-	-	-	-
	8/22/2013	1,066	-	119.78	8/22/2023	-	-	-	-
	8/21/2014	1,230	-	147.75	8/21/2024	-	-	-	-
	6/29/2015	-	-	-	-	818 (7)	31,698	-	-
	2/26/2016	1,834	917	129.23	2/26/2026	485 (6)	18,794	704	27,262
	6/6/2017	2,820	5,640	70.34	06/06/2027	-	-	5,122	198,481
	7/21/2017	-	-	-	-	2,296 (8)	88,970	-	-
	3/8/2018	-	17,084	85.06	3/8/2028	-	-	9,434	365,583
	10/8/2018	-	-	-	-	8,585 (9)	332,669

Todd W. Kingma	8/19/2010	8,952	-	58.82	8/18/2020	-	-	-	-
	8/23/2011	10,064	-	90.65	8/23/2021	-	-	-	-
	8/23/2012	8,576	-	108.62	8/23/2022	-	-	-	-
	8/22/2013	7,182	-	119.78	8/22/2023	-	-	-	-
	8/21/2014	7,133	-	147.75	8/21/2024	-	-	-	-
	6/29/2015	-	-	-	-	2,987 (5)	115,746	-	-
	2/26/2016	7,314	3,657	129.23	2/26/2026	1,935 (6)	74,981	2,805	108,689
	6/6/2017	6,730	13,459	70.34	06/06/2027	-	-	12,222	473,614
	3/8/2018	-	5,315	85.06	3/8/2028	-	-	8,805	341,210
	10/8/2018	-	-	-	-	7,486 (9)	290,083	-	-

Jeffrey R. Needham	8/23/2012	1,962	-	108.62	8/23/2022	-	-	-	-
	8/22/2013	4,163	-	119.78	8/22/2023	-	-	-	-
	8/21/2014	6,029	-	147.75	8/21/2024	-	-	-	-
	6/29/2015	-	-	-	-	2,322 (5)	89,978	-	-
	2/26/2016	5,091	2,545	129.23	2/26/2026	1,346 (6)	52,158	1,952	75,651
	6/6/2017	4,684	9,368	70.34	06/06/2027	-	-	8,506	329,593
	3/8/2018	-	13,667	85.06	3/8/2028	-	-	7,548	292,492
	4/2/2018	-	-	-	-	6,169(10)	239,049	-	-
	10/8/2018	-	-	-	-	8,242 (9)	319,378	-	-

Svend Andersen	6/6/2017	4,359	8,716	70.34	06/06/2027	-	-	7,915	306,715
	3/8/2018	-	11,674	85.06	3/8/2028	-	-	6,447	249,812
	10/8/2018	-	-	-	-	7,527 (9)	291,671	-	-

1) For better understanding of this table, this column has been added to show the grant date of all stock options and equity awards outstanding at fiscal year end.

2) All stock option awards vest one-third per year over three years beginning on the anniversary of the grant except the option award granted to Mr. Kessler vests 100% on the third anniversary of the date of grant.

3) The market value of these unvested awards was calculated using the closing price of our ordinary shares as of December 31, 2018, which was $38.75.

4) Performance-based restricted stock units are earned and vest, if at all, three years from the grant date, depending on our performance over three full years, as more fully described in the section entitled 2018 Executive Compensation Program in Detail-Long-Term Incentive Award Opportunities in the Compensation

Discussion and Analysis. As of December 31, 2018, the number of unearned units for the 2016 award was calculated using vesting credits of    0%, 173% and 0% for 2016, 2017 and 2018, respectively; the number of unearned units for the 2017 award was calculated using vesting credits 173% and 0% for 2017 and 2018, respectively, and assuming 100% for 2019; the number of unearned units for the 2018 award was calculated using a vesting credit of 0% for 2018, and assuming 100% for 2019 and 2020.

5) Service-based restricted stock units cliff vest on the fifth anniversary of the grant date.

6) Service-based restricted stock units cliff vest on the third anniversary of the grant date.

7) Service-based restricted stock units vest 50% on each of the third and fifth anniversaries of the grant date.

8) Service-based restricted stock units vest 50% on each of the first and second anniversaries of the grant date.

9) Service-based restricted stock units vest on the first anniversay of the grant date.

10) Service-based restricted stock units vest on December 31, 2019.

Option Exercises and Stock Vested in 2018

The following table provides information for each named executive officer concerning the vesting of restricted stock during 2018. No named executive officer exercised options in 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Murray Kessler	-	-
Uwe Roehrhoff	2,092	152,298
John Hendrickson	14,243	1,175,241
Ronald Winowiecki	4,891	375,460
Todd W. Kingma	4,961	398,626
Jeffrey R. Needham	1,858	135,467
Svend Andersen	-	-

1) Represents service-based restricted stock and units and performance-based restricted stock units issued under the LTIP.

2) The value realized on vesting was calculated using the closing price of Perrigo shares on the day the awards vested.

Non-Qualified Deferred Compensation in 2018

The Deferred Compensation Plan allows participants to defer as much as 80% of base salary and 100% of incentive compensation. Participation in the plan is limited to the executive officers (including the named executive officers) and other management level personnel. Amounts deferred under the Deferred Compensation Plan earn a return based on measurement funds made available to participants, which are determined by the Retirement Plan Committee. These measurement funds mirror the investment choices available in our 401(k) Plan, with the exception of Company stock, which is not an investment option in the Deferred Compensation Plan. Participants elect the form and timing of distributions of their Deferred Compensation Plan deferrals prior to the year in which it is deferred. Participants may change their distribution elections, however, changes must be made 12 months in advance and are subject to a five year delay. Participants may elect in-service distributions to be paid in a lump sum up to five annual installments; in-service deferrals must remain in the Deferred Compensation Plan for at least three years prior to distribution. Participants may elect to receive their retirement/termination distributions in a lump sum or annual installments (up to 15 years) upon separation from service. If a participant’s in-service distribution was not paid prior to a separation from service, the in-service distribution will be paid according to their retirement/termination distribution election. All participants with an account balance subject to Section 409A of the Internal Revenue Code may not begin receiving retirement/termination distributions earlier than the first day of the seventh month following a separation from service.

The following table sets forth information relating to the Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($) (1)	Perrigo Contributions in Last FY ($) (2)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)

Murray Kessler	0	0	0	0	0
Uwe Roehrhoff	12,590	0	(1,185)	0	11,405
John T. Hendrickson	396,803	38,158	76,201	2,154,230	0
Ronald L. Winowiecki	220,642	18,784	(7,237)	0	448,437
Todd W. Kingma	94,604	15,526	(46,566)	0	1,838,833
Jeffrey R. Needham	49,044	24,682	(83,655)	0	1,409,931
Svend Andersen	0	0	0	0	0

1) Of the total amounts shown in this column, the following amounts are included in the Summary Compensation Table as 2018 salary: Mr. Roehrhoff, $12,590; Mr. Winowiecki, $93,281; Mr. Kingma, $10,807; and Mr. Needham, $28,844; and the following additional amounts are included for 2018 in the Summary Compensation Table in the column entitled Non-Equity Incentive Plan Compensation: Mr. Hendrickson, $396,803; Mr. Winowiecki, $127,361; Mr. Kingma, $83,797; and Mr. Needham $20,200.

2) These amounts are included in the Summary Compensation Table as All Other Compensation.

3) In addition to the amounts in footnote 1, this column includes the following amounts included in the Summary Compensation Table in the columns entitled (i) Salary (for fiscal year 2017): Mr. Hendrickson, $90,000; Mr. Kingma, $10,527; Mr. Needham, $25,374; (ii) Non-Equity Incentive Plan Compensation (for fiscal year 2017): Mr. Winowiecki, $8,635; Mr. Needham, $8,500; (iii) Salary (for fiscal year 2016): Mr. Hendrickson, $243,156; Mr. Kingma, $10,450; Mr. Needham, $25,281; (iv) Non-Equity Incentive Plan Compensation (for fiscal year 2016): Mr. Hendrickson, $52,746; Mr. Winowiecki, $5,963; Mr. Kingma, $23,920; Mr. Needham, $6,014; (v) Salary (for the 2015 stub period): Mr. Hendrickson, $55,075; Mr. Kingma, $5,035; Mr. Needham, $12,400; (vi) Non-Equity Incentive Plan Compensation (for the 2015 stub period): Mr. Hendrickson, $88,774; Mr. Winowiecki, $15,391; Mr. Kingma, $58,962; Mr. Needham, $14,056.

Potential Payments Upon Termination or Change in Control

All of our current named executive officers participate in our MIB Plan and LTI Plan and have the ability to participate in our Deferred Compensation Plan. In addition, all of our current named executive officers, other than Mr. Kessler and Mr. Andersen, are covered by our U.S. Severance Policy, our Change in Control Severance Policy for U.S. Employees, and our Executive Committee Severance Policy. Mr. Andersen is covered only by our Executive Committee Severance Policy. These plans and policies may require us to provide compensation to these officers in the event of a termination of employment or a change-in-control of Perrigo. Mr. Kessler’s agreement provides that he would receive compensation under his employment agreement in the event of a termination of employment or a change-in-control of Perrigo; however, any severance benefits payable under that agreement will only occur in the event of a termination of employment that, when following a change-in-control of Perrigo, results in a “double trigger” for severance benefits. The Remuneration Committee retains discretion to provide additional benefits to executive officers upon termination or resignation if it determines the circumstances so warrant.

The following table sets forth the expected benefits to be received by each current named executive officer, in addition to the amounts shown in the Non-Qualified Deferred Compensation in 2018 table on page 35 in the event of his termination resulting from various scenarios and assuming a termination date of December 31, 2018, the last business day of 2018, and a stock price of $87.16 our closing stock price on that date. Assumptions and explanations of the numbers included in the table below are set forth in the footnotes to, and in additional text following, the table.

Name and Benefits	Change in Control ($)	Death, Disability, Retirement ($)	Termination for Cause or Without Good Reason ($)	Termination Without Cause or for Good Reason ($)	Involuntary Termination for Economic Reasons ($)
Murray Kessler
Cash Severance (1)	5,400,000	-	-	4,050,000	4,050,000
Equity Awards (2)
Service-Based Restricted Stock	-	-	-	-	-
Performance-Based Restricted Stock	-	-	-	-	-
Stock Options	-	-	-	-	-
Other Benefits	-	-	-	-	-

Total Estimated Incremental Value	5,400,000	-	-	4,050,000	4,050,000

Ronald L. Winowiecki
Cash Severance (3)	2,250,000	-	-	1,687,500	1,687,500
Equity Awards
Service-Based Restricted Stock	472,130	472,130	-	472,130	472,130
Performance-Based Restricted Stock (4)	737,451	591,326	-	591,326	591,326
Stock Options	-	-	-	-	-
Other Benefits (5)	25,000	-	-	25,000	25,000

Total Estimated Incremental Value	3,484,581	1,063,456	-	2,775,956	2,775,956

Todd W. Kingma
Cash Severance (3)	1,798,500	-	-	1,348,875	1,348,875
Equity Awards			-
Service-Based Restricted Stock	480,810	480,810	-	480,810	480,810
Performance-Based Restricted Stock (4)	1,139,986	923,514	-	923,514	923,514
Stock Options	-	-	-	-	-
Other Benefits (5)	25,000	-	-	25,000	25,000

Total Estimated Incremental Value	3,444,296	1,404,324	-	2,778,199	2,778,199

Jeffrey R. Needham
Cash Severance (3)	1,980,000	-	-	1,485,000	1,485,000
Equity Awards
Service-Based Restricted Stock	700,561	700,561	-	700,561	700,561
Performance-Based Restricted Stock (4)	865,365	697,736	-	697,736	697,736
Stock Options	-	-	-	-	-
Other Benefits (5)	25,000	-	-	25,000	25,000

Total Estimated Incremental Value	3,570,926	1,398,297	-	2,908,297	2,908,297

Svend Andersen
Cash Severance (3)	1,762,610	-	-	1,321,957	1,321,957
Equity Awards
Service-Based Restricted Stock	291,671	291,671	-	291,671	291,671
Performance-Based Restricted Stock (4)	654,643	556,526	-	556,526	556,526
Stock Options	-	-	-	-	-
Other Benefits (5)	25,000	-	-	25,000	25,000

Total Estimated Incremental Value	2,733,923	848,198	-	2,195,155	2,195,155

1) Mr. Kessler will receive cash severance representing two times the sum of (a) salary and (b) target bonus, and a pro rata bonus payment he would have received for the fiscal year if he experiences a qualifying termination in connection with a change in control. If termination is without cause or for good reason, or involuntary termination for economic reasons, Mr Kessler will receive cash severance representing one and half times the sum of (a) salary and (b) target bonus, and a pro rata bonus payment he would have received for the fiscal year in which his termination occurs.

2) Since being appointed, Mr. Kessler has only received a sign-on option award. Under all termination scenarios, based on the share price on December 31, 2018, all the options would be underwater and have no pay-out value.

3) Mr. Winowiecki, Mr. Kingma, Mr. Needham and Mr. Andersen will receive cash severance representing the sum of (a) two times the salary they would have received for the fiscal year if they had received the standard severance policy treatment (currently one times salary) and (b) two times the target bonus, and a prorated bonus payment for the actual payout they would have received if they experience a qualifying termination in connection with a change in control. Mr. Winowiecki, Mr. Kingma, Mr. Needham and Mr Andersen will receive cash severance representing one and a half times the sum of (a) annual salary and (b) target bonus, and a prorated bonus for the actual payout they would have received if employment in the event of termination without cause or involuntary termination for economic reasons.

4) Performance-based restricted stock units were valued based on vesting credits of 0%, 173% and 0% for 2016, 2017 and 2018, respectively. The 2017 and 2018 full three-year vesting credit used a target performance of 100% for performance in any future fiscal year.

5) Other benefits include outplacement/career transition services up to $25,000 for Messrs. Winowiecki, Kingma, Needham and Andersen.

Employment Agreement with Chief Executive Officer

Mr. Kessler’s employment agreement provided that his employment may be terminated during the term of the agreement under the following circumstances:

•	upon Mr. Kessler’s death or disability;
•	by Perrigo with or without cause (as defined in the agreement);
•	by mutual agreement; or
•	by Mr. Kessler with good reason (as defined in the agreement).

If during the term of this agreement Mr. Kessler’s employment were terminated by us without cause or by him for good reason and he agrees to a release of claims against Perrigo, he would also be entitled to compensation and benefits earned to that date, as well as:

•	a prorated annual bonus for the year of termination (determined based on actual performance);
•	payment of an amount equal to 18 months of his then-current salary and target bonus, payable in a lump sum;
•	a payment of health insurance premiums for 18 months, but only if Mr. Kessler is not entitled to health insurance coverage from another employer-provided plan; and
•

continued vesting for a period of 24 months of all equity incentive awards granted to him, and in the case of performance-based restricted stock, based on actual Company performance, provided that any portion of such awards that does not vest pursuant to the above is forfeited and no option may be exercised later than the expiration of the option term as specified in the award agreement.

If any such termination without cause or for good reason were to occur within 24 months following a change of control, Mr. Kessler would be entitled to the same benefits as listed above, except he would be entitled to:

•	a cash payment of an amount equal to 24 months of his then-current salary and target bonus rather than 18 months;
•	a cash payment equal to the cost of health insurance premiums for six months; and
•	immediate vesting of all equity incentive awards granted to him, and in the case of performance-based restricted stock, based on “target” levels of achievement.

If Mr. Kessler were terminated for cause, he would receive compensation and benefits earned to date, including payment for unused vacation days. If Mr. Kessler’s employment were terminated for death or disability, he would receive compensation and benefits earned to date, including payment for unused vacation days, as well as a prorated annual bonus for the year of termination (determined based on actual performance).

Payments Under the Management Incentive Bonus Plan

Generally, no portion of the payments under the MIB Plan is considered earned or payable for a particular year unless the named executive officer is employed by us and in good standing on the last day of the fiscal year. The MIB Plan, however, may require us to make payments to named executive officers who are no longer employed by us on the last day of the fiscal year under the following circumstances:

•	retirement at age 65 or older;
•	retirement at age 60 or older with at least 10 years of service;
•	early retirement of a named executive officer under an early retirement plan;
•	permanent disability as determined by the Remuneration Committee; or
•	death.

Under all circumstances listed above, the named executive officer, or his estate in the case of death, will be entitled to a pro rata portion of any payment under the MIB Plan for that fiscal year, computed to the date of the termination.

A named executive officer eligible to receive a post-termination payment under the MIB Plan will be paid in a lump sum within a reasonable time after the close of the fiscal year in which termination occurred.

Payments Under the Long-Term Incentive Plan

If a named executive officer terminates employment with us due to death, disability or retirement, his (i) outstanding options will immediately vest in full, (ii) service-vesting restricted stock units (RSUs) will be free of any restriction period; and (iii) performance-vesting restricted stock units (PSUs) will vest or be forfeited based on the attainment of performance goals. The outstanding options may be exercised in whole or in part by the participant or his fiduciary, beneficiary or conservator, as applicable, at any time prior to their respective expiration dates.

If a named executive officer is involuntarily terminated for economic reasons, he may exercise his options, to the extent vested, at any time prior to the earlier of (i) the date that is 30 days after the date that is 24 months after the termination date, or (ii) their respective expiration dates. Any options, RSUs and PSUs that are not vested on the termination date, but are scheduled to vest during the 24-month period following the termination date according to the vesting schedule in effect before termination, will vest as if the participant had continued to provide services to us during the 24-month period. Any unvested options, RSUs and PSUs that are not scheduled to vest during that 24-month period will be forfeited on the termination date. If a named executive officer who is involuntarily terminated for economic reasons should die while his options remain exercisable, the fiduciary of the named executive officer’s estate or his beneficiary may exercise the options (to the extent that those options were vested and exercisable prior to the named executive officer’s death) at any time prior to the later of the date that is (i) 30 days after the date that is 24 months after the named executive officer’s termination date, or (ii) 12 months after the date of death, but in no event later than the respective expiration dates of the options.

Upon an event of termination for any reason during the restriction period, restricted shares and restricted stock units still subject to restriction generally will be forfeited by the named executive officer and reacquired by Perrigo. Subject to the one-year minimum vesting requirements of the LTI Plan, we may in our sole discretion waive in whole or in part any or all remaining restrictions with regard to a named executive officer’s shares.

If a named executive officer is terminated for cause, any restricted shares or restricted stock units subject to a restriction period will be forfeited and his right to exercise his options will terminate. If within 60 days after a named executive officer is terminated for any reason, we discover circumstances that would have permitted us to terminate a named executive officer for cause, any shares, cash or other property paid or delivered to the named executive officer within 60 days of such termination date will be forfeited and the named executive officer must repay those amounts to Perrigo.

If the named executive officer is terminated for any reason other than those described above, the named executive officer will have the right to exercise his options at any time prior to the earlier of (i) the date that is three months after the termination date, or (ii) their respective expiration dates, but only to the extent that those options were vested prior to the termination date. Any options or RSUs and PSUs that are not vested at the termination date will be forfeited on the termination date. If a named executive officer dies after the termination date while his options remain exercisable and the termination was not due to death, disability, retirement or an involuntary termination for cause or due to economic reasons, the fiduciary of the named executive officer’s estate or his beneficiary may exercise the options (to the extent that those options were vested and exercisable prior to the executive officer’s death) at any time prior to the earlier of (i) 12 months after the date of death, or (ii) their respective expiration dates.

Regardless of the vesting requirements that otherwise apply to an award under the LTI Plan as described above, in the event of a change in control (as defined in the LTI Plan), options and RSUs outstanding under the LTI Plan as of the date of the change in control that have not vested will become vested and the options will become fully exercisable. The restrictions and deferral limitations applicable to any restricted shares and units will lapse and such restricted shares and service-vesting RSUs will become free of all restrictions and limitations and will become fully vested and transferable. In addition, upon a change in control, all performance awards will be considered to be earned and payable in full, and any deferral or other restriction will lapse and the performance awards will be immediately settled and distributed. The restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards will lapse and those other stock unit awards and other awards will become free of all restrictions, limitations or conditions and will become fully vested and transferable to the full extent of the original grant.

The above discussion described the default rules applicable to awards. The Remuneration Committee has the discretion to establish different terms and conditions relating to the effect of the named executive officer’s termination date on awards under the LTI Plan.

Payments Under the Non-Qualified Deferred Compensation Plan

If a named executive officer is terminated for any reason other than death, he or she will receive a termination benefit under the Deferred Compensation Plan equal to his vested account balance. The Non-Qualified Deferred Compensation in 2018 table on page 36 reflects account balances as of the end of 2018.

This termination benefit will be paid to the named executive officer in a lump sum or under an annual installment method of up to 15 years, based on the named executive officer’s choice when he or she began participation in the plan or as he or she subsequently changed the election. If the named executive officer did not make an election with respect to method of payment for a termination benefit, he or she will be deemed to have elected to be paid in a lump sum. A lump sum payment of the termination benefit will be made, or annual installments will commence, as of the first day of the seventh month following the date the named executive officer terminates his employment with us.

A named executive officer’s beneficiary will receive a survivor benefit equal to the named executive officer’s vested account balance if the named executive officer dies before he or she commences payment under the Deferred Compensation Plan. The survivor benefit will be paid to the named executive officer’s beneficiary in a lump sum payment as soon as administratively practicable, but in no event later than the last day of the calendar year in which the named executive officer’s death occurs or, if later, by the 15th day of the third month following the named executive officer’s death.

Payments Under the Change in Control Severance Policy for U.S. Employees

On February 13, 2019, we amended and restated our broad-based Change in Control Severance Policy for U.S. Employees to modify the definition of change in control thereunder as it pertains to a change in incumbent directors. As amended, any director whose initial assumption of office was in connection with an actual or threatened proxy solicitation may nonetheless be deemed an incumbent director following such time as such director has been both (i) recommended by our Nominating & Governance Committee for election as a director of the Company and (ii) elected by the Company’s shareholders to serve on the Board of Directors of the Company at three successive annual general meetings.

The change in control policy provides that upon a qualifying termination of employment within two years following a change in control, a named executive officer (other than the CEO), would receive a lump sum severance payment equal to two times the sum of his base salary and target bonus opportunity, and a prorated annual bonus for the year of termination, based on actual performance.

In addition, the named executive officer would receive payment of health insurance premiums for 18 months, followed by a cash payment equal to the cost of such premiums for another six months, but only if he or she is not otherwise entitled to health insurance coverage under another employer-provided plan.

Payments Under the U.S. Severance Policy

On February 13, 2019, we amended and restated our broad-based severance policy for U.S. employees to modify the definition of change in control thereunder as it pertains to a change in incumbent directors. As amended, any director whose initial assumption of office was in connection with an actual or threatened proxy solicitation may nonetheless be deemed an incumbent director following such time as such director has been both (i) recommended by our Nominating & Governance Committee for election as a director of the Company and (ii) elected by the Company’s shareholders to serve on the Board of Directors of the Company at three successive annual general meetings.

Our broad based severance policy provides that, upon a qualifying termination of employment not within two years following a change in control, an eligible named executive officer, other than the CEO, would receive a severance payment equal to 52 weeks of his base salary, payable in installments, and a pro rata bonus payment for the year in which the termination occurs, based on actual performance.

In addition, the named executive officer would receive payment of health insurance premiums for 12 months, but only if he or she is not entitled to health insurance coverage under another employer-provided plan.

Payments Under the Executive Committee Severance Policy

On October 8, 2018, our Board approved a one-year extension of our Executive Committee Severance Policy, which applies to terminations of employment not in connection with a change in control. On

February 13, 2019, we amended and restated the policy to reflect the extension and to modify the definition of change in control thereunder as it pertains to a change in incumbent directors. As amended, any director whose initial assumption of office was in connection with an actual or threatened proxy solicitation may nonetheless be deemed an incumbent director following such time as such director has been both (i) recommended by our Nominating & Governance Committee for election as a director of the Company and (ii) elected by the Company’s shareholders to serve on the Board of Directors of the Company at three successive annual general meetings.

The policy provides that, upon a termination of employment without “cause” or a resignation for “good reason” between June 14, 2017 and January 15, 2020, eligible executive officers (Mr. Kessler is not eligible) would receive severance pay over 18 months in an amount equal to one and a half times the sum of the eligible executive’s base salary and target bonus. The executive officer would also be eligible to receive a pro rata bonus payment for the year in which the termination occurs, based on actual performance, and up to $25,000 of career transition assistance. During the severance period, we will pay the executive officer’s COBRA premiums if the executive officer is based in the U.S. The policy will terminate on January 15, 2020. During the term of the policy, to the extent more favorable, executive officers who are U.S. or Belgian employees (other than Mr. Kessler) will receive payments and benefits under the policy instead of the payments and benefits that would have been provided under our other severance arrangements (including the U.S. Severance Policy).

Payments to Former CEOs in Connection with Resignations

In connection with his resignation, Mr. Hendrickson received separation payments and benefits consistent with a termination without cause, as provided under his employment agreement, as amended. This included $3,960,000 in cash related to base salary and target bonus; $24,231 in lieu of accrued vacation; and $2,154,230 in previously earned compensation he had deferred.

In connection with his resignation, Mr. Roehrhoff received separation payments and benefits consistent with a termination without cause, as provided under his employment agreement, including $3,375,000 in cash related to base salary and target bonus.

Remuneration Committee Report

The Remuneration Committee of our Board of Directors consists of three directors, each of whom is independent, as defined under SEC rules and the NYSE standards.

The Remuneration Committee has reviewed and discussed the “Compensation Discussion and Analysis” with management. Based on the review and discussions, the Remuneration Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Perrigo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

THE REMUNERATION COMMITTEE

Jeffrey B. Kindler, Chair

Bradley A. Alford

Theodore R. Samuels

Equity Compensation Plan Information

The table below provides information about Perrigo’s ordinary shares that may be issued upon the exercise of options and rights under all of our equity compensation plans as of December 31, 2018. Shareholder-approved plans include our LTI Plan, as well as our Employee Stock Option Plan and Non-Qualified Stock Option Plan for Directors, which were replaced by our LTI Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	2,744,905	(1)	$91.56	2,827,510	(2)
Equity compensation plans not approved by shareholders	-		-	-

Total	2,744,905		$91.56	2,827,510

1) Of these shares, 1,523,957 were subject to non-qualified stock options, 722,918 were subject to unvested restricted stock units and 498,030 were subject to unvested performance-based stock units at target.

2) All of these shares were available for issuance under our LTI Plan.

CEO Pay Ratio

The CEO pay ratio was calculated in accordance with SEC rules and requirements. We identified our median employee in 2017 using target total cash compensation (base salary plus target bonus) for all individuals, excluding the CEO, who were employed by us on December 31, 2017. We believe target total cash compensation is an appropriate consistently-applied compensation measure by which to identify our median paid employee. We excluded 512 individuals in the following jurisdictions because they represent less than 5% of our total employee population: Estonia, Poland, Latvia, Slovenia, Hungary, Czech, Turkey, Romania, Serbia, Slovakia, India, Kazakhstan and Ukraine. We included all other employees, whether employed on a full- or part-time basis, or seasonally. We did not make any assumptions, and we did not make any adjustments.

Since there were no significant changes in Perrigo’s employee population, we are permitted, and have chosen, to use the same median employee for the 2018 CEO pay ratio calculation. We calculated total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2018 Summary Compensation Table in this proxy statement. The total compensation of the median-paid employee, excluding the CEO, was $70,888 for 2018. During 2018, Perrigo had three CEOs. Perrigo chose to annualize the compensation of Mr. Kessler, who was serving in that role on December 31, 2018, the pay ratio determination date. The annualized Compensation for our CEO for 2018 was $6,187,041. Therefore, the ratio of CEO pay to median employee pay was 87:1.

This information involves reasonable estimates based on employee payroll records and other relevant company information. In addition, SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions, and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

Audit Committee Report

The Audit Committee of the Board is responsible for monitoring: (1) Perrigo’s accounting and financial reporting principles and policies; (2) the integrity of Perrigo’s financial statements and the independent audit thereof; (3) Perrigo’s compliance with legal and regulatory requirements; (4) the qualifications, independence and performance of Perrigo’s independent registered public accounting firm; (5) the qualifications and performance of Perrigo’s internal audit function including where the service is outsourced and (6) Perrigo’s internal control over financial reporting. In particular, these responsibilities include, among other things, the appointment and compensation of Perrigo’s independent registered public accounting firm, reviewing with the independent registered public accounting firm the plan and scope of the audit of the financial statements and internal control over financial reporting and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with internal auditors and the independent registered public accounting firm. All of the members of the Audit Committee are independent directors, as such term is defined in Section 303A.02 of the NYSE Listed Company Manual. The Board has adopted an Audit Committee Charter, which it reviews annually based upon input from the Audit Committee.

In connection with the December 31, 2018 financial statements, the Audit Committee: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent registered public accounting firm the matters required to be discussed under current auditing standards, and (3) received and discussed with the independent registered public accounting firm the written disclosures and letter from the independent registered public accounting firm required under PCAOB Ethics and Independence Rule 3526 and has discussed with the independent registered public accounting firm their independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that Perrigo’s audited financial statements be included in Perrigo’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2018.

THE AUDIT COMMITTEE

Donal O’Connor, Chair

Laurie Brlas

Geoffrey M. Parker

PROPOSALS TO BE VOTED ON

Proposal 1 – Election of Directors

Under the Company’s Articles of Association, the Board of Directors must consist of between two and eleven directors, with the exact number determined by the Board of Directors. Eleven directors currently serve on our Board of Directors.

All directors who are elected will serve until the 2020 Annual General Meeting.

Based upon the recommendation of the Nominating & Governance Committee, the Board of Directors has nominated Bradley A. Alford, Rolf A. Classon, Adriana Karaboutis, Murray S. Kessler, Jeffrey B. Kindler, Erica L. Mann, Donal O’Connor, Geoffrey M. Parker, Theodore R. Samuels, and Jeffrey C. Smith for election as directors to serve until the 2020 Annual General Meeting.

Shareholders are entitled to one vote per share for each of the ten nominees. In order to be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast in person or by proxy. If a director nominee does not receive this majority vote, he or she is not elected.

Information about each nominee is set forth below is based on information provided to us as of March     , 2018.

All Director nominees exhibit:
• High integrity	• An appreciation of multiple cultures
• A proven record of success	• Knowledge of corporate governance requirements and practices

Our Director nominees bring a balance of relevant skills to our boardroom:
• Global perspective	• Regulatory and governmental
• Consumer and pharmaceutical	• Financial
• CEO experience	• Public company board experience

Our Director nominees exhibit an effective mix of diversity, experience and fresh perspectives:
• Gender diversity: 20%
• Average age: 60.5 years
• Average tenure: approximately 1.8 years
• Ethnic diversity: 20%
• Active versus retired executives: 50/50

Election of Directors

The following table provides summary information about our nominees for election to the Board of Directors. Additional information for all of our director nominees may be found on pages 48-52.

Name	Director Since	Primary Occupation	Independent	Number of Other Public Company Boards
Bradley A. Alford	2017	Retired Executive	Yes	One
Rolf A. Classon	2017	Retired Executive	Yes	Two
Adriana Karaboutis	2017	Executive	Yes	One
Murray S. Kessler	2018	Executive	No	None
Jeffrey B. Kindler	2017	Executive	Yes	Three
Erica L. Mann	-	Retired Executive	Yes	Two
Donal O’Connor	2014	Retired Executive	Yes	One
Geoffrey M. Parker	2016	Executive	Yes	Two
Theodore R. Samuels	2017	Retired Executive	Yes	Two
Jeffrey C. Smith	2017	Executive	Yes	Two

Each director will serve for a term expiring at the 2020 Annual General Meeting, until a qualified successor has been elected, or until his or her death, resignation, retirement or removal by the shareholders for cause.

About the Nominated Directors

Our goal is to assemble a Board that operates cohesively and challenges and questions management in a constructive way. When assessing directors for the Board, we consider:

•	the directors’ overall mix of skills and experience;
•	the director’s understanding of our business;
•	how active they are in participating in Board, committee and annual general meetings; and
•	their character, integrity, judgment, record of achievement, diversity and independence.

We also look at a director’s ability to contribute to the Board, his or her available time and his or her participation on other boards. We believe these are important factors that impact the quality of the Board’s decision-making and its overall oversight of management and our business. The Nominating & Governance Committee specifically considers diversity in regards to the selection of nominees.

Our Expectations for Directors

We expect each member of our Board of Directors to act honestly and in good faith and to exercise business judgment with a view to the best interests of Perrigo overall. Each director is expected to:

•	comply with our Code of Conduct, including conflict of interest disclosure requirements;
•	develop an understanding of our strategy, our business environment and operations, the markets in which we operate and our financial position and performance;

•	diligently prepare for each Board, committee and annual general meeting by reviewing all of the materials he or she receives in advance;
•	actively and constructively participate in each Board meeting and seek clarification from management and outside advisors when necessary to fully understand the issues being considered;
•	participate in continuing education programs, as appropriate; and
•	participate in the Board and committee self-assessment process.

Director Experience

Our Board represents a cross-section of business, industry and financial experience. All of our directors bring to the Board of Directors significant leadership experience derived from their professional experience in either the corporate or academic sectors, as well as their service as executives or board members of other corporations or businesses. The process undertaken by the Nominating & Governance Committee in recommending qualified director candidates is described in “Director Nominations” on page 8. Certain individual qualifications and skills of our directors that contribute to the effectiveness of our Board of Directors as a whole are described below.

Nine of the nominees for this year are current Perrigo directors; Erica L. Mann is not currently a Perrigo director. We will vote your shares as you specify on the enclosed proxy card or through telephone or Internet voting. If you return a proxy card and do not specify how you want your shares voted, we will vote them FOR the election of each of the nominees. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AT THE AGM

Bradley A. Alford, 62, has been a director of Perrigo since February 2017. Mr. Alford joined Advent International Corporation, a global private equity firm, in 2014 as an Industry Advisor and moved to Operating Partner in March of 2016. From 2006 to 2013, Mr. Alford was Chairman and Chief Executive Officer of Nestlé USA. Mr. Alford also served as CEO and President of Nestlé Brands Company. He currently serves as a director of Avery Dennison Corporation since April 2010 and previously served as a director of Conagra Brands, Inc. from July 2015 to September 2018. Throughout his career, Mr. Alford has been focused on developing brands, initiatives to improve processes and facilitate best practices across an organization.

Director Qualifications:

•	Leadership experience – current and previous executive leadership roles within the private and public sectors.
•	Board and corporate governance experience – board and corporate governance experience from service as a director of public, private and non-profit companies.
•	Industry knowledge – extensive experience and knowledge in management, operations and supply chain as well as the development and marketing of consumer products.

Rolf A. Classon, 73, has been a director of Perrigo since May 2017. Mr. Classon served as Interim President and Chief Executive Officer of Hillenbrand Industries, a global diversified industrial company, from May 2005 until March 2006. From 2002 until June 2004, Mr. Classon served as

Chairman of the Executive Committee of Bayer Healthcare AG, a subsidiary of Bayer AG. Mr. Classon served as President of Bayer Diagnostics from 1995 to 2002 and as Executive Vice President from 1991 to 1995. Prior to 1991, Mr. Classon held various management positions with Pharmacia Corporation. Mr. Classon serves as a director of Fresenius Medical Care AG and Co. since May 2012, and Catalent, Inc. since July 2014.    Mr. Classon also served as a director of Hill-Rom Holdings, Inc., from July 2001 to March 2018, Aerocrine AB, Stockholm from May 2013 to July 2015 and Auxilium Pharmaceuticals from July 2005 to January 2015 and served as a director of Tecan Group, Ltd. from 2009 to April 2018.

Director Qualifications:

•	Leadership and operating experience – previous executive leadership roles at Hillenbrand Industries, Bayer Healthcare AG, Bayer Diagnostics and Pharmacia Corporation.
•	Board and corporate governance experience – board and corporate governance experience from current and prior service as a director and committee member on public boards.
•	Industry knowledge – extensive experience in varying roles within the pharmaceutical industry.

Adriana Karaboutis, 56, has been a director of Perrigo since May 2017. Since August 2017, Ms. Karaboutis has served as Chief Information and Digital Officer of National Grid, a publicly traded utility company. Ms. Karaboutis served as Executive Vice President, Technology, Business Solutions and Corporate Affairs at Biogen Inc., an independent biotechnology company from December 2015 to February 2017, and as Executive Vice President, Technology and Business Solutions from September 2014 to December 2015. Prior to that, Ms. Karaboutis served as Vice President and Global Chief Information Officer of Dell, Inc., a global technology company, from 2011 to September 2014, and as Vice President of IT, Global Operations and Technology from 2010 to 2011. Ms. Karaboutis spent more than 20 years at General Motors Corporation and Ford Motor Company in various leadership positions, including computer-integrated manufacturing, supply chain operations and information technology. In addition, Ms. Karaboutis has been a director of Advance Auto Parts, Inc. since 2015. Ms. Karaboutis served on the board of directors of Blue Cross Blue Shield of Massachusetts from February 2016 to December 2017.

Director Qualifications:

•	Leadership and operating experience – current and previous executive leadership roles, including IT and cyber security at Biogen, Inc., and Dell, Inc.
•	Board and corporate governance experience – board and corporate governance experience from current and prior service as a director and committee member on public boards.

Murray S. Kessler, 59, was appointed President, Chief Executive Officer and Board Member of Perrigo Company plc, effective October 8, 2018. Before joining Perrigo, Mr. Kessler served as the Chairman of the board of directors, President and CEO of Lorillard, Inc. (2010-2015). He served as Vice Chair of Altria, Inc. (2009) and President and CEO of UST, Inc. (2000-2009), a wholly owned subsidiary. Previous to his time at UST, Mr. Kessler had over 18 years of consumer packaged goods experience with companies including Vlasic Foods International, Campbell Soup and The Clorox Company. In addition to his board service at Lorillard, Mr. Kessler previously served on the board of directors of Reynolds-American, Inc. from 2015 to 2017. Since 2015, Mr. Kessler has served as voluntary President of the United States Equestrian Federation.

Director Qualifications:

•	Leadership experience – current Chief Executive Officer and previous executive leadership roles within the private and public sectors.
•	Board and corporate governance experience – board and corporate governance experience from service as a director of public, private and non-profit companies.
•	Industry knowledge – extensive experience and knowledge in management, operations and the development and marketing of consumer products.

Jeffrey B. Kindler, 63, has been a director of Perrigo since February 2017. Mr. Kindler has been a Venture Partner at Lux Capital, a venture capital firm, since 2012, and has served as CEO of Centrexion Corporation, a privately held bio therapeutics company that develops pain therapies, since 2013. In addition, Mr. Kindler serves as Executive Chairman of vTv, Managing Director at Starboard Capital Partners (unrelated to Starboard Value LP or any of its affiliates), and advisor to a number of healthcare companies. Prior to this, Mr. Kindler was Chairman and CEO of Pfizer, Vice President of Litigation and Legal Policy at General Electric Company, Executive Vice President and General Counsel at McDonald’s, and President at Partner Brands. In addition, Mr. Kindler has served as a director of Intrexon since 2011, also serving as Chair of the Audit Committee, vTv Therapeutics since 2015, and Siga Technologies since 2013, as well as a number of privately held companies.

Director Qualifications:

•	Leadership experience – current and previous executive leadership roles within the private and public sectors.
•	Board and corporate governance experience – board and corporate governance experience from service as a director of public, private and non-profit companies.
•	Legal experience – extensive legal experience in both the public and private sectors.

Erica L. Mann, 60, was nominated by our Board of Directors in February 2019 to stand for election at this AGM. Ms. Mann is a seasoned pharmaceutical executive. She served as President of Bayer’s Consumer Health Division from 2011 until March 2018. Prior to this Ms. Mann was the President of Pfizer’s Global Nutrition Division from 2009 until 2011 and with the Wyeth Group from 1994 until 2009, where she held various senior executive positions. Ms. Mann has served as a non-executive director of the board of SOHO Flordis International, a global natural healthcare company, since August 2018 and as a non-executive director of Kellogg since February 2019. She previously served as director of Bayer AG from 2016 until March 2018 and as the chair of the World Self Medication Industry Association (Geneva, Switzerland) from 2011 until March 2018. She has held executive positions in several industry organizations, including the South African Pharmaceutical Manufacturers’ Association, Medicines Australia, and the International Association of Infant Food Manufacturers.

Director Qualifications:

•	Leadership experience – former executive and previous executive leadership roles within the private and public sectors.
•	Board and corporate governance experience – current and prior board and committee experience in the pharmaceutical and other industries.
•	Industry knowledge – extensive experience and knowledge in management, operations and the development and marketing in the pharmaceutical and self-care industries.

Donal O’Connor, 68, has been a director of Perrigo since November 2014 and was previously a director of Elan Corporation, plc from May 2008 until Perrigo’s acquisition of Elan in December 2013. He was previously the senior partner of PwC in Ireland from 1995 until 2007. He was also a member of PwC Global board from 2003 to 2008 and was a former chairman of the PwC Eurofirms board. From December 2008 to May 2012, Mr. O’Connor served as a director for Readymix plc, an Irish concrete manufacturer and supplier. From December 2008 to June 2010, Mr. O’Connor served as the government appointed Chairman of Anglo Irish Bank plc. From July 2017 to July 2018, Mr. O’Connor served as a director of Malin Corporation. Since October 2015, Mr. O’Connor has served as a director of Theravance Biopharma, Inc. Mr. O’Connor also holds directorships on a number of private Irish company boards.

Director Qualifications:

•	Leadership experience – former Senior Partner of Pricewaterhouse Coopers.
•	Board and corporate governance experience – current and prior board and committee experience in the financial, pharmaceutical and other industries.
•

Accounting and financial expertise – qualified chartered accountant currently designated as an “audit committee financial expert” given his skills and attributes acquired through relevant education and work experience.

Geoffrey M. Parker, 54, has been a director of Perrigo since November 2016. Since April 2017, Mr. Parker has served as Chief Financial Officer of Tricida, Inc., a biopharmaceutical company. Mr. Parker previously served as Chief Financial Officer of Anacor Pharmaceuticals, a biopharmaceutical company, from September 2010 to May 2015. From 1997 to 2009, Mr. Parker led the West Coast Healthcare Investment Banking practice at Goldman Sachs, where he advised leading companies in the biotechnology, life science tools and medical device industries. Mr. Parker has served as a member of the board of directors of Genomic Health and ChemoCentryx since June 2016, and December 2009, respectively. Mr. Parker served on the board of directors of Sunesis Pharmaceuticals from March 2016 until December 2017.

Director Qualifications:

•	Leadership experience – current Chief Financial Officer as well as a former investment banking executive.
•	Board and corporate governance experience – current board and committee experience in the health science industry.
•	Accounting and financial expertise – designated as an “audit committee financial expert” given his skills and attributes acquired through relevant education and work experience.

Theodore R. Samuels, 64, has been a director of Perrigo since January 2017. From 1981 to 2017, Mr. Samuels was an investor at Capital Group, a financial services company, and he served as President of Capital Guardian Trust Company, an affiliated company of Capital Group, from 2010 to 2016. While at Capital Group, he also served on The Capital Group board, audit committee and finance committee, as well as on numerous management and investment committees. Mr. Samuels has been a director for Stamps.com since January 2017 and a director of Bristol-Myers Squibb since February 2017.

Director Qualifications:

•	Leadership experience – former investment management executive and former co-chair of Children’s Hospital Los Angeles.
•	Board and corporate governance experience – past and current board and committee experience in the financial and health science industries.
•	Accounting and financial expertise – extensive accounting and financial skills and attributes acquired through relevant education and work experience.

Jeffrey C. Smith, 46, has been a director of Perrigo since February 2017. Mr. Smith is a Managing Member, Chief Executive Officer, and Chief Investment Officer of Starboard Value LP. Mr. Smith has extensive experience in best-in-class corporate governance practices and significantly improving value at underperforming companies. He currently serves as Chairman of the board of Advance Auto Parts, where he has been a director since November 2015 and as a director and Chairman of the board of Papa John’s Pizza since February 2019. Mr. Smith was Chairman of the board of Darden Restaurants from October 2014 to April 2016 and a director of Yahoo! Inc. from April 2016 to June 2017. In addition, during the past five years, Mr. Smith has served on the boards of Quantum Corporation and Office Depot, Inc.

Director Qualifications:

•	Leadership and operating experience – current and previous executive leadership roles within the private and public sectors.
•	Board and corporate governance experience – board and corporate governance experience from service as a director of public and private companies.
•

Accounting and Financial Expertise – extensive accounting and financial skills and attributes acquired through relevant education and work experience, including involvement in capital markets and investment decision making.

Accordingly, we are asking shareholders to approve the following resolutions as Ordinary Resolutions of the Company at the AGM:

RESOLVED that the shareholders elect, by separate resolutions, the following individuals as directors, to serve until the 2020 Annual General Meeting:

•	Bradley A. Alford
•	Rolf A. Classon
•	Adriana Karaboutis
•	Murray S. Kessler
•	Jeffrey B. Kindler
•	Erica L. Mann
•	Donal O’Connor
•	Geoffrey M. Parker
•	Theodore R. Samuels
•	Jeffrey C. Smith

The Board of Directors unanimously recommends a vote FOR

each of the director nominees

Proposal 2 – Ratification, in a Non-Binding Advisory Vote, of the Appointment of Ernst & Young LLP as the Company’s Independent Auditor and Authorization, in a Binding Vote, of the Board of Directors, Acting Through the Audit Committee, to Fix the Remuneration of the Auditor

The firm of Ernst & Young LLP (“EY”) began auditing the consolidated financial statements of Perrigo Company, our predecessor, in fiscal 2009. The Audit Committee has appointed EY to serve as our independent auditor for fiscal year 2019, and the Board of Directors recommends that the shareholders ratify the appointment of EY to audit our consolidated financial statements for our 2019 fiscal year. While under Irish law, EY is deemed to be reappointed without the necessity of a shareholder vote, we are submitting the appointment to our shareholders as a matter of good corporate practice to obtain their views. In addition, the shareholders are being asked to authorize the Board of Directors, acting through the Audit Committee, to determine EY’s remuneration. This authorization is required by Irish law. The affirmative vote of a majority of the votes cast at the AGM is required for this proposal.

We expect representatives of EY to be present at the AGM with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

EY has advised us that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in Perrigo or any of its affiliates other than as accountants.

During fiscal years 2017 and 2018, we retained EY to perform auditing and other services for us and paid them the following amounts for these services:

Fiscal Year 2017		Fiscal Year 2018
Audit Fees	$14,417,000	Audit Fees	$12,278,836
Audit-Related Fees(1)	$425,000	Audit-Related Fees(2)	$1,212,369
Tax Compliance	$196,000	Tax Compliance	$197,006
Tax Consulting & Advisory	$1,823,000	Tax Consulting & Advisory	$1,796,525

Total Tax Fees	$2,019,000	Total Tax Fees	$1,993,531
All Other Fees	-0-	All Other Fees	-0-

Total Fees	$16,886,000	Total Fees	$15,484,736

(1)	Mainly represents attest services provided to the Company in connection with the requirements of the Irish Takeover Panel.

(2)	Relates primarily to services provided in connection with the Company’s strategic portfolio review.

The Audit Committee maintains a policy pursuant to which it reviews and pre-approves audit and permitted non-audit services (including the fees and terms thereof) to be provided by our auditor, except for the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by the Audit Committee prior to the completion of our audit. The Chair of the Audit Committee, or any other member or members designated by the Audit Committee, is authorized to pre-approve non-audit services, provided that any pre-approval shall be reported to the full Audit Committee at its next scheduled meeting. All audit and other services performed by our auditor in fiscal year 2018 were approved in accordance with the Audit Committee’s policy.

Accordingly, we are asking shareholders to approve the following resolution as an Ordinary Resolution of the Company at the AGM:

RESOLVED that the shareholders of Perrigo Company plc (the “Company”) ratify, in a non-binding advisory vote, the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2019, and authorize, in a binding vote, the Board of Directors acting through the Audit Committee to fix the remuneration of the auditor.

The Board of Directors unanimously recommends that shareholders vote

FOR the ratification, in a non-binding advisory vote, of the appointment of Ernst & Young LLP as our Company’s independent auditor for the fiscal year ending December 31, 2019 and authorize, in a binding vote, the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor

Proposal 3 – Advisory Vote on Executive Compensation

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires us to provide our shareholders with an opportunity to cast an advisory vote regarding the compensation of our named executive officers. This is commonly known as a “Say-on-Pay” proposal, as it gives our shareholders the opportunity to communicate to the Remuneration Committee and the Board of Directors their view on our compensation of the named executive officers.

It has been our practice to hold a Say-on-Pay vote annually, and at our 2018 AGM, our shareholders expressed their preference that we continue to do so. For that reason, we are asking our shareholders to approve, on a non-binding basis, the compensation of the Company’s named executive officers disclosed in this proxy statement. As described in detail in the “Compensation Discussion and Analysis”, beginning on page 16, our philosophy in setting executive compensation is to provide a total compensation package that provides the compensation and incentives needed to attract, retain and motivate talented executives who are crucial to our long-term success while aligning our executives’ compensation with our short-term and long-term performance.

Consistent with that philosophy, a significant percentage of the total compensation opportunities for each of our named executive officers is directly related to our stock price performance and to other performance factors that measure progress against operating plans and the creation of shareholder value. Through stock ownership requirements and equity incentives, we also align the interests of our executives with the long-term interests of the Company and our shareholders. For these reasons, we believe that our executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles.

At the 2018 AGM, our shareholders strongly approved the Say-on-Pay proposal, with more than 92% of the votes cast voting in favor of the proposal.

With respect to executive compensation during 2018, we believe that the Company’s financial performance provides support for the compensation of our named executive officers, including8:

•	Delivered net sales of $4.7 billion and adjusted operating profit of $0.9 billion.
•

Increased investments in R&D to enhance our new product pipeline as well as in advertising and promotion to drive net sales, which were up nearly 5% year-over-year; additional investments were made to address supply constraints.

[8]	See Exhibit A for reconciliation of Adjusted (non-GAAP) to Reported GAAP.

•	Consumer Healthcare International improved its adjusted operating margin to an annual record of 16% through new products and better SG&A efficiencies.
•	Consumer Healthcare Americas delivered net sales growth of 1.4% year-over-year[9] driven by new products and net sales in the analgesics and dermatological categories.
•	Prescription Pharmaceuticals increased R&D investments by 18% as the team continued to identify attractive opportunities for new products.
•	Achieved 102% operating cash flow conversation to adjusted net income and cash from operations of $643 million.[10]

However, our pay-for-performance compensation program demonstrated once again in 2018 that it is working as intended:

•	The annual management incentive bonus payed out at 64.7% of target, which is below target and well below historic levels, and
•	The 2018 tranche of our long-term performance-based equity compensation vested at 0% of target.

The Remuneration Committee and Board of Directors believe that the information provided in the

“Compensation Discussion and Analysis” demonstrates that our executive compensation program aligns our executives’ compensation with Perrigo’s short-term and long-term performance and provides compensation and incentives needed to attract, motivate and retain key executives that are crucial to Perrigo’s long-term success.

Although this Say-on-Pay advisory vote is non-binding, the Remuneration Committee and the Board will review the results of this vote and take them into account for future determinations concerning our executive compensation program.

Accordingly, we are asking shareholders to approve the following resolution as an Ordinary Resolution of the Company at the AGM:

RESOLVED that the shareholders of Perrigo Company plc (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement for the 2019 Annual General Meeting of Shareholders, including the Compensation Discussion and Analysis and the compensation tables and narrative disclosures under the “Executive Compensation” section of this proxy statement.

The Board of Directors unanimously recommends that shareholders vote

FOR the approval, on an advisory basis, of the compensation of the

Company’s named executive officers

Proposal 4 – Renew and Restate the Company’s Long-Term Incentive Plan

We are asking our shareholders to approve an amendment and restatement of the Perrigo Company plc 2013 Long-Term Incentive Plan (the “2013 LTIP”), including an increase in the number of shares authorized for issuance under the 2013 LTIP of 3,000,000 shares.

[9]	On a constant currency basis and excluding animal health.
[10]	Cash flow conversion to adjusted net income and cash from operations excludes a $50 million payment for Nasonex® OTC.

The board of directors of our subsidiary Perrigo Company originally adopted the Perrigo Company 2003 Long-Term Incentive Plan (the “2003 LTIP”) in August 2003 and the Perrigo Company shareholders approved it on October 28, 2003. Since that time, Perrigo Company shareholders also approved:

•	an amendment to the 2003 LTIP on October 28, 2005, increasing the number of shares issuable under the 2003 LTIP by 4,500,000 shares;
•

an amendment and restatement of the 2003 LTIP on November 4, 2008 that, among other things, renamed the LTIP as the 2008 Long-Term Incentive Plan (the “2008 LTIP”) and increased the number of shares authorized for issuance under the 2008 LTIP by 3,100,000 shares; and

•

an amendment and restatement of the 2008 LTIP on November 18, 2013 that, among other things, renamed the LTIP as the 2013 Long-Term Incentive Plan (the “2013 LTIP”) and increased the number of shares authorized for issuance under the 2013 LTIP by 3,100,000 shares.

On December 18, 2013, Perrigo Company became a wholly-owned subsidiary of the Company and the Company assumed sponsorship of the 2013 LTIP.

On February 13, 2019, our Board of Directors approved an amendment and restatement of the 2013 LTIP based upon the recommendation of the Remuneration Committee, subject to the approval of our shareholders, in order to:

•	rename the LTIP as the 2019 Long-Term Incentive Plan (“2019 LTIP” or the “LTIP”);
•	increase the number of shares authorized for issuance under the LTIP by 3,000,000 shares;
•	extend the period of time that incentive stock options may be granted under the LTIP;
•	establish subplans so that certain awards qualify for preferred tax treatment under applicable foreign laws; and
•

make certain other administrative, clarifying and/or non-material changes to the LTIP, including, but not limited to, changes to reflect the elimination of the performance-based compensation exception under Section 162(m) of the Code for non-grandfathered awards.

We believe that equity-based compensation is a critical part of our compensation program. Shareholder approval of the amended and restated LTIP and the associated share increase would enhance our ability to attract and retain talented employees, consultants and directors upon whom, in large measure, Perrigo’s sustained progress, growth and profitability depends. For more information on how the LTIP fits within our existing compensation program and our past and current grant practices, see the “Director Compensation”, “Executive Compensation”, and “Equity Compensation Plan Information” sections of this Proxy Statement. The number of shares requested was determined on the retained advice of our compensation consultants. Using their model, we determined that we could request up to 3.15 million shares with a 5 point margin. However, we did not request the maximum number of shares allowable under their model in an effort to minimize shareholder dilution and maximize shareholder value. Our Average Annual Share Usage (“Run Rate”) was 0.83%, 0.68%, and 0.56% in 2018, 2017, and 2016, respectively. The last time we requested shares was 2013, nearly 6 years ago.

If this proposal is not approved by our shareholders, we will not be able to issue awards under the 2019 LTIP and our ability to continue to issue equity-based incentive compensation to our directors,

employees, and consultants will be limited to the shares available under the 2013 LTIP, which we believe will be insufficient to remain competitive with our peers or to recruit, motivate and retain our employees, directors, and consultants.

Material Terms of the LTIP

The summary of the LTIP provided below describes the material features of the LTIP; however, it is not complete and, therefore, you should not rely solely on it for a detailed description of every aspect of the LTIP. A copy of the entire LTIP has been filed with this proxy statement and is attached for your review as Annex A.

Effective Date and Duration

The effective date of the LTIP will be the date of the AGM if our shareholders approve the amendment and restatement of the LTIP at that meeting. No awards may be granted under the LTIP on a date that is more than ten years after the effective date of the LTIP unless the LTIP is extended by a subsequent vote of our shareholders, but awards theretofore granted may extend beyond that date.

Eligibility

Under the LTIP, the Remuneration Committee may grant share-based incentives to employees, directors and consultants to Perrigo and its affiliates. The LTIP also permits our CEO to grant share-based incentives to employees and consultants to Perrigo and its affiliates; however our CEO may not grant awards to participants who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Approximately 2,000 employees, 10 non-employee directors, and 5 consultants will be eligible to participate in the LTIP.

Shares Available under the LTIP

As of December 31, 2018, there were 2,827,510 shares available for issuance under the LTIP. As of that date, the number of shares underlying outstanding awards under the LTIP was 2,744,905 shares. The number of available shares under the LTIP may change prior to the effective date of the amendment and restatement of the LTIP if additional awards are granted or forfeited under the LTIP between December 31, 2018 and the date of our AGM.

If any award under the LTIP expires, is terminated or forfeited, or is settled in cash or exchanged for other awards, on or after the effective date of the LTIP without the issuance of shares, then the shares subject to the award will be added to the shares available for issuance under the LTIP. In addition, any shares which are used as full or partial payment of the purchase price of shares or the tax withholding requirement with respect to any awards shall again be available for awards under the LTIP. If a stock appreciation right is settled in shares, shares that are in excess of the net shares delivered on exercise of such stock appreciation right shall be added back to the number of shares available for future awards under the LTIP.

The number of shares that may be issued with respect to awards under the LTIP to any one participant in a calendar year may not exceed 400,000 shares. The number of shares that may be issued with respect to awards under the LTIP to any one non-employee director in a calendar year may not exceed 25,000 shares.

Plan Administration

The Remuneration Committee administers the LTIP. Subject to the terms of the LTIP, the Remuneration Committee determines award eligibility, timing and the type, amount and terms of the awards. The Remuneration Committee also interprets the LTIP, establishes rules and regulations under the LTIP and makes all other determinations necessary or advisable for the LTIP’s administration. With respect to participants who are not subject to Section 16 of the Exchange Act, our CEO has the authority to determine award eligibility and the timing, type, amount and terms of the awards, subject to the terms of the LTIP.

Types of Awards

Awards under the LTIP may be in the form of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted shares, performance shares, performance units and restricted share units. The terms of each award will be set forth in a written agreement.

Stock Options

A stock option provides the option holder with the right to purchase Perrigo ordinary shares at a future date and at a specified price per share called the exercise price. Options under the LTIP may be either “incentive stock options,” as defined under the tax laws, or nonstatutory stock options; however, only employees may be granted incentive stock options. The per share exercise price may not be less than the fair market value of a Perrigo ordinary share on the date the option is granted. The Remuneration Committee (or our CEO, in the case of an option granted to a participant who is not subject to Section 16 of the Exchange Act) may specify any period of time following the date of grant during which options are exercisable, but the period cannot be longer than 10 years. Incentive stock options are subject to additional limitations relating to such things as employment status, minimum exercise price, length of exercise period, maximum value of the share underlying the options and a required holding period for shares received upon exercise of the option.

Upon exercise, the option holder may pay the exercise price in several ways. He or she may pay in cash, in previously acquired shares or, if permitted by terms of his or her award agreement, other consideration having a fair market value equal to the exercise price, or through a combination of the foregoing.

Except for adjustments to effect mergers, reorganizations, consolidations, share splits, share dividends, recapitalizations or similar events, in no event shall the purchase price of an option be decreased after the grant date or surrendered in consideration of a new option grant with a lower exercise price or be cancelled or exchanged for cash without shareholder approval.

Stock Appreciation Rights

A stock appreciation right or “right” allows its holder to receive payment from us equal to the amount by which the fair market value of an ordinary share of Perrigo exceeds the grant price of the right on the exercise date. The grant price may not be less than the fair market value of an ordinary share of Perrigo on the grant date of the right and the term may not be greater than 10 years.

Under the LTIP, the Remuneration Committee may grant rights in conjunction with the grant of stock options or on a stand-alone basis. If the Remuneration Committee grants a right with an option award,

then the holder can exercise the rights at any time during the life of the related option, but the exercise will proportionately reduce the number of his or her related stock options. The holder can exercise stand-alone stock appreciation rights during the period determined by the Remuneration Committee (or the CEO, as applicable). Upon the exercise of a stock appreciation right, the holder receives cash, ordinary shares of Perrigo or other property, or a combination thereof, in the Remuneration Committee’s or the CEO’s discretion, as applicable. Except for adjustments to effect mergers, reorganizations, consolidations, share splits, share dividends, recapitalizations or similar events, in no event shall the grant price of a stock appreciation right be decreased after the grant date or surrendered in consideration of a new stock appreciation right grant with a lower grant price or be cancelled in exchange for cash without shareholder approval.

Restricted Shares and Restricted Share Units

Restricted shares refers to ordinary shares of Perrigo subject to a risk of forfeiture or other restrictions on ownership for a certain period of time. During the restricted period, the holder of restricted shares may not sell or otherwise transfer the shares, but he or she may vote the shares and may be entitled to any dividend or other distributions if determined by the Remuneration Committee or the CEO, as applicable. The restricted shares become freely transferable when the restriction period expires.

A restricted share unit award is an award valued by reference to Perrigo ordinary shares that entitles the holder to receive one ordinary share of Perrigo or cash equal to the value of one ordinary share of Perrigo on the date of vesting of the award. Restricted share units are subject to a risk of forfeiture or other restrictions on ownership for a certain period of time.

The Remuneration Committee (or the CEO, as applicable) sets the terms and conditions of restricted share and restricted share unit awards, including the restrictions applicable to such awards. The Remuneration Committee (or the CEO, as applicable) also determines whether the restrictions have been satisfied and the form of payment of restricted stock units, which may be in cash or Perrigo ordinary shares.

Performance Shares and Performance Units

A performance share is a right to receive ordinary shares of Perrigo or equivalent value in the future, contingent on the achievement of performance goals or other objectives during a specified period. A performance unit represents an award valued by reference to property other than ordinary shares of Perrigo, as designated by the Remuneration Committee (or the CEO, as applicable), contingent on the achievement of performance goals or other objectives during a specified period.

The Remuneration Committee or the CEO, as applicable, sets the terms and conditions of each award, including the performance goals that must be attained and the various percentages of performance unit value to be paid out upon full or partial attainment of those goals. The Remuneration Committee or the CEO, as applicable, also determines whether the goals have been satisfied and the form of payment, which may be in cash, ordinary shares of Perrigo, other property or a combination thereof.

Dividend Equivalents

A dividend equivalent provides a participant with the right to receive an amount equal to the amount of dividends paid on one ordinary share of Perrigo for each share represented by the dividend equivalent award. The Remuneration Committee or the CEO, as applicable, determines whether a participant will receive dividend equivalents in connection with an award. Such dividend equivalents shall be subject to the same terms and conditions as the award to which the dividend equivalents relate and shall be payable only if and to the extent the underlying awards become vested.

Minimum Vesting Requirements

The LTIP allows for the grant of awards subject to time-based vesting or performance-based vesting or both. Awards have a minimum vesting period of one-year, except that this one-year minimum vesting requirement does not apply if the participant’s termination from service occurs due to his or her death, disability, or retirement, upon a change in control, or upon his or her termination without cause or separation for good reason within a specified period following a change in control. The one-year minimum vesting requirement also does not apply to any award granted in substitution for another award that does not reduce the vesting period of the award being substituted.

Termination of Employment

The LTIP provides that upon a participant’s death, disability or retirement, (i) all outstanding awards (other than performance units) immediately vest, (ii) performance units will vest or be forfeited depending on the attainment of performance goals, and (iii) stock options and stock appreciation rights may be exercised by the participant, or by his or her estate, beneficiary or conservator in the case of death or disability, at any time prior to their stated expiration dates.

If the participant’s employment is terminated involuntarily for economic reasons, for example, restructurings, dispositions or layoffs, as determined in the discretion of the Remuneration Committee (or the CEO, as applicable), the participant may exercise any vested options or stock appreciation rights until the earlier of 30 days following the date that is 24 months after the termination date and the expiration date of the options or stock appreciation rights. Unvested options, stock appreciation rights, restricted shares and service-vesting restricted share units that are scheduled to vest during the 24-month period following the termination date will continue to vest as if the participant had continued to perform services during the 24-month period. Those not scheduled to vest during the 24-month period are forfeited on the termination date. Unvested performance units for which the performance period is scheduled to end during the 24-month period following the participant’s termination date will vest or be forfeited depending on the attainment of performance goals. Any shares subject to a performance unit for which the performance period is not scheduled to end during such 24-month period shall be forfeited on the participant’s termination date.

If a participant’s termination is for cause, all outstanding awards are forfeited. Except as otherwise provided above, in all other terminations, unvested awards are forfeited on the termination date and the participant may exercise his or her vested options and stock appreciation rights during the three-month period after the termination date, but not later than the expiration date of the option or stock appreciation right. In certain circumstances, the LTIP provides for extended exercisability when a participant dies following termination. The payment of certain awards to officers or other key employees following termination from employment will be delayed by at least six months if earlier payment of the awards would result in the imposition of excise taxes on him or her.

This section describes the default rules applicable to awards. The Remuneration Committee (or the CEO, as applicable) has discretion to establish different terms and conditions relating to the effect of a participant’s termination date on awards under the LTIP.

Change in Control

Regardless of the vesting requirements that otherwise apply to an award under the LTIP, unless the Remuneration Committee (or the CEO, as applicable) determines otherwise in an individual award agreement, if the participant’s termination date occurs by reason of a termination without cause or a separation for good reason on or after a change in control and prior to the two-year anniversary of the change in control, all outstanding awards will vest as of such termination date. In the case of performance units, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels.

On a change in control, the Remuneration Committee has the discretion to take any of the following actions with respect to awards granted under the LTIP, without the consent of any participant: (i) require that any outstanding option or stock appreciation right be surrendered for cash or Perrigo shares, (ii) terminate any outstanding option or stock appreciation right after participants have been given an opportunity to exercise such awards, or (iii) convert the award to an award of the surviving corporation.

Generally, a change in control is defined in the LTIP to mean (1) a change in ownership of 50% or more of Perrigo ordinary shares, (2) the consummation of a merger, consolidation or similar transaction following which our shareholders cease to own shares representing more than 50% of the voting power of the surviving entity (or the parent of such entity) or (3) a change in Board composition so that a majority of the Board is comprised of individuals who are neither incumbent members nor their nominees.

Performance-Based Awards Prior to 2018

Prior to January 1, 2018, the Remuneration Committee could designate an award as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. These awards were conditioned on the achievement of one or more performance measures based on one or any combination of the following, as selected by the Remuneration Committee: cash flow; cash flow from operations; net income; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on invested capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; cost control; debt reduction; productivity; delivery performance; safety record; share price; share price appreciation; and total shareholder return of Perrigo or of a division or affiliate of Perrigo that employs the participant.

The maximum annual cash payment that may be made in settlement of a performance-based compensation award to an executive subject to Section 162(m) of the Code is $6,000,000. No awards granted on or after January 1, 2018 will be considered performance-based compensation for purposes of Section 162(m) of the Code.

Adjustments

The number of shares that may be issued under the LTIP and the number of shares subject to outstanding awards may be adjusted in the event of a merger, reorganization, consolidation, share split,

share dividend, recapitalization or other similar event affecting the number of outstanding ordinary shares of Perrigo. In that event, the Remuneration Committee also may make appropriate adjustments to any options, stock appreciation rights, restricted shares, restricted share units, performance shares, performance units or other awards outstanding under the LTIP.

Transferability

The recipient of an award under the LTIP generally may not pledge, assign, sell or otherwise transfer his or her stock options, stock appreciation rights, restricted shares, restricted share units, performance shares, or performance units other than by will or by the laws of descent and distribution. The Remuneration Committee, however, may establish rules and procedures to allow participants in the LTIP to transfer nonstatutory stock options to immediate family members or to certain trusts or partnerships.

Subplans

The LTIP includes three subplans that reflect the requirements of applicable foreign laws with respect to certain types of awards.

•

The first subplan is for awards granted to participant who are residents of the state of Israel for Israeli income tax purposes. These participants may be granted awards that are intended to meet the requirements of Section 102 or Section 3(i) of the Israeli Income Tax Ordinance [New Version], 1961 (the “Israeli Tax Ordinance”) as amended by Amendment no. 132 to the Israeli Tax Ordinance.

•

The second subplan is for employees and directors who are residents of the Republic of Ireland for tax purposes or who are subject to Irish taxation. These participants may be granted fully vested shares that are subject to restrictions (the shares are “clogged”) that meet the requirements of a clog scheme under Section 128D of the Taxes Consolidation Act 1997 (as amended).

•

The third subplan is for granting awards to non-employee directors and to consultants, with the intent that the portion of the LTIP covering employees meet the requirements of an “employee share scheme” under Irish company law.

Plan Amendment and Termination

Generally, the Board may amend or terminate the LTIP at any time without shareholder approval. Without shareholder approval, however, the Board may not: (1) increase the number of Perrigo ordinary shares available for issuance under the LTIP (other than as described in “Adjustments” above); (2) change the employees or the class of employees eligible to participate in the LTIP; (3) change the minimum exercise price for any option or stock appreciation right below the grant date fair market value of the award; or (4) materially change the terms of the LTIP. In addition, if any action that the Board proposes to take will have a materially adverse effect on the rights of any participant or beneficiary under an outstanding award, then the affected participant or beneficiary must consent to the action.

Amendment of Awards

The Remuneration Committee or the CEO may amend the terms of any award previously granted, provided that (i) no such amendment will impair the rights of any participant without his or her consent, and (ii) the CEO may only amend the terms of awards granted to participants who are not subject to Section 16 of the Exchange Act.

Clawback

The LTIP includes a claw-back provision that allows Perrigo to recover equity-based compensation paid to an executive under the LTIP (and associated gains) if Perrigo’s financial results are later restated due to the individual’s misconduct, including, without limitation, fraud or knowing illegal conduct. In addition, any Perrigo shares acquired under the LTIP (including shares acquired through the exercise of options and/or stock appreciation rights), and any gains or profits on the sale of such shares, will be subject to any clawback or recoupment policy adopted by Perrigo, as in effect from time to time.

Deferral of Awards

At the discretion of the Remuneration Committee (or the CEO, in the case of a participant who is not subject to Section 16 of the Exchange Act), a participant may elect to defer the payment or settlement of awards upon such terms and conditions as the Remuneration Committee (or the CEO) may prescribe.

Tax Consequences

The holder of an award granted under the LTIP may be affected by certain U.S. federal income tax consequences. Special rules may apply to individuals who may be subject to Section 16(b) of the Exchange Act. The following discussion of U.S. federal income tax consequences is based on U.S. federal income tax laws in effect on the date of this Proxy Statement and is not a complete description of the U.S. federal income tax consequences that apply to participants in the LTIP. This summary is not intended to be exhaustive and does not constitute legal or tax advice. This summary does not address municipal, state or foreign income tax consequences of awards, or employment taxes.

Incentive Stock Options. There are no federal income tax consequences associated with the grant or exercise of an incentive stock option, so long as the holder of the option was our employee at all times during the period beginning on the grant date and ending on the date three months before the exercise date. The “spread” between the exercise price and the fair market value of Perrigo ordinary shares on the exercise date, however, is an adjustment for purposes of the alternative minimum tax. A holder of incentive stock options defers income tax on the share’s appreciation until he or she sells the shares.

Upon the sale of the shares, the holder realizes a long-term capital gain (or loss) if he or she sells the shares at least two years after the option grant date and has held the shares for at least one year. The capital gain (or loss) equals the difference between the sales price and the exercise price of the shares. If the holder disposes of the shares before the expiration of these periods, then he or she recognizes ordinary income at the time of sale (or other disqualifying disposition) equal to the lesser of (1) the gain he or she realized on the sale and (2) the difference between the exercise price and the fair market value of the shares on the exercise date. This ordinary income is treated as compensation for tax purposes. The holder will treat any additional gain as short-term or long-term capital gain, depending on whether he or she has held the shares for at least one year from the exercise date. If the holder does not satisfy the employment requirement described above, then he or she recognizes ordinary income (treated as compensation) at the time he or she exercises the option under the tax rules applicable to the exercise of a nonstatutory stock option. We are entitled to an income tax deduction to the extent that an option holder realizes ordinary income

Nonstatutory Stock Options. There are no federal income tax consequences to us or to the recipient of a nonstatutory stock option upon grant. Upon exercise, the option holder recognizes ordinary income equal to the spread between the exercise price and the fair market value of Perrigo ordinary shares on the exercise date. This ordinary income is treated as compensation for tax purposes. The basis in shares acquired by an option holder on exercise equals the fair market value of the shares at that time. The capital gain holding period begins on the exercise date. Perrigo receives an income tax deduction upon the exercise of a nonstatutory stock option in an amount equal to the spread.

Stock Appreciation Rights. There are no tax consequences associated with the grant of stock appreciation rights. Upon exercise, the holder of stock appreciation rights recognizes ordinary income in the amount of the appreciation paid to him or her. This ordinary income is treated as compensation for tax purposes. Perrigo receives a corresponding deduction in the same amount that the holder recognizes as income.

Restricted Shares. Unless the holder makes an election to accelerate the recognition of income to the grant date (as described below), the holder of restricted shares does not recognize any taxable income on the shares while they are restricted. When the restrictions lapse, the holder’s taxable income (treated as compensation) equals the fair market value of the shares (less the amount paid for the shares, if any). If within 30 days of receiving a restricted share award the holder files with the Internal Revenue Service an election under Section 83(b) of the Code, the holder will recognize ordinary income equal to the fair market value of the shares on the grant date (less the amount paid for the shares, if any) and any future appreciation will be taxed at capital gain rates. Generally, at the time the holder recognizes taxable income with respect to restricted shares, Perrigo will receive a deduction in the same amount.

Performance Shares, Performance Units and Restricted Share Units. There are no tax consequences associated with the grant of performance shares, performance units or restricted share units. The holder recognizes ordinary income (treated as compensation) upon a payment on the performance shares, performance units or restricted share unit awards in amount equal to the payment received, and Perrigo receives a corresponding tax deduction.

Section 280G. Under certain circumstances, the accelerated vesting of an award in connection with a change in control of Perrigo might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent they are considered excess parachute payments, a participant in the LTIP may be subject to a 20% excise tax and Perrigo may be unable to receive a tax deduction.

Section 409A. Section 409A of the Code imposes complex rules on nonqualified deferred compensation arrangements, including requirements with respect to elections to defer compensation and the timing of payment of deferred amounts. Depending on how they are structured, certain equity-based awards may be subject to Section 409A of the Code, while others are exempt. If an award is subject to Section 409A of the Code and a violation occurs, the affected participant may be subject to a 20% penalty tax and, in some cases, interest penalties. The LTIP and awards granted under the LTIP are intended to be exempt from or conform to the requirements of Section 409A of the Code.

Section 162(m). Generally, whenever an award holder recognizes ordinary income under the LTIP, a corresponding deduction is available to Perrigo. However, Section 162(m) of the Code placed a

$1 million limit on the amount of compensation that Perrigo can deduct in any one taxable year for certain covered employees. Historically, certain performance-based pay has been excluded from this limit. However, the performance-based compensation exception has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to certain covered employees in excess of $1 million per taxable year will not be deductible unless it qualified for the transition relief applicable to certain arrangements in place as of November 2, 2017. Due to uncertainties in the application and the interpretation of the changes to Section 162(m) of the Code and the transition relief for arrangements in place as of November 2, 2017, there is no assurance that compensation intended to be exempt from the $1 million deduction limit will in fact be exempt.

Plan Benefits

The number of ordinary shares that will be awarded under the 2019 LTIP is not currently determinable. As of December 31, 2018, the closing price of a Perrigo ordinary share was $38.75.

The stock options previously granted under the LTIP, on or prior to December 31, 2018, are as follows:

Name/Group	Number of Options
Named Executive Officers:
Murray S. Kessler	110,074
Ronald L. Winowiecki	35,669
Todd W. Kingma	25,595
Jeffrey R. Needham	205,916
Svend Andersen	24,749
John T. Hendrickson	425,313
Uwe F. Roehrhoff	72,149
All current executive officers as a group	1,074,277
All current non-executive directors as a group	58,186
All employees (excluding current executive officers)	4,991,426

The Board of Directors unanimously recommends that shareholders vote

FOR the approval of renewing and restating the Company’s Long-Term Incentive Plan

Proposal 5 – Approve the Creation of Distributable Reserves

From time to time, Irish companies seek shareholder approval to create additional “distributable reserves” to give themselves greater flexibility with respect to management of their capital. Under Irish Law, dividends and distributions and, generally, share repurchases or redemptions may only be made from distributable reserves in the Company’s unconsolidated balance sheet prepared in accordance with the Irish Companies Act 2014. Distributable reserves generally means the accumulated realized profits of the Company less accumulated realized losses of the Company and includes reserves created by way of capital reductions. In addition, no distribution or dividend may be made unless the net assets of the Company are equal to, or in excess of, the aggregate of the Company’s called up share capital plus undistributable reserves and the distribution does not reduce the Company’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which the Company’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed the Company’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

In November 2013, at the Special Meeting of shareholders of Perrigo Company and at the Extraordinary General Meeting of shareholders of Elan Corporation plc, the shareholders of each company pre-approved the creation of distributable reserves in the Company by approving the reduction of some or all of the share premium of the Company resulting from the issuance of shares in the Company in connection with the Elan acquisition.

Following the Elan acquisition, on December 18, 2013, the share premium of the Company was equal to US$19,983,892,898.19. On December 19, 2013, the Company presented a petition to the High Court of Ireland seeking, among other things, the High Court’s confirmation of a reduction in its share premium by US$5,500,000,000. On January 14, 2014, the High Court of Ireland, by way of court order confirmed the requested reduction in share premium of US$5,500,000,000. The High Court order was subsequently filed by the Company with the Registrar of Companies in Ireland, and on January 20, 2014 the Registrar of Companies issued a Certificate of Registration of Order of Court and Minute on Reduction of Share Premium Account, which gave effect to the reduction, resulting in the creation of distributable reserves of US$5,500,000,000 and a balance of share premium of the Company of US$14,483,892,898.19.

In November 2014, at the General Meeting of shareholders of the Company, the shareholders of the Company approved the creation of further distributable reserves in the Company by approving the reduction of some or all of the share premium of the Company of US$14,483,892,898.19.

On December 19, 2014, the Company presented a petition to the High Court seeking, among other things, the High Court’s confirmation of a reduction in its share premium by US$11,000,000,000. On January 30, 2015, the High Court, by way of court order confirmed the requested reduction in share premium of US$11,000,000,000. The High Court order was subsequently filed by the Company with the Registrar of Companies in Ireland, and on February 13, 2015 the Registrar of Companies issued a Certificate of Registration of Order of Court and Minute on Reduction of Share Premium Account, which gave effect to the requested reduction, resulting in the creation of additional distributable reserves of US$11,000,000,000 and a balance of share premium of the Company of US$5,419,400,000.

We are asking the shareholders to approve the creation of further distributable reserves in the Company by approving the reduction of some or all of the balance of share premium of the Company (the final amount to be determined by the directors or the Chief Financial Officer of the Company in their absolute discretion). If the shareholders approve the reduction in share premium, the Company may determine, at its discretion, to seek the confirmation of the Irish High Court for a reduction in share premium. If the Company does decide to seek confirmation from the High Court, whether the High Court determines to issue the required order is a matter for the discretion of the High Court.

The creation of further distributable reserves will give the Company greater flexibility with respect to management of its capital. Accordingly, we are asking shareholders to approve the following resolution as a Special Resolution of the Company at the AGM:

RESOLVED that subject to the confirmation of the High Court of Ireland (the “High Court”) pursuant to sections 84 and 85 of the Companies Act 2014 and the delivery of the relevant order of the High Court and minute approved by the High Court to the registrar of companies and the registration thereof in accordance with section 86 of the Companies Act of 2014, the share premium of the Company be reduced by cancelling all of the balance of the share premium of the Company (the “Authorized Amount”) or such other lesser amount as the directors or the Chief

Financial Officer of the Company or the High Court may determine in their absolute discretion and for the reserve arising as a result of such cancellation to be treated as profits available for distribution as defined by section 117 of the Companies Act of 2014; and that the directors of the Company be and they are authorized to determine, on behalf of the Company, to proceed to seek confirmation of the High Court to a reduction of the share premium account of the Company by the Authorized Amount or such lesser amount as the directors or the Chief Financial Officer of the Company or the High Court may determine in their absolute discretion or to determine not to proceed to seek the approval of the High Court at all pursuant to this resolution.

The Board of Directors unanimously recommends that the shareholders vote FOR the creation of distributable reserves by reducing some or all of the Company’s share premium

Proposal 6 – Renew the Board’s Authority to Issue Shares under Irish Law

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares which are part of the company’s authorized but unissued share capital. On May 4, 2018, shareholders granted the Board authority to issue shares, with such authority to expire on November 5, 2019. The proposed resolution seeks to renew the Board’s authority to issue shares.

It is customary practice in Ireland to seek shareholder authority to issue shares with an aggregate nominal value of up to 33% of the aggregate nominal value of the company’s issued share capital and for such authority to be renewed each year.

Consistent with that practice, we are seeking approval to issue up to a maximum of 33% of our issued ordinary capital for a period expiring 18 months from the passing of this resolution, unless otherwise varied, revoked or renewed. We expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and the U.S. Securities and Exchange Commission, including those rules that limit our ability to issue shares in specified circumstances. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Approval of this resolution would merely place us on par with other NYSE-listed companies.

Accordingly, we are asking shareholders to approve the following resolution as an Ordinary Resolution of the Company at the AGM:

RESOLVED that the directors are generally and unconditionally authorized to exercise all powers to allot and issue relevant securities (within the meaning of section 1021 of the Companies Act 2014)

up to an aggregate nominal value of approximately €44,838 (44,838,112 shares) (being equivalent to approximately 33% of the aggregate nominal value of the issued share capital of the Company as at the last practicable date prior to the issue of the notice of this meeting) and that the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred had not expired.

The Board of Directors unanimously recommends that shareholders vote

FOR the renewal of the Board’s authority to issue shares under Irish law

Proposal 7 – Renew the Board’s Authority to Opt-out of

Statutory Pre-emption Rights under Irish Law

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the pre-emption right). On May 4, 2018, shareholders granted the Board this authorization, with such authority to expire on November 5, 2019. The proposed resolution seeks to renew the Board’s authority to opt-out of statutory pre-emption rights.

It is customary practice in Ireland to seek shareholder authority to opt-out of the pre-emption rights provision in the event of (1) the issuance of shares in connection with any rights issue and (2) the issuance of shares for cash, if the issuance is limited to up to 5% of a company’s issued ordinary share capital (with the possibility of issuing an additional 5% of the company’s issued ordinary share capital provided the company uses it only in connection with an acquisition or specified capital investment that is announced contemporaneously with the issuance, or which has taken place in the preceding six-month period and is disclosed in the announcement of the issue), bringing the total acceptable limit to 10% of the company’s issued ordinary share capital.

It is also customary practice for such authority to be limited to a period of up to 18 months. Consistent with these customary practices, we are seeking this authority for a period expiring 18 months from the passing of this resolution, unless otherwise varied, renewed or revoked. We expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish customary practice. Similar to the authorization requested in Proposal 6, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Approval of this resolution would merely place us on par with other NYSE-listed companies.

Accordingly, we are asking shareholders to approve the following resolution as a Special Resolution of the Company at the AGM:

RESOLVED that, subject to and conditional on the passing of the resolution in respect of Proposal No. 6 as set out above, the directors are empowered pursuant to section 1023 of the Companies Act 2014 to allot and issue equity securities (within the meaning of section 1023 of the Companies Act 2014) for cash, pursuant to the authority conferred by Proposal No. 6 as if section 1022 of that Act did not apply to any such allotment, provided that this power shall be limited to:

(a)

the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and

(b)

the allotment (otherwise than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of approximately €13,587 (13,587,306 shares) (being equivalent to approximately 10% of the aggregate nominal value of the issued ordinary share capital of the Company as of February 26, 2019) (the latest practicable date before this Proxy Statement) provided that, with respect to 6,793,653 of such shares, (being equivalent to approximately 5% of the issued ordinary share capital as of February 26, 2019), such allotment is to be used for the purposes of an acquisition or a specified capital investment;

and, in each case, the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.

The Board of Directors unanimously recommends that shareholders vote FOR the renewal of the Board’s authority to opt-out of statutory pre-emption rights under Irish law

Other Matters

Presentation of Irish Statutory Financial Statements

The Company’s Irish Statutory Financial Statements for the fiscal year ended December 31, 2018, including the reports of the directors and auditor thereon, will be considered at the AGM. Since we are an Irish company, we are required to prepare Irish statutory financial statements under applicable Irish company law and to deliver those accounts to shareholders of record in connection with our AGM. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the AGM. We will mail without charge, upon written request, a copy of the Irish Statutory Financial Statements to beneficial owners of our shares and shareholders of record. Requests should be sent to: Perrigo Company plc, Attention: Todd W. Kingma, Company Secretary, Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland, or at GeneralMeeting@perrigo.com. The Company’s Irish Statutory Financial Statements are also available on our website at www.perrigo.com.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including financial statement schedules, is on file with the Securities and Exchange Commission and delivered with this proxy statement. If you would like a copy of the exhibits to the Form 10-K, please contact Todd W. Kingma, Company Secretary, Perrigo Company plc, Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland, or at GeneralMeeting@perrigo.com.

Questions and Answers and Voting Information

1.	Who may vote and how many votes do I have?

Shareholders owning Perrigo’s ordinary shares at the close of business on February 26, 2019, the record date, or their proxy holders, may vote their shares at the AGM. On that date, there were 135,873,069 Perrigo ordinary shares outstanding.

Each ordinary share held as of the record date is entitled to one vote on each matter properly brought before the AGM.

2.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Shareholder of Record: If your ordinary shares are registered directly in your name with Perrigo’s Transfer Agent, Computershare, you are considered, with respect to those shares, the “shareholder of record.”

Beneficial Owner: If your shares are held in a brokerage account or by another nominee (including through a Tel Aviv Stock Exchange (“TASE”) Clearing House member), you are considered to be the beneficial owner of shares held in “street name,” and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, bank or other nominee. As the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee how to vote, and you are also invited to attend, but not vote at, the AGM. If you are a beneficial owner, you may not vote your shares in person at the AGM unless you obtain a legal proxy giving you the right to vote those shares at the AGM from the broker, bank or other nominee holding your shares in street name, or if you are a beneficial owner of shares traded through the TASE, unless you obtain a certificate of ownership from the Tel Aviv Stock Exchange Clearing House Ltd. (the “TASE Clearing House”) member through which your shares are registered. If your shares are held in this way, your broker, bank or other nominee should have enclosed or provided voting instructions for you to use in directing the broker, bank or other nominee how to vote your shares.

3.	How do I vote?

While you should follow the specific voting instructions given by your bank, broker or other nominee; here is a summary of the common voting methods:

If you own ordinary shares as a shareholder of record, you may vote your shares in any of the following ways:

•	mailing your completed and signed proxy card in the enclosed return envelope by following the instructions set forth in the enclosed proxy card;
•	voting by telephone by following the recorded instructions or over the Internet as instructed on the enclosed proxy card; or
•	attending the AGM and voting in person.

If you vote by Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card by mail.

If you hold your shares in street name (other than through a TASE Clearing House member):

•

You will need to obtain a legal proxy from your bank, broker or nominee in order for you to vote in person at the AGM and submit the legal proxy along with your ballot at the AGM. In addition, you may request paper copies of the Proxy Statement from your broker, bank or nominee by following the instructions on the Internet Notice of Availability provided by your broker, bank or nominee.

If you own shares that are traded through the TASE, you may vote your shares in one of the following two ways:

•

By mail: complete, sign and date the proxy card and attach to it an ownership certificate from the TASE Clearing House member through which your shares are registered (i.e., your broker, bank or other nominee) indicating that you were the beneficial owner of the shares on February 26, 2019, the record date for voting, and return the proxy card along with the ownership certificate, to our designated address for that purpose in Israel, P.O. Box 7100, Tel Aviv, 6107002, Israel. The proxy card and ownership certificate must be received no later than April 22, 2019 at 11:49 p.m., to be included in the tally of shares voted at the AGM. If the TASE member holding your shares is not a TASE Clearing House member, please make sure to include an ownership certificate from the TASE Clearing House member in which name your shares are registered.

•

In person: attend the AGM, where ballots will be provided. If you choose to vote in person at the AGM, you need to bring an ownership certificate from the TASE Clearing House member through which your shares are registered (i.e., your broker, bank or other nominee) indicating that you were the beneficial owner of the shares on February 26, 2019, the record date for voting. If the TASE member holding your shares is not a TASE Clearing House member, please make sure to include an ownership certificate from the TASE Clearing House member in which name your shares are registered.

4.	If I voted by proxy, can I still attend and vote at the AGM?

Yes. Even if you have voted by proxy, you may still attend and vote at the AGM. Please note, however, that if you are a beneficial owner whose shares are held in street name, you are not the shareholder of record. In that event, if you wish to attend and vote at the AGM, you must obtain a proxy issued in your name from that holder of record giving you the right to vote your shares at the AGM, or if you are a beneficial owner of shares traded through the TASE, you must obtain a certificate of ownership from the TASE Clearing House member through which your shares are registered.

5.	May I change my vote after I have mailed my signed proxy card or voted by telephone or over the Internet?

Yes, if you own ordinary shares as a shareholder of record, you may change your vote at any time before your proxy is voted at the AGM in one of four ways:

•	timely deliver a valid later-dated proxy by mail by following the instructions set forth in the enclosed proxy card;

•	timely deliver written notice that you have revoked your proxy to the Company Secretary at the following address:

Perrigo Company plc,

Sharp Building,

Hogan Place,

Dublin 2, D02 TY74, Ireland

Attn: Company Secretary;

•	timely submit revised voting instructions by telephone or over the Internet by following the instructions set forth on the proxy card; or
•	attend the AGM and vote in person. Simply attending the AGM, however, will not revoke your proxy or change your voting instructions; you must vote by ballot at the AGM to change your vote.

If you are a beneficial owner of shares held in street name (including through a TASE Clearing House member) and you have instructed your bank, broker or other nominee to vote your shares, you may revoke your proxy at any time, before it is exercised, by:

•	following the requirements of your bank, broker or nominee or, if your shares are traded through the TASE, the TASE Clearing House member through which your shares are registered; or
•

voting in person at the AGM by obtaining a legal proxy from your bank, broker or nominee and submitting the legal proxy with your ballot (if your shares are traded through the NYSE) or by obtaining a certificate of ownership from the TASE Clearing House member through which your shares are registered and submitting the certificate of ownership along with your ballot (if your shares are traded through the TASE).

6.	How does discretionary voting authority apply?

If you sign, date and return your proxy card or vote by telephone or Internet, your vote will be cast as you direct. If you do not indicate how you want to vote, you give authority to Ron Winowiecki and Todd Kingma to vote on the items discussed in these proxy materials and on any other matter that is properly raised at the AGM. In that event, your proxy will be voted consistent with the Board’s voting recommendations and FOR or AGAINST any other properly raised matters at the discretion of Ron Winowiecki and Todd Kingma.

7.	What constitutes a quorum?

According to our Memorandum and Articles of Association, the presence of more than 50% of the total issued shares constitutes a quorum. You will be considered part of the quorum if you return a signed and dated proxy card, vote by telephone or Internet, or attend the AGM in person. Abstentions and broker non-votes are counted as “shares present” at the AGM for purposes of determining whether a quorum is present at the meeting.

8.	What are broker non-votes?

A broker non-vote occurs when the broker, bank or other holder of record that holds your shares in street name is not entitled to vote on a matter without instruction from you and you do not give any instruction. Unless instructed otherwise by you, brokers, banks and other street name holders will not have discretionary authority to vote on any matter at the AGM other than Proposal 2 and will be considered “broker non-votes” having no effect on the relevant resolution.

9.	What is the required vote?

To pass an ordinary resolution, a simple majority of the votes cast in person or by proxy must be in favor of the resolution, while 75% of the votes cast is required for a special resolution to pass.

The election of each person nominated to serve as a director in Proposal 1 and Proposals 2-4 and 6 are ordinary resolutions requiring a simple majority of votes cast. Proposals 5 and 7 are special resolutions requiring 75% of votes cast to pass. Abstentions and broker non-votes will have no impact on the outcome of any proposal.

10.	How do I submit a shareholder proposal or director nomination for the next AGM?

If you want to submit a proposal for inclusion in our proxy statement for the 2020 AGM or nominate an individual for election as a director at the 2020 AGM, you should carefully review the relevant provisions of the Company’s Memorandum and Articles of Association. You must submit your proposal no later than November    , 2019. Your nomination or proposal must be in writing and must comply with the proxy rules of the Securities and Exchange Commission (the “SEC”) and the Memorandum and Articles of Association of the Company. If you want to submit a nomination or proposal to be raised at the 2020 AGM but not included in the proxy statement, we must receive your written proposal on or after January 27, 2020, but on or before February 16, 2020. If you submit your proposal after the deadline, then SEC rules permit the individuals named in the proxies solicited by Perrigo’s Board of Directors for that meeting to vote on that proposal at their discretion, but they are not required to do so.

To properly bring a proposal (other than the nomination of a director) before an annual general meeting, the advance notice provisions of our Articles of Association require that your notice of the proposal must include in summary: (1) your name and address and the name and address of the beneficial owner of the shares, if any; (2) the number of Perrigo ordinary shares owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings that you or any beneficial owner have entered into with respect to the shares (which information must be supplemented as of the record date) or the business proposed to be brought before the meeting; (4) a representation that you or any beneficial owner are the holder of shares entitled to vote at the meeting and intend to appear at the meeting to propose such business; (5) a representation whether you or any beneficial owner are a part of a group that intends to deliver a proxy statement or otherwise solicit proxies on the proposal; (6) any other information regarding you or any beneficial owner that would be required under the SEC’s proxy rules and regulations; and (7) a brief description of the business you propose to be brought before the meeting, the reasons for conducting that business at the meeting, and any material interest that you or any beneficial owner has in that business. You should send any proposal to our Company Secretary at Perrigo Company plc, Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland.

With respect to director nominations, the advance notice provisions of our Articles of Association require that your notice of nomination must include: (1) your name and address and the name and address of the beneficial owner of the shares, if any; (2) the number of Perrigo ordinary shares owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings that you or any beneficial owner have entered into with respect to the shares (which information must be supplemented as of the record date); (4) a representation that you or any beneficial owner are the holder of shares entitled to vote at the meeting and intend to appear at the meeting to propose such business; (5) a representation whether you or any beneficial owner are a part of a group that intends to deliver a proxy statement or otherwise solicit proxies on the proposal; (6) the name, age and home and business addresses of the nominee; (7) the principal occupation or employment of the nominee; (8) the number of Perrigo ordinary shares that the nominee beneficially owns; (9) a statement that the nominee is willing to be nominated and serve as a director; (10) an undertaking to provide any other information required to determine the eligibility of the nominee to serve as an independent director or that could be material to shareholders’ understanding of his or her independence; and (11) any other information regarding you, any beneficial owner or the nominee that would be required under the SEC’s proxy rules and regulations had our Board of Directors nominated the individual. You should send your proposed nomination to our Company Secretary at Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland.

11.	How do I use proxy access to nominate a director candidate for the next AGM?

Any stockholder or group of up to 20 stockholders meeting our continuous ownership requirement of 3% or more of our ordinary shares for at least 3 years who wishes to nominate a candidate or candidates for election in connection with our 2020 AGM and require us to include such nominees in our proxy statement and form of proxy must submit their nomination and request so it is received by us on or after October    , 2019, but on or before November    , 2019. The number of candidates that may be so nominated is limited to the greater of two or the largest whole number that does not exceed 20% of the Board. Loaned shares recallable on five U.S. business days’ notice count as owned for purposes of meeting the continuous ownership requirement, but each stockholder in the requesting group must have full voting and investment rights as well as economic interest in their shares at the time of nomination, record date and meeting date. Two or more investment funds that are under common management and investment control will count as one stockholder for purposes of determining the size of the group. All proxy access nominations must meet the requirements of the Company’s Memorandum and Articles of Association. You should send your nomination and request to our Company Secretary at Perrigo Company plc, Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland.

12.	What are the Irish Statutory Financial Statements?

The Irish Statutory Financial Statements are the financial statements required to be prepared in accordance with the Irish Companies Act 2014 and cover the results of operations and financial position of the Company for the fiscal year ended December 31, 2018. Our Irish statutory financial statements, including the reports of the auditor and the directors thereon, will be considered at the AGM and we are mailing those accounts to shareholders of record. Since we are an Irish company, we are required to prepare Irish statutory financial statements under applicable Irish company law and deliver those accounts to shareholders of record in connection with our AGM. However, as shareholder approval of those financial statements is not required, it will not be sought at the AGM. We will mail without charge, upon written request, a copy of the Irish statutory financial statements to beneficial owners and shareholders of record of our shares. Requests should be sent to: Perrigo

Company plc, Attention: Company Secretary, Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland or by email at GeneralMeeting@perrigo.com.

13.	What does it mean if I receive more than one proxy card?

Your shares are likely registered differently or are in more than one account. You should complete and return each proxy card you receive to guarantee that all of your shares are voted.

14.	Who pays to prepare, mail and solicit the proxies?

Perrigo pays all of the costs of preparing and mailing the proxy statement and soliciting the proxies. We do not compensate our directors, officers and employees for mailing proxy materials or soliciting proxies in person, by telephone or otherwise.

15.	Can I access these proxy materials on the Internet?

Yes. The Proxy Statement and our Annual Report on Form 10-K and a link to the means to vote by Internet are available at http://www.viewproxy.com/perrigo/2019.

EXHIBIT A

The Company provides non-GAAP financial measures as additional information that it believes is useful to investors and analysts in evaluating the performance of the Company’s ongoing operating trends, facilitating comparability between periods and companies in similar industries and assessing the Company’s prospects for future performance. These non-GAAP financial measures exclude items, such as impairment charges, restructuring charges, and acquisition and integration-related charges, that by their nature affect comparability of operational performance or that we believe obscure underlying business operational trends. The non-GAAP measures the Company provides are consistent with how management analyzes and assesses the operating performance of the Company, and disclosing them provides investor insight into management’s view of the business. Management uses these adjusted financial measures for planning and forecasting in future periods, and evaluating segment and overall operating performance. In addition, management uses certain of the profit measures as factors in determining compensation.

PERRIGO COMPANY PLC RECONCILIATION OF NON-GAAP MEASURES

Table I

(in millions)

(unaudited)

Twelve Months Ended December 31, 2018
Operating Income
Consolidated
Reported	$236.5
As a % of reported net sales	5.0%
Effective tax rate
Adjustments:
Amortization expense related primarily to acquired intangible assets	$338.6
Acquisition and integration-related charges and contingent consideration adjustments	56.6
Restructuring charges and other termination benefits	28.4
Gain/Loss on divestitures	(5.0)
Unusual litigation	3.2
Separation and reorganization expense	13.9
Impairment charges	224.4

Adjusted	$896.6
As a % of reported net sales	18.9%

PERRIGO COMPANY PLC RECONCILIATION OF NON-GAAP MEASURES

Table I (continued)

(in millions)

(unaudited)

	Twelve Months Ended
	December 31, 2018
	Gross Profit	Operating Income
Consumer Healthcare International
Reported	$702.5	$16.5
As a % of reported net sales	47.0%	1.1%
Adjustments:
Amortization expense primarily related to acquired intangible assets	$87.6	$200.1
Impairment charges	-	1.8
Restructuring charges and other termination benefits	-	17.4
Unusual litigation	-	3.2
Acquisition and integration-related charges and contingent consideration adjustments	-	(0.3)

Adjusted	$790.1	$238.7
As a % of reported net sales	52.8%	16.0%

	Twelve Months Ended
	December 31, 2018	December 31, 2017	Total Change	FX Change	Constant Currency Change
Net sales
CHCA	$2,411.6	$2,429.9
Less: animal health net sales	(93.9)	(141.3)

	$2,317.7	$2,288.6	1.3%	0.1%	1.4%

Twelve Months Ended
December 31, 2018
Operating cash flow	$593.0
Less: IPR&D Investments	50.0

Adjusted operating cash flow	$643.0
Adjusted net income	$628.9
Cash conversion ratio	102%

ANNEX A

PERRIGO COMPANY PLC

2019 LONG-TERM INCENTIVE PLAN

SECTION 1. PURPOSE AND HISTORY. Perrigo Company, a Michigan corporation, sponsored the Perrigo Company 2008 Long-Term Incentive Plan (the “2008 Plan”) to encourage employees, directors and other persons providing significant services to Perrigo Company and its subsidiaries and/or Affiliates to acquire a proprietary interest in the growth and performance of Perrigo Company, to generate an increased incentive to contribute to its future success and prosperity, thus enhancing the value of Perrigo Company for the benefit of share owners, and to enhance the ability of Perrigo Company to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of Perrigo Company depends. Perrigo Company amended and restated the 2008 Plan and renamed the 2008 Plan the Perrigo Company 2013 Long-Term Incentive Plan (the “2013 Plan”) which was approved by the Perrigo Company shareholders on November 18, 2013. Effective December 18, 2013, Perrigo Company became a wholly-owned subsidiary of Perrigo Company plc, a public limited company headquartered in Ireland, and Perrigo Company plc assumed sponsorship of the 2013 Plan. Perrigo Company plc has amended and restated the 2013 Plan, as set forth herein, and has renamed the 2013 Plan the Perrigo Company plc 2019 Long-Term Incentive Plan (the “2019 Plan” or the “Plan”).

SECTION 2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” and “Associate” have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Share Award, Performance Share, Performance Unit, Restricted Share Unit, or any other right, interest, or option relating to Shares or other securities of Perrigo granted pursuant to the provisions of the Plan.

(c) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing any Award granted hereunder and signed by both Perrigo and the Participant.

(d) “Beneficiary” means the person or persons to whom an Award is transferred by his or her will or by the laws of descent and distribution of the state in which the Participant resided at the time of his or her death.

(e) “Board” means the Board of Directors of Perrigo Company plc.

(f) “Cause” means any of the following events, as determined by the Committee:

(1) The commission of an act which, if proven in a court of law, would constitute a felony violation under applicable criminal laws;

(2) A breach of any material duty or obligation imposed upon the Participant by the Company;

(3) Divulging the Company’s confidential information, or breaching or causing the breach of any confidentiality agreement to which the Participant or the Company is a party;

(4) Engaging or assisting others to engage in business in competition with the Company;

(5) Refusal to follow a lawful order of the Participant’s superior or other conduct which the Board or the Committee determines to represent insubordination on the part of the Participant; or

(6) Other conduct by the Participant which the Board or the Committee, in its discretion, deems to be sufficiently injurious to the interests of the Company to constitute cause.

(g) “CEO” means the Chief Executive Officer of Perrigo.

(h) A “Change in Control” means the occurrence of any of the following:

(1) Any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions) (other than (A) Perrigo, (B) any employee benefit plan of the Company or any Trustee of or fiduciary with respect to any such plan when acting in such capacity, or (C) any person who, on the Effective Date of the Plan, is an Affiliate of Perrigo and owning in excess of ten percent (10%) of the outstanding Shares of Perrigo and the respective successors, executors, legal representatives, heirs and legal assigns of such person), alone or together with its Affiliates and associates, and other than in a merger or consolidation of the type referred to in subsection (h)(2) below, has acquired or obtained the right to acquire the beneficial ownership of fifty percent (50%) or more of the Shares then outstanding;

(2) The consummation of a merger, consolidation or similar transaction involving Perrigo and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of Perrigo immediately prior to such consummation do not beneficially own (within the meaning of Rule 13d-3 of the Exchange Act or comparable successor rules), directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined voting power of the surviving entity in such merger, consolidation or similar transaction, or (B) outstanding voting securities representing more than fifty percent (50%) of the combined voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or

(3) The Continuing Directors no longer constitute a majority of the Board.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(j) “Committee” means the Remuneration Committee of the Board, which shall consist of not fewer than three directors, taking into consideration for each such director (i) the rules under Section 16(b) of the Exchange Act regarding “non-employee directors,” (ii) to the extent the administration of an Award relates to a Grandfathered Award, the requirements of Section 162(m) of the Code regarding “outside directors,” and (iii) the rules regarding “independent directors” of the securities exchange on which the Shares are listed, or any successor definition to any of the foregoing. For purposes of the Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee’s authority has been delegated pursuant to Section 3(a) or Section 3(b) of the Plan.

(k) “Company” means Perrigo Company plc, its subsidiaries and/or Affiliates.

(l) “Continuing Director” means any person who was a member of the Board on the Effective Date of the Plan, and any new director thereafter elected by the shareholders or appointed by the

Board, provided such new director’s election or nomination for election by the Perrigo shareholders was approved by a majority of directors who were either directors on the Effective Date or whose election or nomination for election was previously so approved.

(m) “Covered Employee” means a “covered employee” within the meaning of Section 162(m)(3) of the Code as in effect immediately prior to enactment of P.L. 115-97.

(n) “Disability” means (i) with respect to an Employee, disability as defined under the Company’s long term disability insurance plan under which such Employee is then covered; (ii) with respect to any Participant who is not covered under a Company long-term disability plan, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Committee in its sole discretion.

(o) “Dividend Equivalent” means a credit made to the bookkeeping account maintained by the Committee on behalf of a Participant, in an amount equal to the dividends paid on one Share for each Share represented by an Award held by such Participant, as described in Section 11 hereof.

(p) “Effective Date” has the meaning set forth in Section 17 hereof.

(q) “Employee” means any employee of the Company.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(s) “Fair Market Value” means (i) with respect to a Share, the last reported sale price of a Share on the date of determination, or on the most recent date on which the Share is traded prior to that date, as reported on the securities exchange on which the Shares are listed, and (ii) with respect to any other property, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(t) “Grandfathered Award” means an Award granted to a Covered Employee prior to November 2, 2017, which is (i) intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code as in effect immediately prior to enactment of P.L. 115-97 and (ii) not modified in any material respect on or after November 2, 2017, within the meaning of Section 13601(e)(2) of P.L. 115-97, as may be amended from time to time (including any rules and regulations promulgated thereunder).

(u) “Incentive Stock Option” means an Option that, at the time such Option is granted under Section 6 hereof, qualifies as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto. Only Employees may be awarded Incentive Stock Options.

(v) “Involuntary Termination for Economic Reasons” means that the Participant’s Termination Date occurs due to involuntary termination of employment by the Company by reason of a corporate restructuring, a disposition or acquisition of a business or facility, or a downsizing or layoff, as determined by the CEO, in his sole discretion, or by the Committee in the case of a Participant subject to Section 16 of the Exchange Act.

(w) “Nonstatutory Stock Option” means an Option granted under Section 6 hereof that is not intended to be an Incentive Stock Option.

(x) “Option” means an Award of an Incentive Stock Option or a Nonstatutory Stock Option.

(y) “Original Effective Date” means October 28, 2003.

(z) “Participant” means an Employee who has been granted an Award under the Plan.

(aa) “Performance Award” means any Award of Performance Shares or Performance Units pursuant to Section 9 hereof.

(bb) “Performance Period” means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which the performance goals specified by the Committee with respect to such Award are to be measured.

(cc) “Performance Share” means any grant pursuant to Section 9 hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(dd) “Performance Unit” means any grant pursuant to Section 9 hereof of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(ee) “Perrigo” means Perrigo Company plc and any successor thereto.

(ff) “Person” means any individual, corporation, partnership, association, joint-stock company, Company, unincorporated organization, limited liability company, other entity or government or political subdivision thereof.

(gg) “Prior Stock Plans” means (i) the Perrigo Company Employee Stock Option Plan, (ii) the Perrigo Company Non-Qualified Stock Option Plan for Directors, (iii) the Perrigo Company Restricted Stock Plan for Directors, and (iv) the Perrigo Company Restricted Stock Plan for Directors II.

(hh) “Restricted Share” means any Share issued with the restriction that the holder may not sell, transfer, pledge, or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(ii) “Restricted Share Award” means an award of Restricted Shares under Section 8 hereof.

(jj) “Restricted Share Unit” or “RSU” means restricted share units which entitle the Participant to receive Shares or the value thereof which is determined in whole or in part, or is otherwise based, on Shares pursuant to Section 10 hereof.

(kk) “Retirement” means a Participant’s Termination Date which occurs (i) pursuant to a voluntary early retirement program approved by the Board or the Committee, (ii) after attaining age 65,

or (iii) after attaining age 60 with ten or more years of service with the Company. For this purpose, a year of service shall be a completed 12-month period of service beginning on the first day of the Participant’s service with the Company as an Employee or an anniversary of such date.

(ll) “Shares” means ordinary shares, nominal value €0.001 per share, of Perrigo and such other securities of Perrigo as the Committee may from time to time determine.

(mm) “Short-Term Deferral Period” means, with respect to an amount payable pursuant to an Award, the period ending no later than the 15th day of the third month following the later of (i) the end of the Participant’s taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (ii) the end of Perrigo’s fiscal year in which the amount is no longer subject to a substantial risk of forfeiture. A Participant shall have no discretion over the payment date and shall have no right to interest as a result of payment on a date other than the first day of the Short-Term Deferral Period.

(nn) “Stock Appreciation Right” means any right granted to a Participant pursuant to Section 7 hereof to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be. Any payment by the Company in respect of such right may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

(oo) “Ten Percent Shareholder” means a person who owns (after taking into account the attribution rules of Section 424(b) of the Code or any successor provision thereto) more than 10% of the combined voting power of all classes of shares beneficial interest of the Company.

(pp) “Termination Date” means the date that a Participant ceases to be an Employee and ceases to perform any material services for the Company, including, but not limited to, advisory or consulting services or services as a member of the Board. Unless otherwise determined by the Committee in its sole discretion, for purposes of the Plan, an Employee shall be considered to have a Termination Date if his or her employer ceases to be an Affiliate, even if he or she continues to be employed by such employer.

SECTION 3. ADMINISTRATION.

(a) AUTHORITY OF COMMITTEE. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Awards may be granted; (ii) determine the type or types of Awards to be granted to Participants; (iii) determine the number of Shares to be covered by each Award granted hereunder and the term of each such Award; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder (including approval of any form of Award Agreement), which terms and conditions may provide for the forfeiture of Awards, the repayment of cash or Shares or other amounts received with respect to an Award and/or the repayment of any gains or profits on a Participant’s sale of Shares acquired under an Award under specified circumstances; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances, any Award shall be canceled or suspended; (viii)interpret and administer the Plan and any instrument or agreement entered into under the Plan; (ix) establish, amend and rescind rules and regulations relating to the Plan, (x) establish, amend and rescind rules and regulations relating to the Plan (including the adoption of any sub-plan under the Plan) for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign laws; (xi) appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding upon all persons, including the Company, any Participant, and shareholder, and any Employee of the Company. Perrigo has adopted sub-plans governing awards taxable in the State of Israel and the Republic of Ireland, which sub-plans are attached hereto as Appendix A and Appendix B. Perrigo has also adopted Appendix C as a sub-plan governing Awards to non-employee directors and consultants.

(b) DELEGATION. The CEO has the authority to grant Awards to Participants, other than Participants who are subject to Section 16 of the Exchange Act, and to determine the terms and conditions of such Awards (including approval of any form of Award Agreement), subject to the limitations of the Plan and such other limitations and guidelines as the Committee may deem appropriate. Such delegation of authority includes, but is not limited to, the authority to determine (i) the type or types of Awards to be granted, (ii) the number of Shares to be covered by each such Award, (iii) the expiration date of each such Award, (iv) the period during which an Option shall be exercisable which may be determined at or subsequent to grant, (v) the restriction period applicable to Restricted Share Awards and to RSUs, (vi) the performance criteria and performance period applicable to Performance Awards, (vii) the terms and conditions relating to the effect of a Participant’s Termination Date, and (viii) the effect of a Change in Control on such Awards.

(c) AWARD AGREEMENTS

(1) MINIMUM VESTING. No Award granted under the Plan may vest, in whole or in part, prior to the one-year anniversary of the date of grant of the Award. Notwithstanding the foregoing, a Participant’s Award Agreement may provide for accelerated vesting if the Participant’s Termination Date occurs due to the Participant’s death, Disability or Retirement, upon a Change in Control, or upon the Participant’s termination without “cause” (as defined in the applicable Award Agreement) or separation for “good reason” (as defined in the applicable Award Agreement) within a specified period following a Change in Control. The forgoing one-year minimum vesting period shall not apply to any Award granted in substitution for an Award pursuant to Section 4(f) that does not reduce the vesting period of the Award being substituted.

(2) VESTING DURING DISABILITY. Unless the Committee determines otherwise, the vesting of Awards granted hereunder shall continue during any period of short-term disability. A Participant who is absent from work due to a long-term disability shall continue to vest until the earlier of (i) the six month anniversary of the commencement of the Participant’s long-term disability, or (ii) the Participant’s Termination Date.

(3) PAYMENT FOR AWARDS. Except as otherwise required in any Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.

(4) ACCEPTANCE OF AWARD. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a fully executed copy thereof to Perrigo, and otherwise complied with the then applicable terms and conditions.

SECTION 4. DURATION OF, AND SHARES SUBJECT TO PLAN.

(a) TERM. The Plan shall remain in effect until terminated by the Board, provided, however, that no Award may be granted under the Plan more than 10 years after the Effective Date, but any Award theretofore granted may extend beyond that date.

(b) SHARES SUBJECT TO THE PLAN. The maximum number of Shares in respect for which Awards may be granted under the Plan, subject to adjustment as provided in Section 4(f) of the Plan, is (i) 3,000,000, plus (ii) the number of Shares that remained available for issuance under the 2013 Plan as of the Effective Date (including Shares underlying outstanding awards under the 2013 Plan and Prior Stock Plans that are forfeited, terminated, expire unexercised or are otherwise settled without the delivery of Shares on and after the Effective Date). No further awards shall be made under the Prior Stock Plans after the Original Effective Date.

(c) AWARD SHARE LIMITS. No individual Employee may be granted Awards in any one calendar year with respect to more than 400,000 Shares. The maximum amount payable in cash to a Covered Employee for any calendar year with respect to any Award subject to Section 14 shall be $6,000,000.

(d) COMPUTATION OF SHARES. For the purpose of computing the total number of Shares available for Awards under the Plan, there shall be counted against the above limits the number of Shares subject to issuance upon the exercise or settlement of Awards as of the dates on which such Awards are granted. The Shares which were previously subject to Awards shall again be available for Awards under the Plan if any such Awards are forfeited, terminated, expire unexercised, settled in cash or exchanged for other Awards (to the extent of such forfeiture or expiration of such Awards), or if the Shares subject thereto can otherwise no longer be issued. Further, any Shares which are used as full or partial payment to Perrigo by a Participant of the purchase price of Shares or the tax withholding requirement with respect to any Awards granted under the Plan shall again be available for Awards under the Plan. The number of Shares that are forfeited, expire unexercised or are otherwise settled without the delivery of Shares under the Prior Stock Plans on and after the Original Effective Date shall again be available for Awards under this Plan. If a Stock Appreciation Right is settled in Shares, Shares that are in excess of the net Shares delivered on exercise of such Stock Appreciation Right shall be added back to the number of Shares available for future Awards under the Plan.

(e) SOURCE OF SHARES. Shares which may be issued under the Plan may be either authorized and unissued shares or issued shares which have been reacquired by Perrigo. No fractional shares shall be issued under the Plan. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated. In all cases the Committee shall require that the nominal value of each newly issued Share issued in satisfaction of an Award under the Plan (including any sub-plan) shall be paid up.

(f) CHANGES IN SHARES. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin off or similar transaction or other change in corporate structure affecting the Shares, the Committee shall make equitable adjustments and substitutions with respect to (i) the aggregate number, class and kind of Shares which may be delivered under the Plan, in the aggregate or to any one Participant, (ii) the number, class, kind and option or exercise price of Shares subject to outstanding Options, Stock Appreciation Rights or other Awards granted under the Plan, and (iii) the number, class and kind of Shares subject to, Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company). The Committee shall have the sole discretion to determine the manner of such equitable adjustment or substitution, provided that the number of Shares or other securities subject to any Award shall always be a whole number.

SECTION 5. ELIGIBILITY. Any Employee shall be eligible to be selected as a Participant. Awards may be granted to Employees who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

SECTION 6. STOCK OPTIONS. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option granted under the Plan shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve. Any such Option shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

(a) OPTION PRICE. The purchase price per Share purchasable under an Option shall be determined by the Committee in its sole discretion; provided that (i) such purchase price shall not be less than the Fair Market Value of the Share on the date of the grant of the Option, and (ii) such purchase price for an Incentive Stock Option granted to a Ten Percent Shareholder shall be not less than 110% of the Fair Market Value of the Share on the date of grant of the Option.

(b) OPTION PERIOD. The term of each Option shall be fixed by the Committee in its sole discretion; provided that (i) no Option shall be exercisable after the expiration of 10 years from the date the Option is granted, and (ii) no Incentive Stock Option granted to a Ten Percent Shareholder shall be exercisable after the expiration of five years from the date the Option is granted.

(c) EXERCISABILITY. Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant. Unless otherwise determined by the Committee at or subsequent to grant, no Incentive Stock Option shall be exercisable during the year ending on the day before the first anniversary date of the granting of the Incentive Stock Option.

(d) METHOD OF EXERCISE. Subject to the other provisions of the Plan and any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the option price in such form or forms, including, without limitation, payment by delivery of cash, Shares or other consideration (including, where permitted by law and the Committee, Awards) having a Fair Market Value on the exercise date equal to the total option price, or by any combination of cash, Shares and other consideration as the Committee may specify in the applicable Award Agreement.

(e) INCENTIVE STOCK OPTIONS. In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant which are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of Perrigo or of any parent or subsidiary corporation of Perrigo) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. The terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. An Incentive Stock Option must be exercised within three months following the Participant’s Termination Date, or within 12 months if such termination is by reason of death or Disability. If an Option intended to be an Incentive Stock Option fails to satisfy the requirements of Section 422 of the Code, such Option will automatically convert to a Nonstatutory Stock Option.

(f) REPRICING. Except in connection with a corporate transaction involving Perrigo (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, without the approval of Perrigo’s shareholders.

SECTION 7. STOCK APPRECIATION RIGHTS.

(a) GRANT OF AWARDS. Stock Appreciation Rights may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 6. Each Share subject to a Stock Appreciation Right shall have an exercise price of not less than Fair Market Value of a Share on the date of grant of the Stock Appreciation Right. The term of the Stock Appreciation Right shall be fixed by the Committee in its sole discretion, provided that no Stock Appreciation Right shall be exercisable after the expiration of 10 years from the date the Stock Appreciation Right is granted. The Committee, in its sole discretion, shall establish or impose such other terms and conditions with respect to Stock Appreciation Rights as it shall deem appropriate, which need not be the same with respect to each recipient.

(b) OPTIONS. Any Stock Appreciation Right related to a Nonstatutory Stock Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. Any Stock Appreciation Right related to an Incentive Stock Option must be granted at the same time such Option is granted, and may be exercised only if and when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the aggregate purchase price for the Option. In the case of any Stock Appreciation Right related to any Option, the Stock Appreciation Right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of shares not covered by the Stock Appreciation Right. Any Option related to any Stock Appreciation Right shall no longer be exercisable to the extent the related Stock Appreciation Right has been exercised.

SECTION 8. RESTRICTED SHARES.

(a) GRANT OF AWARDS. Restricted Share Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The provisions of Restricted Share Awards need not be the same with respect to each recipient.

(b) REGISTRATION. Any Restricted Shares issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Shares awarded under the Plan, such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award.

(c) FORFEITURE. Except as set forth in Section 12 or otherwise determined by the Committee at the time of grant, upon a Participant’s Termination Date for any reason during the restriction period, all Restricted Shares still subject to restriction shall be forfeited by the Participant and reacquired by Perrigo; provided that the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of Perrigo, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Restricted Shares, except for Restricted Share Awards that are intended to comply with the performance-based compensation requirements of Section 14. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the grantee promptly after the period of forfeiture, as determined or modified by the Committee, shall expire.

SECTION 9. PERFORMANCE AWARDS.

(a) GRANT OF AWARDS. Performance Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period, the length of the Performance Period, and the amount of the Award to be distributed shall be determined by the Committee upon the grant of each Performance Award. Subject to the provisions of the Plan, the Committee, in its sole discretion, shall determine the Participants to whom and the time or times at which such Awards shall be made and all conditions of the Awards. The provisions of Performance Awards need not be the same with respect to each recipient.

(b) PAYMENT OF AWARDS. Following the end of each Performance Period, the Committee shall certify the extent to which the performance criteria and other conditions of the Award are achieved. Except as otherwise provided in the Plan, Performance Awards shall be settled following the Committee’s certification after the end of the relevant Performance Period, but in no event shall settlement occur later than the last day of the Short-Term Deferral Period applicable to the Award. Performance Awards may be paid in cash, Shares, other property or any combination of the foregoing, as determined in the sole discretion of the Committee at the time of payment.

SECTION 10. RESTRICTED SHARE UNIT AWARDS.

(a) GRANT OF AWARDS. Restricted Share Unit (“RSU”) Awards may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. At the time of grant of an RSU Award, the Committee shall determine the number of RSUs subject to the Award, when such

RSUs shall vest, any conditions (such as continued employment) that must be met in order for the RSUs to vest at the end of the applicable restriction period, and any purchase price applicable to the Award. The Committee shall establish a bookkeeping account in the Participant’s name that reflects the number and type of RSUs standing to the credit of the Participant.

(b) PAYMENT OF AWARDS. Each RSU that vests entitles the Participant to one Share, cash equal to the Fair Market Value of a Share on the date of vesting, or a combination thereof as determined by the Committee and set forth in the Award Agreement. Except as otherwise provided in the Plan or in an Award Agreement, payment in Shares or cash (as applicable) shall be made upon the vesting of an RSU and in no event later than the last day of the Short-Term Deferral Period; provided, however, that a Change in Control (as defined in Section 2) shall not accelerate the payment date of an RSU that is subject to Section 409A of the Code unless such Change in Control is also a “change in control event” as defined in the regulations under Section 409A of the Code.

SECTION 11. DIVIDEND EQUIVALENTS

If the Committee so determines at the time of grant of an Award, Perrigo shall credit to a bookkeeping account maintained on behalf of such Participant an amount equal to the amount of the dividends the Participant would have received, if such Award held by the Participant on the record date for such dividend payment had been a Share. No interest or other earnings shall accrue on such bookkeeping account. Amounts attributable to such dividend equivalents shall be subject to the same terms and conditions as the Awards to which such dividend equivalents relate. Notwithstanding the foregoing, any dividend equivalents granted in connection with unvested Awards shall be payable only if and to the extent the underlying Awards become vested.

SECTION 12. EFFECT OF TERMINATION DATE

(a) AWARDS, GENERALLY. The Committee shall have the discretion to establish terms and conditions relating to the effect of the Participant’s Termination Date on Awards under the Plan.

(b) OPTIONS, STOCK APPRECIATION RIGHTS, AND RESTRICTED SHARES. Unless otherwise determined by the Committee with respect to an Award of Options, Stock Appreciation Rights or Restricted Shares as provided in the applicable Award Agreement, and subject to the terms of the Plan, the following provisions shall apply to Options, Stock Appreciation Rights and Restricted Shares on a Participant’s Termination Date.

(1) DEATH, DISABILITY, RETIREMENT. If the Participant’s Termination Date occurs due to the Participant’s death, Disability or Retirement, (i) the restriction period with respect to any Restricted Shares shall lapse, and (ii) the Participant’s outstanding Options and Stock Appreciation Rights shall immediately vest in full and may thereafter be exercised in whole or in part by the Participant (or the duly appointed fiduciary of the Participant’s estate or Beneficiary in the case of death, or conservator of the Participant’s estate in the case of Disability) at any time prior to the expiration of the respective terms of the Options or Stock Appreciation Rights, as applicable.

(2) INVOLUNTARY TERMINATION FOR ECONOMIC REASONS. If the Participant’s Termination Date occurs by reason of Involuntary Termination for Economic Reasons, the Participant may exercise his or her Options and Stock Appreciation Rights, to the extent vested, at any time prior to the earlier of (i) the date which is 30 days after the date which is 24 months after such Termination Date, or (ii) the expiration of the respective terms of the Options or Stock

Appreciation Rights. Any Options, Stock Appreciation Rights or Restricted Shares that are not vested at such Termination Date, but are scheduled to vest during the 24-month period following the Termination Date, shall continue to vest during such 24-month period according to the vesting schedule in effect prior to such Termination Date. Any Options, Stock Appreciation Rights and Restricted Shares that are not scheduled to vest during such 24-month period will be forfeited on the Termination Date. Notwithstanding the foregoing, if the Participant’s Termination Date occurs for a reason that is both described in this Section 12(b)(2) and in Section 13(a), the special vesting rules described in Section 13(a) shall apply in lieu of the vesting rules described in this Section 12(b)(2).

If the Participant dies after the Termination Date while his or her Options or Stock Appreciation Rights remain exercisable under this paragraph (2), the duly appointed fiduciary of the Participant’s estate or his or her Beneficiary may exercise the Options and Stock Appreciation Rights (to the extent that such Options and Stock Appreciation Rights were vested and exercisable prior to death), at any time prior to the later of the date which is (i) 30 days after the date which is 24 months after the Participant’s Termination Date, or (ii) 12 months after the date of death, but in no event later than the expiration of the respective terms of the Options and Stock Appreciation Rights.

(3) TERMINATION FOR CAUSE. If the Participant’s Termination Date is for Cause, at the time such notice of termination is given by the Company (i) any Restricted Shares subject to a restriction period shall be forfeited, and (ii) the Participant’s right to exercise his or her Options and Stock Appreciation Rights shall terminate. If within 60 days of a Participant’s Termination Date the Company discovers circumstances which would have permitted it to terminate the Participant’s employment or service for Cause, such Termination Date shall be deemed to have occurred for reasons of Cause. Any Shares, cash or other property paid or delivered to the Participant under the Plan within 60 days of such Termination Date shall be forfeited and the Participant shall be required to repay such amount to the Company.

(4) OTHER TERMINATION OF EMPLOYMENT OR SERVICE. If the Participant’s Termination Date occurs for reasons other than as described in this Section 12(b), the Participant shall have the right to exercise his or her Options and Stock Appreciation Rights at any time prior to the earlier of (i) the date which is three months after such Termination Date, or (ii) the expiration date of the respective terms of the Options or Stock Appreciation Rights, as applicable, but only to the extent such Option or Stock Appreciation Right, as applicable, was vested prior to such Termination Date. Any Options or Stock Appreciation Rights which are not vested at such Termination Date shall be forfeited on the Termination Date.

If the Participant dies after the Termination Date while his or her Options or Stock Appreciation Rights remain exercisable under this paragraph (4), the duly appointed fiduciary of the Participant’s estate or his or her Beneficiary may exercise the Options or Stock Appreciation Rights (to the extent that such Options or Stock Appreciation Rights were vested and exercisable prior to death), at any time prior to the earlier of (i) 12 months after the date of death, or (ii) the expiration of the respective terms of the Options or Stock Appreciation Rights, as applicable.

(c) SERVICE-VESTING RSU AWARDS. Unless determined otherwise by the Committee with respect to a service-based vesting RSU Award, the following provisions shall apply.

(1) DEATH, DISABILITY, RETIREMENT. If the Participant’s Termination Date occurs due to the Participant’s death, Disability or Retirement, a service-based vesting RSU shall immediately vest in full, provided that any such Disability is a disability as defined in

Section 409A of the Code and the regulations thereunder. Payment of the Award due to death or Disability shall be made within the Short-Term Deferral Period. Subject to Section 16(f) regarding specified employees, payment of the Award due to Retirement shall be made within the 75-day period following the Participant’s separation from service (as defined in Section 409A); provided, however, that the Participant shall not have the right to designate the year of payment if such period spans two calendar years.

(2) INVOLUNTARY TERMINATION FOR ECONOMIC REASONS. If the Participant’s Termination Date occurs by reason of an Involuntary Termination for Economic Reasons that constitutes a separation from service (as defined in Section 409A), (x) any Shares subject to a service-based vesting RSU Award that are scheduled to vest during the 24-month period following such Termination Date shall continue to vest during such 24-month period according to the vesting schedule in effect prior to such Termination Date, and (y) any Shares that are not scheduled to vest during such period shall be forfeited on the Termination Date. Subject to Section 16(f) regarding specified employees, the Participant shall receive payment with respect to such Award when the scheduled vesting date or dates occur. Notwithstanding the foregoing, if the Participant’s Termination Date occurs for a reason that is both described in this Section 12(c)(2) and in Section 13(a), the special vesting rules described in Section 13(a) shall apply in lieu of the vesting rules described in this Section 12(c)(2).

(3) TERMINATION FOR CAUSE. If the Participant’s Termination Date is for Cause, at the time such notice of termination is given by the Company, the portion of any service-based vesting RSU Award that is not vested shall be forfeited at the time of such notice of termination. If within 60 days of a Participant’s Termination Date the Company discovers circumstances which would have permitted it to terminate the Participant’s employment or service for Cause, such Termination Date shall be deemed to have occurred for reasons of Cause. Any Shares, cash or other property paid or delivered to the Participant under the Plan within 60 days of such Termination Date shall be forfeited and the Participant shall be required to repay such amount to the Company.

(4) OTHER TERMINATION OF EMPLOYMENT OR SERVICE. If the Participant’s Termination Date occurs for reasons other than as described in this Section 12(c), the portion of any service-based vesting RSU Award that is not vested at such Termination Date shall be forfeited on the Termination Date.

(d) PERFORMANCE-VESTING RSU AWARDS (“PSUs”). Unless otherwise determined by the Committee with respect to an RSU Award, the following provisions shall apply.

(1) DEATH, DISABILITY, RETIREMENT. If the Participant’s Termination Date occurs due to the Participant’s death, Disability or Retirement, any Shares subject to the PSU Award shall vest or be forfeited depending on the attainment of performance goals. Subject to Section 16(f) regarding specified employees, the Participant shall receive payment with respect to such PSU Award in accordance with Section 9(b).

(2) INVOLUNTARY TERMINATION FOR ECONOMIC REASONS. If the Participant’s Termination Date occurs by reason of an Involuntary Termination for Economic Reasons that constitutes a separation from service (as defined in Section 409A), (i) any Shares subject to the PSU Award for which the Performance Period is scheduled to end during the 24-month period following such Termination Date shall vest or be forfeited depending on the attainment of performance goals, and (ii) any Shares subject to the PSU Award for which the Performance Period is not scheduled to end during such 24-month period shall be forfeited on the Termination

Date. Subject to Section 16(f) regarding specified employees, the Participant shall receive payment with respect to such PSU Award in accordance with Section 9(b). Notwithstanding the foregoing, if the Participant’s Termination Date occurs for a reason that is both described in this Section 12(d)(2) and in Section 13(a), the special vesting rules described in Section 13(a) shall apply in lieu of the vesting rules described in this Section 12(d)(2).

(3) TERMINATION FOR CAUSE. If the Participant’s Termination Date is for Cause, at the time such notice of termination is given by the Company, the portion of any PSU Award that is not vested shall be forfeited at the time of such notice of termination. If within 60 days of a Participant’s Termination Date the Company discovers circumstances which would have permitted it to terminate the Participant’s employment or service for Cause, such Termination Date shall be deemed to have occurred for reasons of Cause. Any Shares, cash or other property paid or delivered to the Participant under the Plan within 60 days of such Termination Date shall be forfeited and the Participant shall be required to repay such amount to the Company.

(4) OTHER TERMINATION OF EMPLOYMENT OR SERVICE. If the Participant’s Termination Date occurs for reasons other than as described in this Section 12(d), the portion of any PSU Award that is not vested at such Termination Date shall be forfeited on the Termination Date.

SECTION 13. CHANGE IN CONTROL PROVISIONS

Notwithstanding any other provision of the Plan to the contrary, unless otherwise determined by the Committee with respect to an Award as stipulated in the applicable Award Agreement, in the event of a Change in Control:

(a) If the Participant’s Termination Date occurs by reason of a termination without “cause” (as is defined in the applicable Award Agreement) or a separation for “good reason” (as defined in the applicable Award Agreement) on or after a Change in Control and prior to the two year anniversary of the Change in Control, the following shall apply to Awards held by Participants:

(1) Any Options and Stock Appreciation Rights outstanding as of such Termination Date, and which are not then exercisable and vested, shall become fully exercisable and vested.

(2) The restrictions and deferral limitations and other conditions applicable to any Restricted Shares shall lapse, and such Restricted Shares shall become free of all restrictions and limitations and become fully vested and transferable.

(3) All Performance Awards shall be considered to be earned and payable as if target performance had been obtained for the performance period. In addition, any deferral or other restriction applicable to the Performance Awards shall lapse and such Performance Awards shall be settled as soon as practicable after the Participant’s Termination Date.

(4) The restrictions and deferral limitations and other conditions applicable to any service-based vesting RSU Award shall lapse, and such RSU Awards shall become fully vested and shall be settled as soon as practicable after the Participant’s Termination Date.

(b) In addition to the foregoing, the Committee may take any one or more of the following actions with respect to any or all Awards that were granted on or after February 7, 2007, without the consent of any Participant:

(1) The Committee may require that Participants surrender outstanding Options and Stock Appreciation Rights in exchange for one or more payments by the Company, in cash or Shares as determined by the Committee, equal to the amount, if any, by which the then Fair Market Value of the Shares subject to the Participant’s unexercised Options and Stock Appreciation Rights exceeds the purchase price. Payment shall be made on such terms as the Committee determines.

(2) After giving Participants an opportunity to exercise their outstanding Options and Stock Appreciation Rights, the Committee may terminate any or all unexercised Options and Stock Appreciation Rights at such time as the Committee deems appropriate.

(3) The Committee may determine that any Awards that remain outstanding after the Change in Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

(4) Any such surrender, termination or conversion shall take place as of the date of the Change in Control or such other date as the Committee may specify.

SECTION 14. GRANDFATHERED AWARDS

(a) Notwithstanding any other provision of this Plan, the provisions of this Section 14 shall apply to Grandfathered Awards.

(b) If an Award is subject to this Section 14, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of one or any combination of the following: cash flow; cash flow from operations; net income, total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on invested capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; cost control; debt reduction; productivity; delivery performance; safety record; stock price; stock price appreciation; and total stockholder return, of Perrigo or the Affiliate or division of Perrigo for or within which the Participant is primarily employed. Such performance goals also may be based upon the attaining specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations. Such performance goals shall be set by the Committee within the times period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code and the regulations thereunder as in effect immediately prior to enactment of P.L. 115-97.

(c) Notwithstanding any provision of this Plan other than Section 13, with respect to any Award that is subject to this Section 14, the Committee may not adjust upwards the amount payable pursuant to such Award, nor may it waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant.

(d) The Committee shall have the power to impose such other restrictions on Awards subject to this Section 14 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(B) of the Code as in effect immediately prior to enactment of P.L. 115-97.

SECTION 15. AMENDMENT AND TERMINATION.

(a) The Board may amend, alter or discontinue the Plan at any time; provided, however, no amendment, alteration, or discontinuation shall be made that would impair the rights of an optionee or Participant under an Award theretofore granted, without the optionee’s or Participant’s consent; provided, further that, any amendment that would (i) except as is provided in Section 4(f) of the Plan, increase the total number of shares reserved for the purpose of the Plan, (ii) change the employees or class of employees eligible to participate in the Plan, (iii) change the minimum exercise price for any Option or Stock Appreciation Right below the minimum price set forth in Section 6(a) and Section 7 of the Plan, as applicable, or (iv) materially (within the meaning of rules of the securities exchange on which the Shares are then listed) change the terms of the Plan, shall not be effective without the approval of Perrigo’s shareholders.

(b) The Committee may amend the terms of any Award theretofore granted; provided, that no such amendment shall impair the rights of any Participant without his or her consent. In addition, the CEO may amend the terms of any Award theretofore granted to a Participant who is not subject to Section 16 of the Exchange Act; provided, that no such amendment shall impair the rights of any Participant without his or her consent.

(c) Except as provided in Section 14 (regarding Grandfathered Awards), the Committee shall be authorized to make adjustments in Performance Award criteria or in the terms and conditions of non-Performance Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

SECTION 16. GENERAL PROVISIONS.

(a) TRANSFERS OF AWARDS. Unless otherwise determined by the Committee (or the CEO, as applicable) with respect to an Award other than an Incentive Stock Option, no Award, and no Shares subject to Awards granted under the Plan which have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution or pursuant to a domestic relations order; provided that, if so determined by the Committee (or the CEO, as applicable), a Participant may, in the manner established by the Committee (or the CEO), designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant. Unless otherwise determined by the Committee (or the CEO, as applicable), each Award shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. Notwithstanding the foregoing, subject to such rules as the Committee may establish, a Nonstatutory Stock Option may be transferred by a Participant during his or her lifetime to a trust, partnership or other entity established for the benefit of the Participant and his or her immediate family which, for purposes of the Plan, shall mean those persons who, at the time of such transfer, would be entitled to inherit part or all of the estate of the Participant under the laws of intestate succession then in effect in the state in which the Participant resides if the Participant had died on such transfer date without a will.

(b) NO RIGHT TO BE GRANTED AWARDS. No Employee or Participant shall have any claim to be granted any Award under the Plan nor to remain in the employment or service of the Company and there is no obligation for uniformity of treatment of Employees or Participants under the Plan. The Committee may, in its sole discretion, condition eligibility for an Award on the execution of a noncompete or similar-type agreement.

(c) SHARE CERTIFICATES. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any securities exchange upon which the Shares are then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d) DEFERRAL OF AWARDS. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of this Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents, with respect to the number of shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Notwithstanding the foregoing, any dividends or dividend equivalents shall be payable only if and to the extent the underlying Awards become vested.

(e) DELIVERY AND EXECUTION OF ELECTRONIC DOCUMENTS. To the extent permitted by applicable law, Perrigo may (i) deliver by email or other electronic means (including posting on a web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including, but not limited to, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that Perrigo is required to deliver to its shareholders (including, but not limited to, annual reports and proxy statements), and (ii) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in the manner prescribed by the Committee.

(f) SECTION 409A SPECIFIED EMPLOYEES AND SEPARATE PAYMENTS. Notwithstanding any other provision of the Plan, if and to the extent any portion of any payment of an Award that is subject to Section 409A is payable upon the Participant’s separation from service (as defined in Section 409A) and the Participant is a specified employee (as defined in Section 409A) as determined by Perrigo in accordance with its procedures, such portion of the payment shall be delayed to the first business day following the six-month anniversary of such separation from service. Each amount payable under an Award that is subject to Section 409A is hereby designated a separate payment for purposes of Section 409A.

(g) WITHHOLDING TAXES. The Company shall be authorized to withhold from any Award granted or payment due under the Plan the amount of any withholding taxes due in respect of an Award or payment hereunder, including withholding from other compensation payable to the Participant by the Company, and shall take all actions as it determines are necessary to satisfy all obligations for the payment of applicable withholding taxes, including, without limitation, any Federal Insurance Contributions Act (“FICA”) taxes due on the vesting of an Award. The Committee shall be authorized to establish procedures for Participants to elect to satisfy such withholding tax obligations by (i) the delivery of, or directing the Company to retain, Shares, or (ii) tendering payment to the Company in the form of a personal check, a bank order, a money order, or such other form of cash payment as may be approved by the Committee. In no event may the number of Shares withheld exceed the number necessary to satisfy the maximum Federal, state and local income and employment tax withholding requirements.

(h) NO IMPACT ON ADOPTION OF OTHER COMPENSATION PROGRAMS. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is otherwise required; and such arrangements may be either generally applicable or applicable only in specific cases.

(i) GOVERNING LAW. The Plan and Awards granted under the Plan shall be governed by the applicable Code provisions to the maximum extent possible. Otherwise, the laws of the State of Michigan (without reference to principles of conflicts of laws) shall govern the operation of, and the rights of Participants under, the Plan and Awards granted hereunder. With respect to Awards granted to Participants who are foreign nationals or who are employed outside the United States, the Plan and any rules and regulations relating to the Plan shall be governed by the applicable Code provisions to the maximum extent possible and otherwise by the laws of the State of Michigan (without reference to principles of conflicts of laws) and, to the extent that applicable foreign law differs from the Code and Michigan law, in accordance with applicable foreign law.

If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(j) FORFEITURE OF AWARDS. If Perrigo, as a result of misconduct, is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, then (a) if a Participant’s incentive or equity-based compensation is subject to automatic forfeiture due to such misconduct and restatement under Section 304 of the Sarbanes-Oxley Act of 2002, or (b) the Committee determines the Participant either knowingly engaged in or failed to prevent the misconduct, or the Participant’s actions or inactions with respect to the misconduct and restatement constituted gross negligence, the Participant shall (i) be required to reimburse Perrigo for any gain associated with any Option or Stock Appreciation Right exercised during the 12-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement (the “12-Month Window”), (ii) be required to reimburse Perrigo the amount of any payment (whether payment is made in cash, Shares or other property, and including any payment with respect to dividends and/or dividend equivalents) relating to any RSUs, PSUs, Restricted Shares and/or Performance Shares earned, accrued or settled during the 12-Month Window, and (iii) all outstanding Awards that have not yet been settled or exercised shall be immediately forfeited. In addition, Shares acquired under the Plan (including Shares acquired through the exercise of Options and/or Stock Appreciation Rights), and any gains or profits on the sale of such Shares, shall be subject to any “clawback” or recoupment policy later adopted by Perrigo.

SECTION 17. EFFECTIVE DATE OF PLAN. This amendment and restatement of the Plan shall be effective on the date that it is approved by Perrigo’s shareholders (the “Effective Date”).

APPENDIX A

2019 LONG-TERM INCENTIVE PLAN

SUB-PLAN GOVERNING AWARDS TAXABLE IN THE STATE OF ISRAEL

1.	GENERAL

1.1.

This Appendix A (the “Appendix”) shall apply only to the grant of Awards to participants who are residents of the state of Israel for Israeli income tax purposes. The provisions specified hereunder shall form an integral part of the Perrigo Company plc 2019 Long-Term Incentive Plan (hereinafter: the “Plan”).

1.2.	This Appendix shall comply with Amendment no. 132 of the Israeli Tax Ordinance, which is effective with respect to Awards granted as of January 1, 2003.

1.3.

This Appendix is to be read as a continuation of the Plan and only modifies grants made to Israeli Participants so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 (as specified herein), as may be amended or replaced from time to time. For the avoidance of doubt, this Appendix does not add to or modify the Plan in respect of any other category of Participants.

1.4.

The Plan and this Appendix are complimentary to each other and shall be deemed as one. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions set out in the Appendix shall prevail.

1.5.	Awards granted to non-employee directors and consultants under this Appendix shall also be subject to the “Consultant and NED Sub-Plan” (Appendix C to the Plan).

1.6.	Any capitalized terms not specifically defined in this Appendix shall be construed according to the interpretation given to it in the Plan.

2.	DEFINITIONS

2.1.	“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2.

“Approved 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Participant, or supervised by a Trustee in accordance with the instructions set forth by the ITA.

2.3.	“Award” means a Restricted Share Unit, a Restricted Share, a Performance Share, a Performance Unit, a Stock Appreciation Right, and/or an Option granted to Israeli Participants.

2.4.

“Capital Gain Award” or “CGA” means an Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.5.	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.6.

“Employee” means a person who is employed by Perrigo or its Affiliates, including an individual who is serving as a director or an office holder, but excluding any Controlling Shareholder, all as determined in Section 102 of the Ordinance.

2.7.	“ITA” means the Israeli Tax Authorities.

2.8.	“Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.9.

“Ordinary Income Award” or “OIA” means an Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.10.	“102 Award” means any Award granted to Employees pursuant to Section 102 of the Ordinance.

2.11.	“3(i) Award” means any Award granted pursuant to Section 3(i) of the Ordinance to any person who is a Non-Employee.

2.12.	“Ordinance” means the 1961 Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.13.	“Section 102” means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.14.	“Section 3(i)” means section 3(i) of the Ordinance.

2.15.	“Trustee” means any individual appointed by Perrigo to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.16.	“Unapproved 102 Award” means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3.	ISSUANCE OF AWARDS

3.1.

The persons eligible for participation in the Plan as Participants under this Appendix shall include any Employees and/or Non-Employees; provided, however, that (i) Employees may only be granted 102 Awards; and (ii) Non-Employees may only be granted 3(i) Awards. Each Award Agreement shall state, inter alia, the type of Award granted (whether a CGA, an OIA, Unapproved 102 Award or a 3(i) Award).

3.2.	The Company may designate Awards granted to Employees pursuant to Section 102 as Unapproved 102 Awards or Approved 102 Awards.

3.3.	The grant of Approved 102 Awards shall be made under this Appendix.

3.4.	Approved 102 Awards may either be classified as CGAs or OIAs.

3.5.

Non Approved 102 Awards may be granted under this Appendix to any eligible Employee, unless and until, the Company’s election of the type of Approved 102 Awards as CGA or OIA granted to Employees (the “Election”), is appropriately filed with the ITA. Such Election shall become effective beginning the first date of grant of an Approved 102 Award under this Appendix and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Awards. The Election shall obligate the Company to grant only the type of Approved 102 Award it has elected, and shall apply to all Participants who were granted Approved 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Awards simultaneously.

3.6.	All Approved 102 Awards must be held in trust by a Trustee, as described in Section 4 below.

3.7.	For the avoidance of doubt, the designation of Unapproved 102 Awards and Approved 102 Award shall be subject to the terms and conditions set forth in Section 102.

4.	TRUSTEE

4.1.

Approved 102 Awards which shall be granted under this Appendix and/or any Shares allocated or issued upon exercise of such Approved 102 Awards and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Participants, or shall be supervised by the Trustee in accordance with the instructions set forth by the ITA, for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”). In the case the requirements for Approved 102 Awards are not met, then the Approved 102 Awards may be regarded as Unapproved 102 Awards, all in accordance with the provisions of Section 102.

4.2.

Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon the grant or the exercise of Approved 102 Awards prior to the full payment of the Participant’s tax liabilities arising from Approved 102 Awards which were granted to him and/or any Shares allocated or issued upon the grant and/or exercise of such Approved 102 Awards.

4.3.

With respect to any Approved 102 Awards, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Participant shall not sell or release from trust any Share received upon the grant and/or exercise of an Approved 102 Award and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulations or orders or procedures promulgated thereunder shall apply to and shall be borne by such Participant only.

4.4.

Upon receipt of Approved 102 Award, the Participant will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Appendix, or any Approved 102 Award or Share granted to him thereunder.

4.5.

In order to ensure the full payment of tax by an Israeli Participant the Company, at its own discretion may deposit the Unapproved 102 Award which shall be granted under this Appendix and/or any Shares allocated or issued upon exercise of such Unapproved 102 Awards and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, with the Trustee which shall hold such Awards, for the benefit of the Participants for such period of time as determined by the Company.

5.	FAIR MARKET VALUE

Without derogating from Section 2(s) of the Plan and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, as long as at the date of grant Perrigo’s shares are listed on any established stock exchange or a national market system, the fair market value of the Shares at the date of grant shall be determined in accordance with the average value of Perrigo’s shares on the thirty (30) trading days preceding the date of grant.

6.	EXERCISE OF OPTIONS OR SARs

Options or SARs shall be exercised by the Participant in accordance with the provisions of the Plan and section 4 above, and with regard to an Approved 102 Award, in accordance with the requirements of Section 102.

7.	VESTING OF AWARDS

Awards shall vest in accordance with the provisions of the Plan and section 4 above, and with regard to an Approved 102 Award, in accordance with the requirements of Section 102.

8.	SETTLEMENT OF 102 AWARDS

Notwithstanding anything to the contrary in the Plan, the settlement of 102 Awards shall be in Shares only.

9.	PERFORMANCE AWARDS

9.1.

Performance Awards granted to Israeli Participants under this Appendix, shall state specifically within the Award Agreement, the maximum amount of Shares to which the Participant may be entitled, subject to achieving the Maximum performance criteria (the “Maximum Amount”). Following the end of each Performance Period, the Committee shall certify the extent to which the performance criteria and other conditions of the Award are achieved, and the number of Shares which shall be delivered to the Participant accordingly.

9.2.

If the number of Shares delivered to the Participant following the achievement of the performance criteria is greater than the Maximum Amount, then such excess amount of Shares shall be treated as a new Award for all intents and purposes, including for the purpose of Sections 4 and 5 of this Appendix.

10.	[RESERVED]

11.	DIVIDEND EQUIVALENTS

As long as 102 Awards are held or supervised by the Trustee, any Dividend Equivalent distributed to the Participant shall be deposited with the Trustee and shall be subject to the terms and conditions of Section 102.

12.	ASSIGNABILITY AND SALE OF AWARDS

All rights of the Participant over the Awards or the Shares issued thereunder are personal, cannot be transferred, assigned, pledged, mortgaged, or given as collateral and no right with respect to them may be given to any third party whatsoever, other than by will or laws of descent and distribution, unless and until actual payment of all taxes required to be paid upon such transfer, assignment, pledge or mortgage has been made to the tax assessor, and the tax assessor confirmed that all taxes required to be paid upon such transfer, assignment, pledge or mortgage have been paid.

13.	INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER’S PERMIT

13.1.

With regards to Approved 102 Awards, the provisions of the Plan and/or the Appendix and/or the Award Agreement shall be subject to the provisions of Section 102, the Tax Assessing Officer’s permit, and other instructions set forth by the ITA from time to time.

The said provisions, permit and instructions shall be deemed an integral part of the Plan and of the Appendix and of the Award Agreement.

13.2.

Any provision of Section 102, the said permit, and/or the said instructions which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Appendix or the Award Agreement, shall be considered binding upon the Company and the Participants.

14.	DIVIDEND

Subject to Perrigo’s incorporation documents and the provisions of the Plan and the Award Agreement, with respect to all Restricted Shares and all Shares allocated or issued upon the exercise of Options (but excluding, for avoidance of any doubt, any Restricted Share Units, Performance Shares and unexercised Options) and held by the Participant or by the Trustee as the case may be, the Participant shall be entitled to receive dividends in accordance with the quantity of such shares, and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

15.	TAX CONSEQUENCES

15.1.

Any tax consequences arising from the grant of Awards, vesting of Awards or the exercise of any Option, or the disposal of the Shares covered thereby or from any other event or act (of the Company, the Trustee and/or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or the Trustee and hold them harmless against and from any and all liability for all such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

15.2.	The Company and/or, when applicable, the Trustee shall not be required to release any share certificate to a Participant until all required payments have been fully made.

15.3.

With respect to Unapproved 102 Awards, if the Participant ceases to be employed by the Company, the Participant shall extend to the Company a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

16.	GOVERNING LAW & JURISDICTION

This Appendix shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Appendix.

APPENDIX B

2019 LONG-TERM INCENTIVE PLAN

SUB-PLAN GOVERNING AWARDS TAXABLE IN THE REPUBLIC OF IRELAND

1	GENERAL

1.1

This Appendix B establishes a sub-plan (the “Irish Sub-Plan”) to the 2019 Long-Term Incentive Plan (the “Plan”) for purposes of employees and directors who are either resident in the Republic of Ireland for tax purposes or who are subject to Irish taxation in relation to their Awards under the Plan and who are granted Restricted Shares that are intended to meet the requirements of a Clog Scheme under Irish tax law.

1.2	All terms that are not otherwise defined herein shall have the same meaning as set forth in the Plan.

2	TERMS OF IRISH SUB-PLAN

2.1	The following definitions shall be inserted into Section 2:

“Restricted Share Trust” means the trust established by Perrigo;

“Retention Period” in connection with any of a Participant’s Restricted Shares means the period beginning on the date an award of Restricted Shares is made and ending on the 30th day after the fifth anniversary of that date, or such other period (between one year and five years plus 30 days) as the Committee may from time to time determine with respect to an allocation of Restricted Shares provided always that such period shall be set out in the Award Agreement relating to such Restricted Shares;

2.2	The definition of Award Agreement in Section 2 shall be deleted and replaced with the following:

“Award Agreement” means a written agreement, contract or other instrument in such form as may from time to time be settled by the Committee which is entered into by Perrigo and a Participant setting out specific contractual terms restricting the Participant’s ability to deal with or realise value in the Restricted Shares during the designated Retention Period and signed by both Perrigo and the Participant;

2.3	The definition of Restricted Share in Section 2 shall be deleted and replaced with the following:

“Restricted Share” means an Award of Restricted Shares under this Irish Sub-Plan, or (where the context so requires) any other Award under the Plan (including any sub-plan) whereby the Shares subject to that Award to which a Participant becomes entitled at grant, vesting, exercise or settlement (as the case may be) are designated as Restricted Shares for a Retention Period under this Irish Sub-Plan within the meaning of Section 128D(3)(a) of the Irish Taxes Consolidation Act 1997, such shares also being forfeitable shares in accordance with Section 8(c) as amended under this Irish Sub-Plan.

2.4	Section 5 shall be deleted and replaced with the following:

SECTION 5. ELIGIBILITY. Any Employee or director of the Company shall be eligible to be selected as a Participant under the Irish Sub-Plan.

2.5	Section 8 shall be deleted and replaced with the following:

SECTION 8. RESTRICTED SHARES.

(a) GRANT OF AWARDS. Restricted Share Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in connection with the vesting, exercise or settlement (as the case may be) of other Awards granted under the Plan. The provisions of Restricted Share Awards need not be the same with respect to each recipient. Restricted Share Awards may be subject to performance criteria in relation to any performance period as the Committee may determine when the Restricted Share Award is granted.

(b) REGISTRATION. Any Restricted Shares issued or awarded hereunder shall be held in the Restricted Share Trust for the duration of the Retention Period and subject to the provisions of the trust deed and Section 128D of the Taxes Consolidation Act 1997.

(c) FORFEITURE. Except as set forth in Section 12 (as amended by the Irish Sub-Plan) or otherwise determined by the Committee at the time of grant, upon a Participant’s Termination Date for any reason during the Retention Period, all Restricted Shares still subject to restriction shall be forfeited by the Participant and reacquired by Perrigo whereupon as a result of the forfeiture the Participant will cease to have any beneficial interest in the Restricted Shares so forfeited and will not be entitled to receive, directly or indirectly, consideration in money or money’s worth in respect of the forfeited shares in excess if the consideration given by the Participant for the acquisition of the Restricted Shares. If as a result of any forfeiture of Shares under this Section 8(c) the Participant obtains a refund of any taxes paid in respect of the award of Restricted Shares, the Participant shall be obliged to return such refund to Perrigo immediately upon receipt, unless the Committee determines otherwise in its absolute discretion.

(d) PERFORMANCE CRITERIA. The Committee shall specify in the Award Agreement the extent to which forfeiture applies to a Restricted Share Award at the end of the applicable Retention Period as a result of performance criteria not being achieved, or partially being achieved, in relation to the applicable performance period.

2.6	Section 12(b) shall be deleted and replaced with the following:

(b) OPTIONS AND STOCK APPRECIATION RIGHTS. Unless otherwise determined by the Committee with respect to an Award of Options and Stock Appreciation Rights as provided in the applicable Award Agreement, and subject to the terms of the Plan, the following provisions shall apply to Options and Stock Appreciation Rights on a Participant’s Termination Date.

(1) DEATH, DISABILITY, RETIREMENT. If the Participant’s Termination Date occurs due to the Participant’s death, Disability or Retirement the Participant’s outstanding Options and Stock Appreciation Rights shall immediately vest in full and may thereafter be exercised in whole or in part by the Participant (or the duly appointed fiduciary of the Participant’s estate or Beneficiary in the case of death, or conservator of the Participant’s estate in the case of Disability) at any time prior to the expiration of the respective terms of the Options or Stock Appreciation Rights, as applicable.

(2) INVOLUNTARY TERMINATION FOR ECONOMIC REASONS. If the Participant’s Termination Date occurs by reason of Involuntary Termination for Economic Reasons, the Participant may exercise his or her Options and Stock Appreciation Rights, to the extent vested, at any time prior to the earlier of (i) the date which is 30 days after the date which is 24 months after such Termination Date, or (ii) the expiration of the respective terms of the Options or Stock Appreciation Rights. Any Options or Stock Appreciation Rights that are not vested at such Termination Date, but are scheduled to vest during the 24-month period following the Termination Date, shall continue to vest during such 24-month period according to the vesting schedule in effect prior to such Termination Date. Any Options or Stock Appreciation Rights that are not scheduled to vest during such 24-month period will be forfeited on the Termination Date. Notwithstanding the foregoing, if the Participant’s Termination Date occurs for a reason that is both described in this Section 12(b)(2) and in Section 13(a), the special vesting rules described in Section 13(a) shall apply in lieu of the vesting rules described in this Section 12(b)(2).

If the Participant dies after the Termination Date while his or her Options or Stock Appreciation Rights remain exercisable under this paragraph (2), the duly appointed fiduciary of the Participant’s estate or his or her Beneficiary may exercise the Options and Stock Appreciation Rights (to the extent that such Options and Stock Appreciation Rights were vested and exercisable prior to death), at any time prior to the later of the date which is (i) 30 days after the date which is 24 months after the Participant’s Termination Date, or (ii) 12 months after the date of death, but in no event later than the expiration of the respective terms of the Options and Stock Appreciation Rights.

(3) TERMINATION FOR CAUSE. If the Participant’s Termination Date is for Cause, at the time such notice of termination is given by the Company the Participant’s right to exercise his or her Options and Stock Appreciation Rights shall terminate. If within 60 days of a Participant’s Termination Date the Company discovers circumstances which would have permitted it to terminate the Participant’s employment or service for Cause, such Termination Date shall be deemed to have occurred for reasons of Cause. Any Shares, cash or other property paid or delivered to the Participant under the Plan within 60 days of such Termination Date shall be forfeited and the Participant shall be required to repay such amount to the Company.

(4) OTHER TERMINATION OF EMPLOYMENT OR SERVICE. If the Participant’s Termination Date occurs for reasons other than as described in this Section 12(b), the Participant shall have the right to exercise his or her Options and Stock Appreciation Rights at any time prior to the earlier of (i) the date which is three months after such Termination Date, or (ii) the expiration date of the respective terms of the Options or Stock Appreciation Rights, as applicable, but only to the extent such Option or Stock Appreciation Right, as applicable, was vested prior to such Termination Date. Any Options or Stock Appreciation Rights which are not vested at such Termination Date shall be forfeited on the Termination Date.

If the Participant dies after the Termination Date while his or her Options or Stock Appreciation Rights remain exercisable under this paragraph (4), the duly appointed fiduciary of the Participant’s estate or his or her Beneficiary may exercise the Options or Stock Appreciation Rights (to the extent that such Options or Stock Appreciation Rights were vested and exercisable prior to death), at any time prior to the earlier of (i) 12 months after the date of death, or (ii) the expiration of the respective terms of the Options or Stock Appreciation Rights, as applicable.

2.7	A new Section 12(e) shall be inserted as follows:

(e) RESTRICTED SHARES. Unless otherwise determined by the Committee with respect to an Award of service-based vesting Restricted Shares as provided in the applicable Award

Agreement, and subject to the terms of the Plan, the following provisions shall apply to service-based vesting Restricted Shares on a Participant’s Termination Date.

(1) DEATH. If the Participant’s Termination Date occurs due to the Participant’s death prior to the end of the Retention Period applicable to his Restricted Shares, the Retention Period with respect to those Restricted Shares shall lapse.

(2) DISABILITY; RETIREMENT. If the Participant’s Termination Date occurs by reason of Disability or Retirement the Participant may continue to hold those Restricted Shares for the remainder of the Retention Period.

(3) INVOLUNTARY TERMINATION FOR ECONOMIC REASONS. If the Participant’s Termination Date occurs by reason of Involuntary Termination for Economic Reasons within 24 months of the end of the Retention Period applicable to his Restricted Shares, the Participant may continue to hold those Restricted Shares for the remainder of the Retention Period. If the Participant’s Termination Date occurs by reason of Involuntary Termination for Economic Reasons more than 24 months before the end of the Retention Period applicable to his Restricted Shares those Restricted Shares will be forfeited on the Termination Date. Notwithstanding the foregoing, if the Participant’s Termination Date occurs for a reason that is both described in this Section 12(e)(3) and in Section 13(a), the special vesting rules described in Section 13(a) shall apply in lieu of the vesting rules described in this Section 12(e)(3).

(4) TERMINATION FOR CAUSE. If the Participant’s Termination Date is for Cause, at the time such notice of termination is given by the Company the Participant’s Restricted Shares will be forfeited. If within 60 days of a Participant’s Termination Date the Company discovers circumstances which would have permitted it to terminate the Participant’s employment or service for Cause, such Termination Date shall be deemed to have occurred for reasons of Cause. Any Shares, cash or other property paid or delivered to the Participant under the Plan within 60 days of such Termination Date shall be forfeited and the Participant shall be required to repay such amount to the Company.

(5) OTHER TERMINATION OF EMPLOYMENT OR SERVICE. If the Participant’s Termination Date occurs for reasons other than as described in this Section 12(d), the Participant’s Restricted Shares will be forfeited on the Termination Date unless the Committee determines that the Participant may continue to hold his Restricted Shares for the remainder of the Retention Period applicable to those Restricted Shares.

APPENDIX C

2019 LONG-TERM INCENTIVE PLAN

CONSULTANT AND NON-EMPLOYEE DIRECTOR SUB-PLAN

1	GENERAL

1.1

This Appendix C establishes a sub-plan (the “Consultant and NED Sub-Plan”) to the 2019 Long-Term Incentive Plan (the “Plan”) for awards granted to non-employee directors and consultants. In order to reflect that Awards granted under the Plan are granted under an “employees’ share scheme” as defined under Irish tax law, (a) references to directors and consultants have been removed from the Plan, and (b) this Appendix C establishes a sub-plan for the purpose of granting Awards to Consultants and Non-Employee Directors (as defined below) of Perrigo Company plc and its Affiliates.

1.2	All terms that are not otherwise defined herein shall have the same meaning as set forth in the Plan.

2	Terms of Consultant and NED Sub-Plan

2.1

This Consultant and NED Sub-Plan is hereby established as a sub-plan to the Plan. The provisions of the Plan shall apply in their entirety to awards made under this Consultant and NED Sub-Plan save and except only as set out in Rules 2.2 to 2.6 below.

2.2	Definitions

2.2.1	The following definitions shall be inserted for the purposes of the Consultant and NED Sub-Plan:

“Consultant” means a consultant, adviser or other person retained by the Company to render significant services to the Company.

“Non-Employee Director” means a director of the Company who is not an active employee of the Company.

2.2.2	The following terms as defined in the Plan shall be deleted and replaced with the following for the purposes of the Consultant and NED Sub-Plan:

“Participant” means any person who is a Consultant or Non-Employee Director.

“Retirement” means a Participant’s Termination Date which occurs (i) pursuant to a voluntary early retirement program approved by the Board or the Committee, (ii) after attaining age 65, or (iii) after attaining age 60 with ten or more years of service with the Company. For this purpose, a year of service shall be a completed 12-month period of service beginning on the first day of the Participant’s service with the Company as a Non-Employee Director or Consultant, or an anniversary of such date.

“Termination Date” means the date that a Participant both ceases to be a Non-Employee Director or Consultant and ceases to perform any material services for the Company, including, but not limited to, advisory or consulting services or services as a member of the Board.

2.3	Section 3(a) of the Plan is amended by the addition of the following sentence at the end of that clause:

Decisions of the Committee in respect of the Consultant and NED Sub-Plan shall be final, conclusive and binding upon all persons including the Company, any Participant, and shareholder and any Consultant and Non-Employee Director.

2.4	Section 4(c) of the Plan is amended so that the first sentence reads as follows:

No individual Consultant may be granted Awards in any one calendar year with respect to more than 400,000 Shares, and no individual Non-Employee Director may be granted Awards in any one calendar year with respect to more than 25,000 Shares.

2.5	Section 5 of the Plan is amended by replacing it with the following:

SECTION 5. ELIGIBILITY. Any Non-Employee Director or Consultant shall be eligible to be selected as a Participant. Awards may be granted Non-Employee Directors or Consultants of the Company or Affiliates who are foreign nationals or who are resident or taxable on the Award outside the United States, or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

2.6	Section 6(d) of the Plan is amended by the addition of the following sentence at the end of that clause:

Payment of the option price of any Option granted to a Consultant or Non-Employee Director shall be settled only in accordance with a method that is in compliance with applicable Irish company law.

2.7	Section 16(b) of the Plan is amended by deleting the words “Employee or” and “Employees or” from the first sentence.

2.8	Section 16(g) of the Plan is amended by the addition of the following sentence at the end of that clause:

Withholding taxes applicable to any Awards to a Consultant or Non-Employee Director shall be settled only in accordance with a method that is in compliance with applicable Irish company law.

PROXY PERRIGO COMPANY PLC THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS ON APRIL 26, 2019. The undersigned, revoking any proxy or voting instructions previously given, appoints Ronald L. Winowiecki and Todd W. Kingma, and each of them, as attorneys and proxies with full power of substitution and authorizes them to represent and vote as indicated on the reverse side of this card, with all powers which the undersigned would possess if personally present, all the ordinary shares of Perrigo Company plc beneficially held by the undersigned on February 26, 2019 at the Annual General Meeting of Shareholders to be held on April 26, 2019 or any adjournment thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” each director nominee named in Proposal 1, and “FOR” Proposals 2 through 7. IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Please sign and date this proxy card and return it promptly, together with an Ownership Certificate from the TASE Clearing House member through which your shares are registered, to Perrigo Company plc, P.O. Box 7100, Tel Aviv, Israel 6107002 so your shares may be represented at the Meeting. The proxy card and Ownership Certificate must be received no later than April 22, 2019 to be validly included in the tally of shares voted at the Meeting. The Proxy Materials are available for review at: http://www.viewproxy.com/perrigo/2019

1. Elect Directors to hold office until the 2020 Annual General Meeting of Shareholders: FOR AGAINST ABSTAIN 01 Bradley A. Alford 02 Rolf A. Classon 03 Adriana Karaboutis 2. Ratify the appointment of Ernst & Young FOR AGAINST ABSTAIN LLP as our independent auditor for the period ending December 31, 2019, and authorize the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor: 04 Murray S. Kessler 05 Jeffrey B. Kindler 06 Erica L. Mann 07 Donal O’Connor 08 Geoffrey M. Parker 09 Theodore R. Samuels 10 Jeffrey C. Smith (Except nominee(s) written above.) Advisory vote on the Company’s executive compensation: Renew and restate the Company’s Long-Term Incentive Plan: Approve the creation of distributable reserves by reducing some or all of the Company’s share premium: Renew the Board’s authority to issue shares under Irish law: Renew the Board’s authority to opt-out of statutory pre-emption rights under Irish law Please date and sign below. Dated:, 2019. Signature Name (printed) Title Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. PROXY VOTING INSTRUCTIONS Voting cut-off is April 22, 2019 at 11:59 PM Eastern Daylight Time.

ROXY PERRIGO COMPANY PLCTHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUALGENERAL MEETING OF SHAREHOLDERS ON APRIL 26, 2019. The undersigned, revoking any proxy or voting instructions previously given, appoints Ronald L. Winowiecki and Todd W. Kingma, and each of them, as attorneys and proxies with full power of substitution and authorizes them to represent and vote as indicated on the reverse side of this card, with all powers which the undersigned would possess if personally present, all the ordinary shares of Perrigo Company plc held of record by the undersigned on February 26, 2019 at the Annual General Meeting of Shareholders to be held on April 26, 2019 or any adjournment thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” each director nominee named in Proposal 1, and “FOR” Proposals 2 through 7 If you vote by Internet or telephone, please do not send your proxy by mail. IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held April 26, 2019. The Proxy Materials are available for review at: http://www.viewproxy.com/perrigo/2019

1. Elect Directors to hold office until the 2019 Annual General Meeting of Shareholders: FOR AGAINST ABSTAIN 01 Bradley A. Alford 02 Rolf A. Classon 03 Gary M. Cohen 04 Adriana Karaboutis 05 Jeffrey B. Kindler 06 Donal O’Connor 07 Geoffrey M. Parker 08 Uwe F. Roehrhoff 09 Theodore R. Samuels 10 Jeffrey C. Smith (Except nominee(s) written above.) 2. Ratify the appointment of Ernst & Young FOR AGAINST ABSTAIN LLP as our independent auditor for the period ending December 31, 2018, and authorize the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor: 3. Advisory vote on the Company’s executive compensation: 4. Renew the Board’s authority to issue shares under Irish law: 5. Renew the Board’s authority to opt-out of statutory pre-emption rights under Irish law: 6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This section must be completed for your vote to be counted. Please date and sign below. Dated: , 2018. Signature Name (printed) Title Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or telephone A proxy submitted by a shareholder of record by mail must be received by May 3, 2018 at 10:00 AM Irish Standard Time. For participants in the Company’s 401K Plan, Internet and telephone voting is available through April 30, 2018 at 11:59 PM Eastern Daylight Time. For all other holders, Internet and telephone voting is available through May 2, 2018 at 11:59 PM Eastern Daylight Time. INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/PRGO Have your proxy card available when you access the above -website. Follow the prompts to vote your shares. TELEPHONE MAIL Vote Your Proxy by Phone: Vote Your Proxy by Mail: Call 1 (866) 804-9616 Use any touch-tone telephone to Mark, sign, and date your proxy vote your proxy. Have your proxy card, then detach it, and return card available when you call. it in the postage-paid envelope Follow the voting instructions to provided. vote your shares.